Proof dated as of May 22, 1996

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1996
                                                                       333-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                           ------------------------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------

                               AMERIKING, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           ------------------------

          Delaware                             5812                     36-3970707
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)        Classification Number)       Identification No.)

                                AMERIKING, INC.
                       2215 ENTERPRISE DRIVE, SUITE 1502
                          WESTCHESTER, ILLINOIS 60154
                                (708) 947-2150
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           ------------------------
                               LAWRENCE E. JARO
                                AMERIKING, INC.
                       2215 ENTERPRISE DRIVE, SUITE 1502
                          WESTCHESTER, ILLINOIS 60154
                                (708) 947-2150
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                           ------------------------
                                  COPIES TO:
 James B. Carlson, Esq.                               John T. Gaffney, Esq.
  Mayer, Brown & Platt                               Cravath, Swaine & Moore
     1675 Broadway                                       Worldwide Plaza
New York, New York 10019                                825 Eighth Avenue
    (212) 506-2500                                   New York, New York 10019
                                                         (212) 474-1000
                           ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           ------------------------
                       CALCULATION OF REGISTRATION FEE

===========================================================================================================
   TITLE OF EACH CLASS OF SECURITIES            PROPOSED MAXIMUM AGGREGATE
            TO BE REGISTERED                       OFFERING PRICE(1)(2)         AMOUNT OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------
COMMON STOCK ($.01 PAR VALUE PER SHARE)......          $115,000,000                     $39,655.17
===========================================================================================================

   (1) Includes $15,000,000 of shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters by the Company and certain stockholders of the Company.

   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               AMERIKING, INC.
       CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

             ITEM AND HEADING OF FORM S-1              HEADING OR LOCATION IN PROSPECTUS
         -----------------------------------  --------------------------------------------------
1.       Forepart of the Registration
         Statement and Outside Front Cover
          Page of Prospectus ................ Facing page of Registration Statement; Cross
                                              Reference Sheet; Outside Front Cover Page of
                                              Prospectus

2.       Inside Front and Outside Back Cover  Inside Front and Outside Back Cover Page of
          Pages of Prospectus ............... Prospectus

3.       Summary Information and Risk
          Factors ........................... Prospectus Summary; Risk Factors

4.       Use of Proceeds .................... Prospectus Summary; Use of Proceeds

5.       Determination of Offering Price  ... Outside Front Cover Page of Prospectus; Risk
                                              Factors; Underwriting

6.       Dilution ........................... Dilution

7.       Selling Security Holders ........... Principal and Selling Stockholders

8.       Plan of Distribution ............... Outside and Inside Front Cover Pages of
                                              Prospectus; Underwriting

9.       Description of Securities to be
         Registered ......................... Outside Front Cover Page of Prospectus; Dividend
                                              Policy; Description of Capital Stock; Shares
                                              Eligible for Future Sale
10.      Interest of Named Experts and
          Counsel ........................... Legal Matters; Experts

11.      Information with Respect to the
          Registrant ........................ Outside Front and Outside Back Cover Page of
                                              Prospectus; Prospectus Summary; Risk Factors;
                                              Dividend Policy; Dilution; Capitalization; Pro
                                              Forma Consolidated Financial Statements; Selected
                                              Consolidated Financial Information; Management's
                                              Discussion and Analysis of Financial Condition and
                                              Results of Operations; Business; Management
                                              Principal and Selling Stockholders; Description of
                                              Indebtedness; Certain Transactions; Shares
                                              Eligible for Future Sale; Underwriting; Experts;
                                              Index to Consolidated Financial Statements

12.      Disclosure of Commission Position
          on Indemnification for Securities
          Act Liabilities ................... Not Applicable

                               EXPLANATORY NOTE

   This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent underwritten public offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are labeled "International Prospectus--Alternate Pages." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MAY 22, 1996

PROSPECTUS

                                       SHARES

                               AMERIKING, INC.

                                 COMMON STOCK

   All of the shares of common stock (the "Common Stock") of AmeriKing, Inc. (the "Company") offered hereby are being sold by the Company. Of the
shares of Common Stock offered hereby, a total of     shares are being
offered hereby for sale in the United States and Canada (the "U.S. Offering")
by the U.S. Underwriters (as defined) and a total of     shares are being
offered by the Managers (as defined) in a concurrent international offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings").

   Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will
be between $      and $      per share. See "Underwriting" for information
relating to the factors considered in determining the initial public offering price.

   Application has been made to have the Common Stock quoted on the Nasdaq National Market under the symbol "AKNG."
                                --------------
   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                --------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                                              UNDERWRITING
                                PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                 PUBLIC      COMMISSIONS (1)   COMPANY (2)
- ------------------------------------------------------------------------------
Per Share                     $             $                $
Total (3)                     $100,000,000  $                $
==============================================================================

   (1) For information regarding indemnification of the U.S. Underwriters and the Managers, see "Underwriting."

   (2) Before deducting expenses estimated at $    payable by the Company.

   (3) The Company and certain stockholders of the Company have granted the
       U.S. Underwriters a 30-day option to purchase up to     additional
       shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
       will be $   , $    and $   , respectively. The Company will not receive
       any of the proceeds from the sale of Common Stock by such selling stockholders. See "Underwriting" and "Principal and Selling Stockholders."
                                --------------
   The shares of Common Stock are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on
or about       , 1996, at the offices of Smith Barney Inc., 333 West 34th
Street, New York, New York 10001.

SMITH BARNEY INC.
                           PAINEWEBBER INCORPORATED
                                                       EVEREN SECURITIES, INC.

[  ], 1996

                                    [MAP]

   Burger King(Registered Trademark) is a registered trademark and service mark and Whopper(Registered Trademark) is a registered trademark of Burger King Brands, Inc., a wholly-owned subsidiary of Burger King Corporation. Burger King Corporation is wholly-owned by Grand Metropolitan PLC.

   Neither Burger King Corporation nor any of its subsidiaries or affiliates is in any way participating in or approving the Offerings. All financial and other information contained herein has been prepared by and is the sole responsibility of the Company. For a full discussion of the Burger King Corporation disclaimer, please see "Available Information."

   IN CONNECTION WITH THE OFFERINGS, THE U.S. UNDERWRITERS AND MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ NATIONAL MARKET, IN THE OVER-THE- COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the recapitalization of the Company's capital stock which will occur in connection with the Offerings (the "Recapitalization") and (ii) assumes that the over-allotment option granted by the Company and certain selling stockholders to the U.S. Underwriters is not exercised. References to a fiscal year refer in each case to the year ended December 31, except that references to fiscal 1995 refer to the fiscal year ended January 1, 1996. Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" or "AmeriKing" are to AmeriKing, Inc. and its subsidiaries.

                                 THE COMPANY

   The Company is the leading independent Burger King franchisee in the midwestern United States and management believes the Company is the second largest Burger King franchisee in the United States. The Company was formed in 1994 by a group consisting of former Burger King franchisees, former Burger King Corporation ("BKC") executives and The Jordan Company to take advantage of significant acquisition and related new restaurant development opportunities within the growing Burger King system. Since its inception, the Company has grown primarily through a series of nine acquisitions involving the purchase of 175 Burger King restaurants. Currently, the Company operates 180 Burger King restaurants in the states of Illinois, Virginia, Indiana, Colorado, Texas, Tennessee, Kentucky, Wisconsin, Ohio, North Carolina and Georgia. Restaurant sales for fiscal 1995 were $139.6 million ($237.4 million on a pro forma basis--see "Pro Forma Consolidated Financial Statements").

   The Company's growth strategy consists of two principal components: (i) strategic acquisitions of multi-restaurant Burger King operations in new and existing markets and (ii) development of new Burger King restaurants in markets in which the Company has established a presence. The Company currently intends to acquire 40 Burger King restaurants in the Michigan Acquisition (as described below) and plans to develop 16 new Burger King restaurants in fiscal 1996 (four developed to date) and 34 new Burger King restaurants in fiscal 1997.

   Management believes that there are many attractive acquisition candidates in the $8.4 billion Burger King system because of its significant size and highly fragmented nature. According to information publicly filed by Grand Metropolitan PLC ("GrandMet"), BKC's parent corporation, as of September 30, 1995 the Burger King system included approximately 8,000 restaurants worldwide, of which approximately 91% were operated by approximately 1,500 independent franchisees. In addition, since September 30, 1991, the number of restaurants in the Burger King system has grown by approximately 25%, with a record number of 657 new restaurants added during the year ended September 30, 1995 (of which 32 were developed by BKC and 625 were developed by independent franchisees). Management believes that the five largest franchisees in the Burger King system operate less than 10% of all Burger King restaurants.

   The Company has and will continue to target acquisitions in geographic markets which have potential for substantial new restaurant development. Management believes that the underpenetration of the Burger King system provides the Company with significant new development opportunities. Moreover, management believes that the proven success of the Burger King concept and the relative predictability of development costs and restaurant profitability versus that of newer restaurant concepts substantially reduces the Company's new restaurant development risk. For fiscal 1996, the Company has budgeted approximately $350,000 for the development of each new Burger King restaurant (exclusive of land acquisition and building costs, as the Company leases each of its properties). For the 121 restaurants operated by the Company for all of fiscal 1995, average restaurant sales and average restaurant operating cash flow were approximately $1.1 million and $173,000, respectively.

   The Company's operating strategy is to maximize restaurant level and overall profitability. The Company implements this strategy from a revenue perspective principally by engaging in activities and undertaking investments designed to expand the Company's customer base and to increase sales volume. The Company regularly reviews its restaurant properties for revenue-enhancing opportunities (such as improvements in drive-thru efficiencies and the addition or expansion of children's playground facilities) and when appropriate implements such opportunities.

   In addition, the Company tightly controls its operating costs at both the unit and corporate levels and captures economies of scale throughout its operations. The Company believes that the large number of restaurants that it operates, combined with its sophisticated management information systems, provide the Company with significant advantages over many other quick-service restaurant operators particularly with respect to market consistency and cost control. In addition, the Company believes that its size and management information systems will continue to enhance profitability in the future, providing the Company with significant cost saving opportunities as it acquires and develops restaurants.

   The Company's senior management has extensive experience in the Burger King system as either former executives of BKC or as independent Burger King franchisees. The top five members of the Company's senior management each have over 10 years of experience, and in some cases more than 20 years of experience, within the Burger King system in connection with the operation, acquisition and development of Burger King restaurants. In addition, most of the Company's regional managing directors, district managers and restaurant managers have substantial experience within the Burger King system and/or the quick-service restaurant industry.

                           BURGER KING CORPORATION

   The Company believes that it benefits from its affiliation with BKC as a result of, among other things, the widespread recognition of the Burger King name and products, the size and market penetration of BKC's media budget (which was approximately $200 million for its fiscal year ended September 30, 1995, according to LNA/Arbitron Multi-Media Service), BKC's overall management of the Burger King concept, including new product development, quality assurance and strategic planning, and the continuing growth of the Burger King system.

   BKC, an operating subsidiary of GrandMet, was founded in 1954 and is currently the second largest restaurant franchisor in the world with system-wide restaurant sales of $8.4 billion for its fiscal year ended September 30, 1995. According to GrandMet, the Burger King system accounts for approximately 19% of the domestic hamburger market, as compared to 41% for McDonald's, 12% for Wendy's and 9% for Hardees. According to Technomic Information Services, domestic revenues from hamburger and related sales totaled approximately $37.6 billion in 1995.

                           THE MICHIGAN ACQUISITION

   On May 11, 1996, the Company executed purchase agreements to acquire 40 Burger King restaurants in the Grand Rapids, Michigan area (the "Michigan Acquisition") from a franchisee for an aggregate cash purchase price of $35.6 million. The Company plans to use a portion of the net proceeds from the Offerings to fund the Michigan Acquisition. The Michigan Acquisition is conditioned on, among other things, the consummation of the Offerings, BKC's consent (described below) and standard closing conditions. As part of the Michigan Acquisition, it is expected that the seller will enter into a non-competition agreement and an agreement to assist the Company in developing additional Burger King restaurant sites in the Michigan market. It is anticipated that the key operating personnel of the restaurants acquired in the Michigan Acquisition will be retained. Pursuant to the BKC franchise agreement, acquisitions of Burger King restaurants, including those to be acquired in the Michigan Acquisition, are subject to BKC's consent and right of first refusal. See "Risk Factors--BKC Franchise Agreement Restrictions." On May 20, 1996, the Company submitted to BKC the relevant documentation in order to obtain BKC's consent for the Michigan Acquisition.
                                --------------
   The Company was incorporated in the State of Delaware on August 17, 1994 as NRE Holdings, Inc. Its principal executive offices are located at 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154, and its telephone number is (708) 947-2150.

                                THE OFFERINGS

COMMON STOCK OFFERED:
  U.S. Offering .................... shares
  International Offering ........... shares
                                     ------
    Total .......................... shares

Common Stock to be outstanding
 after the Offerings ............... shares(1)

Use of proceeds .................... To fund the Michigan Acquisition and reduce outstanding indebtedness. See
                                     "Use of Proceeds."
Proposed Nasdaq National Market
 Symbol ............................ AKNG

- ------------
(1)   Excludes: an aggregate of    shares of Common Stock reserved for
      issuance under the Company's 1996 Stock Option Plan (the "Stock Option Plan") and 195.32 shares of Common Stock issuable upon exercise of options and warrants outstanding as of April 1, 1996. See "Management--Stock Option Plan" and "Description of Capital Stock."

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth certain historical financial and operating data for the Company and restaurants formerly owned and operated by BKC (the "BKC Restaurants") and entities controlled by certain members of the Company's current management (the "Management Restaurants") (collectively the "Initial Acquisitions") and certain pro forma financial and operating data for the Company as of the dates and for the periods indicated. Prior to their acquisition by the Company on September 2, 1994, the BKC Restaurants and the Management Restaurants were not under common control or management. In addition, restaurant contribution for the BKC Restaurants and the Management Restaurants, which reflects restaurant sales net of restaurant operating expenses, does not reflect all costs of operating the BKC Restaurants and Management Restaurants. Accordingly, restaurant sales, restaurant operating expenses and restaurant contribution may not be comparable to or indicative of post-acquisition results. The following information should be read in conjunction with the "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Statements," the Consolidated Financial Statements of the Company and the notes thereto and the Historical Schedules of Restaurant Contribution for the Initial Acquisitions and the notes thereto included elsewhere in this Prospectus.

                                                THE INITIAL
                                             ACQUISITIONS(1)(2)        THE COMPANY
                                        --------------------------  ---------------

                                                     JAN. 1, 1994     SEPT. 2, 1994
                                          FISCAL     THROUGH SEPT.    THROUGH DEC.
                                           1993         1, 1994        31, 1994(3)
                                        ---------  ---------------  ---------------
                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Restaurant sales ....................   $82,895       $56,720          $33,931
  Restaurant operating expenses .......    76,297        53,351           29,876
                                        ---------
  Restaurant contribution .............   $ 6,598       $ 3,369          $ 4,055
                                        =========  ===============
  General and administrative expenses .                                    1,374
  Other (income) expense ..............                                    2,249
                                                                    ---------------
  Provision for income taxes ..........                                      191
                                                                    ---------------
  Net income ..........................                                  $   241
                                                                    ===============
SELECTED OPERATING DATA:
  Restaurants open at end of period ...        82            82              121
  Average sales per restaurant(6) .....   $ 1,011
  Average restaurant operating cash
   flow(6)(7) .........................   $   106
  Average restaurant operating cash
  flow  margin(6) .....................      10.5%
SUPPLEMENTAL DATA: (8)(9)
 Restaurant sales:
  BKC Restaurants .....................   $70,667       $47,762
  Management Restaurants:
   Jaro restaurants ...................    10,115         7,400
   Osborn restaurants .................     2,113         1,558
                                        ---------  ---------------
    Total for Initial Acquisitions  ...   $82,895       $56,720
                                        =========  ===============
 Restaurant Operating Expenses:
  BKC Restaurants .....................   $65,263       $45,257
  Management Restaurants:
   Jaro restaurants ...................     9,166         6,718
   Osborn restaurants .................     1,868         1,376
                                        ---------  ---------------
    Total for Initial Acquisitions  ...   $76,297       $53,351
                                        =========  ===============
 Restaurant Contribution:
  BKC Restaurants .....................   $ 5,404       $ 2,505
  Management Restaurants:
   Jaro restaurants ...................       949           682
   Osborn restaurants .................       245           182
                                        ---------  ---------------
    Total for Initial Acquisitions  ...   $ 6,598       $ 3,369
                                        =========  ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                           FIRST QUARTER ENDED
                                                                  -----------------------------------
                                               FISCAL 1995                          APRIL 1, 1996
                                        ------------------------  -----------  ----------------------
                                                      PRO FORMA,                           PRO FORMA,
                                                          AS        MARCH 31,                  AS
                                           ACTUAL    ADJUSTED(4)      1995       ACTUAL   ADJUSTED(4)
                                        ----------  ------------  -----------  --------  ------------




INCOME STATEMENT DATA:
  Restaurant sales ....................   $139,572     $237,389        --          --          --
  Restaurant operating expenses .......    123,181      210,289        --          --          --
                                        ----------  ------------  -----------  --------  ------------
  Restaurant contribution .............     16,391       27,100        --          --          --
  General and administrative expenses .      5,904        7,404        --          --          --
  Other (income) expense ..............      8,760        7,972
  Provision for income taxes ..........        825        4,924        --          --          --
                                        ----------  ------------  -----------  --------  ------------
  Net income ..........................   $    902     $  6,800(5)
                                        ==========  ============  ===========  ========  ============
SELECTED OPERATING DATA:
  Restaurants open at end of period ...        140          213
  Average sales per restaurant(6) .....   $  1,125     $  1,147
  Average restaurant operating cash
   flow(6)(7) .........................   $    173     $    175
  Average restaurant operating cash
  flow  margin(6) .....................       15.4%        15.3%
SUPPLEMENTAL DATA: (8)(9)
 Restaurant sales:
  BKC Restaurants .....................
  Management Restaurants:
   Jaro restaurants ...................
   Osborn restaurants .................
    Total for Initial Acquisitions  ...
 Restaurant Operating Expenses:
  BKC Restaurants .....................
  Management Restaurants:
   Jaro restaurants ...................
   Osborn restaurants .................
    Total for Initial Acquisitions  ...
 Restaurant Contribution:
  BKC Restaurants .....................
  Management Restaurants:
   Jaro restaurants ...................
   Osborn restaurants .................
    Total for Initial Acquisitions  ...

                                                  AS OF FISCAL 1995 YEAR END          AS OF APRIL 1, 1996
                                                ------------------------------      -----------------------
                                                                   PRO FORMA,                   PRO FORMA,
                                                                       AS                           AS
                                                   ACTUAL         ADJUSTED(10)        ACTUAL   ADJUSTED(10)
                                                -----------      -------------      --------  -------------
BALANCE SHEET DATA:
  Working capital
  (deficiency) ..............                     $(13,202)         $ (5,288)
  Total assets ..............                      107,236           183,410
  Long term debt and
   capitalized leases .......                       79,270            85,004
  Total stockholders' equity                         8,743            88,909

- ------------
   (1) Reflects the combined historical financial results of the 68 BKC Restaurants and the 14 Management Restaurants acquired by the Company on September 2, 1994 for the indicated period during which the restaurants were owned and operated by BKC and management-controlled entities. The results of the Initial Acquisitions for fiscal 1993 and the period from January 1, 1994 through September 1, 1994 may not be reflective of the ongoing operations of the Company under its current ownership structure.

   (2) Due to the inability of the Company to determine certain expenses for the Initial Acquisitions on a meaningful and consistent basis, net income is not comparable and is not presented for the Initial Acquisitions.

   (3) Reflects the historical results of the Company, including the Initial Acquisitions subsequent to their acquisition by the Company on September 2, 1994. Also includes limited expenses of the Company during the period August 17, 1994 (date of incorporation) to September 2, 1994, during which period the Company had no operations.

   (4) Pro forma, as adjusted, to reflect (i) the 1995 Acquisitions (in the case of fiscal 1995), (ii) the 1996 Acquisitions, (iii) the Michigan Acquisition and (iv) the Offerings, including the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." See "Pro Forma Consolidated Financial Statements."

   (5) The pro forma income statement does not give effect to an extraordinary pre-tax charge of approximately $5,497 (approximately $3,243 on an after-tax basis), which the Company expects to record immediately following the closing of the Offerings, consisting of (i) an approximate $2,047 (approximately $1,208 on an after-tax basis) write-off of deferred financing costs relating to the prepayment of the Subordinated Debt (as hereinafter defined) and (ii) an approximate $3,450 (approximately $2,035 on an after-tax basis) prepayment premium incurred in connection with the prepayment of the Subordinated Debt.

   (6) Reflects the results of only those restaurants operating for the entire period.

   (7) Restaurant operating cash flow includes restaurant sales less restaurant operating expenses other than depreciation and amortization. Restaurant operating cash flow should not be considered by a prospective investor as an alternative to net income as a better measure of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

   (8) Sets forth for the Initial Acquisitions the components constituting aggregate restaurant sales, restaurant operating expenses and restaurant contribution for the indicated periods. See the Historical Schedules of Restaurant Contribution with respect to the Initial Acquisitions and the notes thereto.

   (9) Jaro restaurants consist of the 11 Management Restaurants acquired from entities owned or controlled by Lawrence Jaro, the Company's current Chief Executive Officer and Chairman of the Company's Board of Directors. Osborn restaurants consist of the three Management Restaurants acquired from entities owned or controlled by William Osborn, the current Vice-Chairman of the Company's Board of Directors.

   (10)Pro forma, as adjusted, to give effect to (i) the 1996 Acquisitions (in the case of fiscal 1995), (ii) the Michigan Acquisition and (iii) the Offerings and the application of the estimated net proceeds therefrom, as if all such transactions had occurred at the end of the period. See "Use of Proceeds," "Capitalization" and "Pro Forma Consolidated Financial Statements."

                                 RISK FACTORS

   Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before purchasing any shares of Common Stock.

BKC FRANCHISE AGREEMENT RESTRICTIONS

   The Company operates Burger King restaurants through its wholly owned subsidiaries, each of which is party to a BKC franchise agreement. In addition to the contractual restrictions imposed on the Company's subsidiaries in the BKC franchise agreements, the Company and its subsidiaries are also subject to certain restrictions imposed by current BKC policies and procedures. These restrictions may have the effect of limiting the Company's ability to pursue its business plan.

   For example, part of the Company's business strategy is to expand its operations through both the acquisition and development of Burger King restaurants. Pursuant to current BKC policies and procedures applicable to the Company, BKC's approval is required for the acquisition of Burger King restaurants by the Company from other Burger King franchisees and the development of new Burger King restaurants by the Company. Pursuant to the BKC franchise agreements, BKC's approval is required for the renewal of existing franchise agreements. BKC's consent to such renewals, acquisitions or development may be withheld in BKC's sole discretion. Within five years of April 1, 1996, 26 of the Company's current 180 franchise agreements with BKC, which generated $26.9 million in total restaurant sales in fiscal 1995, are scheduled to expire. BKC may also condition its consent to any such renewal, acquisition or development on the Company's agreement to take certain actions, such as making capital expenditures on acquired restaurants, providing information to BKC's management information systems, disposing of certain acquired restaurants and maintaining specified financial ratios. For example, in connection with one of the Company's acquisitions in 1995, the Company renewed its commitment to sell up to 10 specified Burger King restaurants in the Chicago market to a BKC designee on or prior to July 19, 1996. In the event the transaction is not consummated by that date, BKC has the right to designate an alternative purchaser until such transaction is completed. The Company believes that the sale of the 10 specified Burger King restaurants will not have a material adverse effect on the Company's financial condition or results of operations. In addition, BKC franchise agreements provide BKC with a right of first refusal to purchase all Burger King restaurants which franchisees wish to sell, including those restaurants which are expected to be sold to the Company in the Michigan Acquisition. Accordingly, no assurances can be made that BKC will (i) grant franchise extensions to the Company with respect to the Company's existing Burger King restaurants, (ii) consent to the Company's development of additional Burger King restaurants, in each case without requiring the Company to incur substantial costs or undertake certain other actions, if at all, or (iii) not exercise its right of first refusal with respect to the sale of Burger King restaurants that the Company seeks to acquire.

   Current BKC policies and procedures also require the Company and each of its subsidiaries which is a franchisee to seek BKC consent prior to making certain changes to their capital structure and modifications to their corporate governance documents, including changing the (i) description of the Company or the relevant subsidiary franchisee's purpose or authorized activities; (ii) designation of, or the procedures for designating, the managing owner (the individual primarily in charge of implementing BKC policies and procedures) or (iii) authority granted to the managing owner. Current BKC policies and procedures also place certain restrictions on the management structure of Burger King franchisees. For example, in the event Messrs. Jaro or Osborn, who have been designated as managing owners under the franchise agreements, were to terminate their relationships with the Company, the Company would be required to seek BKC's approval to appoint a new managing owner, who would, absent the consent of BKC, be approved by BKC and be required to have a currently exercisable 5% voting interest in the Company and to personally guaranty the Company's obligations to BKC. Absent BKC's waiver of the 5% equity ownership and guarantee requirements, there can be no assurance that the Company will be able to obtain successor managing owners, which would cause the Company's subsidiaries to be in default of their franchise agreements with BKC. Furthermore, pursuant to the terms of the BKC Franchise Agreements, Messrs. Jaro, Osborn and Hubert, who are named as owners under the franchisee agreements, may not sell, encumber or otherwise transfer any portion of their equity interests in the Company without first obtaining the consent of BKC. Should the Company, the managing owner, or owners fail to comply, as applicable, with current BKC policies and procedures or any provision of BKC's franchise agreements, BKC could, among other remedies, terminate its franchise agreements with the Company's subsidiaries. In addition, BKC has the right to terminate its franchise agreements with a franchisee if (i) the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or (ii) the franchisee or the managing owner or managing director engages in conduct that reflects unfavorably on the franchisee or a Burger King system generally. Although not required under its franchise agreements with BKC, the Company may also, as a practical matter, be required to adopt price discount programs instituted by BKC which could have a material adverse effect on the Company's financial condition and results of operations.

   Pursuant to the BKC franchise agreements, transfers or issuances by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, require the consent of BKC. If BKC were to object to any issuance or transfer by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, BKC could declare an event of default under its franchise agreements which would have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company's financial flexibility and ability to issue equity securities in connection with acquiring future Burger King restaurants could be limited by BKC. Any such limitation would affect the Company's growth strategy and could have a material adverse effect on the Company's financial condition and results of operations.

   In connection with the Offerings, the Company will be required to enter into an agreement with BKC pursuant to which the Company will (i) indemnify BKC for any claims against BKC arising out of the Offerings and (ii) agree not to enter into any line of business which represents a competing quick-service hamburger concept. See "Business--Franchise Agreements," "Description of Capital Stock--Anti-Takeover Effects of Delaware Law and the BKC Franchise Agreements" and "Certain Transactions."

DEPENDENCE UPON BURGER KING CORPORATION

   The Company's financial performance is directly related to the success of the Burger King restaurant system, including the management and financial condition of BKC as well as restaurants operated by other Burger King franchisees. The inability of Burger King restaurants to compete effectively with other quick-service restaurants would have a material adverse effect on the Company's operations. The success of Burger King restaurants depends in part on the effectiveness of BKC's marketing efforts, new product development programs, quality assurance and other operational systems over which the Company has no control. For example, adverse publicity involving BKC or one or more Burger King franchisees could have an adverse effect on all Burger King franchisees, including the Company. See "Business--Burger King Corporation" and "--Competition."

RISKS OF EXPANSION AND DEVELOPMENT

   The Company intends to expand rapidly in the future through the acquisition and development of Burger King restaurants. This expansion could significantly increase the number of restaurants operated by the Company. The Company currently intends to acquire an additional 40 Burger King restaurants in the Michigan Acquisition and to develop 16 new Burger King restaurants in fiscal 1996 (four developed to date) and 34 new Burger King restaurants in fiscal 1997. To date, the Company has had limited experience in the development of Burger King restaurants and BKC exercises sole and absolute discretion with respect to any development by its franchisees. The Company's ability to achieve its expansion goals will depend on a number of factors, including (i) the availability of existing franchises for sale and suitable sites for new restaurant development, (ii) the availability of funds for expansion, (iii) the consent of BKC, (iv) BKC not exercising its right of first refusal on the sale of any franchise, (v) the hiring, training and retention of skilled management and other restaurant personnel and (vi) the ability to obtain the necessary governmental permits and approvals. No assurances can be made that the Company's expansion plans will be achieved, that a new restaurant will be operated profitably, that new restaurants (particularly acquired restaurants) will be smoothly integrated into the Company's operations, or that such expansion will not cannibalize sales at existing Company restaurants located near newly opened restaurants. A substantial portion of the Company's capital resources will be used for acquisitions and development of Burger King restaurants. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available or, if available, may not be on terms that are acceptable to the Company. In addition, the Credit Agreement contains, and the New Credit Facility (described below) is likely to contain, restrictions on, among other things, new acquisitions, capital expenditures and the incurrence of additional indebtedness. Moreover, BKC may require that, as a condition to approving a proposed restaurant acquisition or development opportunity, the Company limit the amount of its proposed or future debt financing. The failure to continue its expansion by acquisition or development of restaurant sites could have a material adverse effect on the Company's performance.

LIMITED OPERATING HISTORY

   The Company was formed on August 17, 1994 and has a limited operating history. The board of directors of the Company (the "Board of Directors") and executive officers have overall responsibility for the management of the Company. Although certain of the Company's executive officers and directors have extensive experience in the acquisition, development and financing of Burger King restaurants, and certain of the Company's directors have extensive experience in the operation of Burger King restaurants, prior to the commencement of the Company's operations, no executive officer of the Company had significant experience in operating a business of the size and geographic diversity of the Company.

HIGH LEVERAGE AND RELATED FINANCIAL AND OPERATING RESTRICTIONS

   In connection with its acquisition of Burger King restaurants, the Company incurred substantial indebtedness resulting in a highly leveraged capital structure. The Company and National Restaurant Enterprises, Inc. ("Enterprises"), the Company's principal operating subsidiary and parent corporation to the Company's other subsidiaries are parties to a Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement"). At April 1, 1996, the Company had $127.9 million of long-term debt outstanding, of which $89.0 million was outstanding under the Credit Agreement. The Company is currently negotiating with a number of financial institutions to obtain a new credit agreement (the "New Credit Facility") which would replace the Credit Agreement and increase the Company's borrowing capability by $50 million. A portion of the net proceeds of the Offerings, together with borrowings under the New Credit Facility, will be used to repay in full amounts outstanding under the Credit Agreement and other outstanding Company indebtedness. See "Use of Proceeds." On a pro forma basis giving effect to (i) the Michigan Acquisition, (ii) the borrowing of $79.9 million under the New Credit Facility and (iii) the Offerings and the application of the net proceeds thereof, the Company would have had $86.4 million of long-term debt outstanding at April 1, 1996. See "Capitalization." The Company anticipates that it may require additional debt financing for future acquisition and development activities resulting in a more leveraged capital structure.

   To date, a substantial portion of the Company's cash flow has been devoted to debt service. The ability of the Company to make payments of principal and interest on outstanding indebtedness will be largely dependent upon its future performance. Failure to generate sufficient cash flow from operations will limit the Company's ability to expand through additional restaurant acquisitions and development and could limit the Company's ability to obtain additional financing. In addition, under the terms of the Credit Agreement and the likely terms of the New Credit Facility, the Company is required or will be required to meet certain financial covenants on a regular basis, including minimum cash flow, debt service and interest coverage ratios, and is restricted in its ability to incur additional indebtedness, create additional liens, invest further in certain of its subsidiaries, engage in business activities other than the ownership and operation of Burger King restaurants, dispose of certain of its assets or make capital expenditures beyond a specified amount without obtaining the prior approval of the lenders (the "Lenders"). If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments under the Credit Agreement or the New Credit Facility, or if the Company fails to comply with the various other covenants or restrictions contained in the Credit Agreement or the New Credit Facility, the Lenders would be able to accelerate the maturity of all amounts borrowed under the Credit Agreement or the New Credit Facility to be due and payable, together with accrued and unpaid interest, if any. If the Company is unable to repay its indebtedness to the Lenders, the Lenders could foreclose on substantially all of the tangible operating assets of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--Credit Agreement."

REGIONAL CONCENTRATION OF OPERATIONS

   A substantial majority of the Company's Burger King restaurants are located in the midwestern United States. Of the Company's 220 Burger King restaurants (including the 40 restaurants to be acquired in the Michigan Acquisition), 113 or 51.4% are located in the Chicago, Illinois area, thereby exposing the Company to adverse developments in the Chicago region's economy, weather conditions, and demographic and population changes. While the Company intends to expand into other regions of the United States, no assurances can be made that the current geographic concentration of the Company's business will not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Restaurant Locations."

COMPETITION

   The quick-service restaurant industry is intensely competitive with respect to price, product quality, variety and taste, speed of service, convenience of location and restaurant cleanliness and upkeep. In each of its markets, the Company's Burger King restaurants compete with large national quick-service chains, some of which have greater financial and other resources than the Company. In particular, McDonald's, Wendy's and Hardees are the Company's principal competitors. The Company's Burger King restaurants also compete against locally-owned restaurants offering low-priced menus and quick-service. To a lesser degree, the Company also competes against quick-service chains offering alternative menus such as Taco Bell, Pizza Hut and Kentucky Fried Chicken as well as convenience stores and grocery stores that offer menu items comparable to that of Burger King restaurants. To the extent that a competitor of the Company offers items which are better priced, more appealing to consumer tastes or if such competitor increases the number of restaurants it operates in one of the Company's targeted markets, this could have a material adverse effect on the Company's financial condition and results of operations. See "Business-- Competition."

   In addition, the Company faces competition in its expansion plans. The Company's potential competitors in acquiring and developing Burger King restaurants include BKC, which (i) has exercised its right of first refusal with respect to previously proposed restaurant sales, (ii) controls the areas in which new Burger King restaurant sites can be developed and (iii) may impose, as a condition to its consent to any proposed acquisition or development opportunity, conditions, limitations or other restrictions on the Company and its activities. BKC has substantially greater financial resources than the Company to fund acquisitions and restaurant development. There can be no assurance that BKC will not (i) exercise its right of first refusal with respect to future restaurant acquisitions by the Company, (ii) limit the areas in which the Company may develop restaurants or (iii) impose significant or unacceptable conditions, limitations or other restrictions on the Company and its activities. Other potential competitors in acquiring and developing Burger King restaurants include other investors and existing Burger King franchisees. The Company also competes with other quick-service restaurant operators and developers for the most desirable site locations. Many of the Company's competitors may have greater financial resources than the Company to finance acquisition and development opportunities or may be willing to pay higher prices for the same opportunities. See "Business--Competition."

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

DEPENDENCE UPON SENIOR MANAGEMENT

   The Company is dependent on the personal efforts, relationships and abilities of its senior management team. The loss of services of any of these individuals would have a material adverse effect on the future performance of the Company. In addition, pursuant to the terms of BKC's franchise agreements, the Company must receive BKC's consent prior to replacing its managing owners (Messrs. Jaro and Osborn). In addition, Messrs. Jaro, Osborn and Hubert are personally liable to BKC for the Company's obligations under each of its franchise agreements and leases with BKC as the lessor. To the extent BKC requires the Company's senior management to continue to guarantee such obligations, it may be more difficult for the Company to retain such executives or replace these executives in the future with other qualified individuals. The Company believes that its success is dependent on its ability to attract and retain additional qualified employees, and the failure to recruit such other skilled personnel could have a material adverse effect on the Company's financial condition and results of operations. See "Business-- Employees," "--Franchise Agreements" and "Management--Employment Agreements."

CONTROL BY PRINCIPAL AND SELLING STOCKHOLDERS

   The Company's executive officers and directors (and their respective affiliates, including The Jordan Company) will beneficially own an aggregate
of      % of the Company's outstanding shares of Common Stock after the
Offerings (   % if the Underwriter's over-allotment option is exercised in full). Such stockholders, if voting together, will have sufficient voting power to elect the entire Board of Directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as (i) any amendment to the amended and restated certificate of incorporation of the Company (the "Certificate of Incorporation"), (ii) any merger, consolidation, sale of all or substantially all of the assets of the Company, and (iii) any "going private" transaction, and prevent or cause a change of control of the Company, all of which may adversely affect the Company and its stockholders. See "Principal and Selling Stockholders."

GOVERNMENT REGULATION

   The restaurant business is subject to extensive laws and regulations relating to the development and operation of restaurants, including zoning, the preparation and sale of food and employer/employee relationships. Any substantial increases in the minimum wage (including those currently under consideration in Congress) or mandatory health care coverage could adversely affect the Company's financial condition and results of operations. Violations of zoning or building codes or regulations could delay new restaurant openings or the acquisition of existing restaurants. See "Business--Government Regulation."

FACTORS AFFECTING OPERATIONS

   A number of factors beyond the control of the Company may affect sales and profitability of the Company, including, among other things, the strength of regional economies where the Company operates, weather, gas prices and public health concerns regarding certain foods served at quick-service restaurants. Severe weather conditions in some of the Company's principal markets, such as Chicago, Illinois, may have a negative impact on customer traffic, sales and restaurant contribution. An economic downturn in any of the Company's regional markets may also have a similar effect.

ANTI-TAKEOVER PROVISIONS

   Certain provisions of the Certificate of Incorporation, the Company's amended and restated bylaws (the "Bylaws"), the General Corporation Law of the State of Delaware ("Delaware Corporation Law") the BKC franchise agreements and BKC policies and procedures may delay, discourage or prevent a change in control of the Company. Such provisions may also discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's stockholders to fix the rights, privileges and preferences of and to issue shares of the Company's preferred stock, $.01 par value per share (the "Preferred Stock"), which may have the effect of delaying, deterring or preventing a change in control of the Company. The Company's Bylaws also impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See "Business--Franchise Agreements," "Description of Capital Stock--Certificate of Incorporation and Bylaws" and "--Anti-Takeover Effects of Delaware Corporation Law and the BKC Franchise Agreements."

LACK OF PRIOR PUBLIC MARKET FOR COMMON STOCK

   Prior to the Offerings, there has been no public market for the Common Stock. The Company has applied for listing on the Nasdaq National Market under the trading symbol "AKNG." There can be no assurance, however, that an active public market will develop for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives (as hereinafter defined) of the U.S. Underwriters and the Managers, and may not be indicative of the market price of the Common Stock after the completion of the Offerings.

   The market price of the Common Stock after the completion of the Offerings could be subject to significant fluctuations in response to variations in the Company's quarterly operating results and other factors. In addition, the stock market in recent years has experienced broad price and volume fluctuations which often have been unrelated to the operating performance of companies. These broad fluctuations may also adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

   After the completion of the Offerings,   shares of Common Stock will be
outstanding. Of such shares, only the   shares sold pursuant to the Offerings
will be tradeable without restriction by persons other than "affiliates" of
the Company. The remaining   shares of Common Stock outstanding after the
Offerings will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

   The Company, the directors and executive officers of the Company, and each holder of capital stock of the Company immediately prior to the Offerings (including holders of options and warrants exercisable into shares of Common Stock) have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible, exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, subject to certain
exceptions. Upon expiration of the 180-day period,   shares of Common Stock
will be eligible for immediate resale without restriction under the Securities Act, subject to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act. The Company intends to file a Registration Statement on Form S-8 immediately following the Offerings to
register under the Securities Act an aggregate of   shares of Common Stock
covered by the Stock Option Plan. See "Management--Stock Option Plan." In addition, all stockholders of the Company prior to the Offerings are entitled to incidental registration rights with respect to 1,123.62 shares of Common Stock and certain stockholders of the Company are entitled to demand registration rights with respect to 461.07 shares of Common Stock. After the expiration of the 180-day period, such holders may choose to exercise such rights, which could result in a large number of shares being sold in the public market and could have an adverse effect on the market price for the Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

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

SUBSTANTIAL DILUTION

   Based on an initial public offering price of $     (the midpoint of the
price range set forth on the cover of this Prospectus), purchasers of the Common Stock offered hereby will experience substantial dilution in the net tangible book value per share of Common Stock of $ . In addition, as of the date of this Prospectus, the Company had granted warrants and options to purchase an aggregate of 195.32 shares of Common Stock, of which warrants and options to purchase 189.70 shares of Common Stock are immediately exercisable. If such warrants and options are exercised in full, purchasers of the Common Stock offered hereby would experience dilution in the net
tangible book value per share of Common Stock of $    . See "Dilution."

ABSENCE OF DIVIDENDS

   The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's existing and future loan and financing documents will likely restrict the Company's ability to pay dividends. See "Dividend Policy" and "Description of Certain Indebtedness."

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

                               USE OF PROCEEDS

   The net proceeds to the Company from the Offerings are estimated to be approximately $91.5 million (approximately $ million if the U.S. Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and expenses of the Offerings payable by the Company of $8.5 million. The net proceeds from the Offerings, combined with borrowings under the New Credit Facility, will be used (i) to finance the Michigan Acquisition, (ii) to repay borrowings under the Credit Agreement,
(iii) to repay the Senior Subordinated Notes (including a prepayment penalty), the Subordinated Notes, the BBI Note and the Seller Notes (each as hereinafter defined and collectively referred to herein as the "Subordinated Debt") and (iv) to redeem all of the shares of the various classes of the Company's preferred stock issued and outstanding prior to the Recapitalization (collectively, the "Original Preferred Stock"). Affiliates of the Company will receive a portion of the proceeds from the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Business," "Certain Transactions," "Description of Certain Indebtedness," "Description of Capital Stock--The Recapitalization" and "Summary--The Michigan Acquisition."

   The following table sets forth an estimated breakdown of the sources and uses of funds, assuming a closing had taken place on April 1, 1996.

                                                    (IN THOUSANDS)
SOURCES OF FUNDS:
  Offerings (net proceeds) .......................     $ 91,500
  Borrowings under New Credit Facility ...........       79,913
                                                   --------------
    Total Sources ................................     $171,413
                                                   ==============

USES OF FUNDS:
  Finance Michigan Acquisition ...................     $ 36,240(1)
  Repay Credit Agreement Borrowings ..............       89,000(2)
  Prepay Subordinated Debt (including a
  prepayment penalty of $3,450) ..................       34,450(3)
  Redeem Original Preferred Stock ................        8,184
  Fees and Expenses ..............................        2,034
  Accrued Interest (at April 1, 1996) ............        1,505
                                                   --------------
    Total Uses ...................................     $171,413
                                                   ==============

(1) Reflects a $35,600 purchase price plus a $640 working capital adjustment. See "Business--Business Strategy--Growth by Acquisition" and the Pro Forma Consolidated Financial Statements and the notes thereto included in this Prospectus.

(2) Credit Agreement borrowings consist of (i) two term loans, $45,000 principal amount of term loans ("Term Loan A") which mature on January 31, 2002, and $40,000 principal amount of term loans ("Term Loan B") which mature on January 31, 2004, and (ii) $4,000 principal amount of revolving credit loans which mature on January 31, 2002. As of April 1, 1996, the weighted average interest rate with respect to all Credit Agreement borrowings was 8.36%. See "Description of Certain Indebtedness."

(3) Subordinated Debt consists of: (i) $15,000 principal amount of Senior Subordinated Notes bearing interest at a rate of 12.5% per annum with a scheduled maturity of January 31, 2005; (ii) $11,000 principal amount of Subordinated Notes bearing interest at a rate of 12.75% per annum with a scheduled maturity of August 31, 2005; (iii) a $3,450 prepayment premium to be paid in connection with the repayment of the Senior Subordinated Notes; (iv) a $600 principal amount BBI Note bearing interest at a rate of 6% per annum with a scheduled maturity of March 31, 2005; and (v) $4,400 principal amount of Seller Notes bearing interest at a rate of 12.75% per annum with a scheduled maturity of August 31, 2005. See "Description of Certain Indebtedness".

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

                               DIVIDEND POLICY

   The Company has never declared or paid any dividends on its capital stock. Enterprises has paid dividends to the Company from time to time in order to permit the Company to pay interest on the Subordinated Notes, which the Company intends to repay in full with the net proceeds of the Offerings. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future and intends to retain all available funds for use in the operation and development of its business. The Board of Directors intends to review the Company's dividend policy from time to time. Any payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent on the earnings and financial requirements of the Company and other factors, including the restrictions imposed by the Delaware Corporation Law on the payment of dividends, covenants restricting the payment of dividends in existing and future loan and financing documents, and such other factors as the Board of Directors deems relevant.

                                   DILUTION

   As of April 1, 1996, the net tangible book value of the Company was $
million or $   per share. Net tangible book value per share is defined as the total book value of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. After giving
effect to: (i) the sale of      shares of Common Stock offered hereby at an
assumed initial public offering price of $    per share (the midpoint of the
price range set forth on the cover of this Prospectus and after deducting estimated underwriting discounts and expenses of the Offerings); and (ii) the Recapitalization, the pro forma net tangible book value of the Company as of
April 1, 1996 would have been $     million or $    per share, representing
an immediate increase in net tangible book value of $   per share to the
existing stockholders and an immediate dilution to new stockholders of $ per share. The following table illustrates the dilution per share to new stockholders:

                                                                               PER SHARE
                                                                             -------------
Initial public offering price ..................................             $
 Deficit in net tangible book value ............................ $
 Net increase in net tangible book value attributable to the
  Offerings ....................................................
                                                                 ----------
Pro forma net tangible book value after the Offerings  .........
                                                                             -------------
Dilution to new investors ......................................             =============


   The following table summarizes, on a pro forma basis as of April 1, 1996, the difference between (i) the number of shares of Common Stock which the existing stockholders acquired since the Company's inception or which they have a right to acquire within 60 days after the date of this Prospectus;
(ii) the number of shares of Common Stock purchased from the Company by new investors in the Offerings; (iii) the total cash consideration paid by existing stockholders and the new investors; and (iv) the average purchase price per share paid by existing stockholders and the new investors (before deducting the underwriting discounts and commissions and expenses of the Offerings):

                                                                                  AVERAGE PRICE
                                   SHARES PURCHASED        TOTAL CONSIDERATION      PER SHARE
                               -----------------------  -----------------------  -------------
                                  NUMBER      PERCENT      AMOUNT      PERCENT
                               ----------  -----------  ----------  -----------
Existing stockholders (1)  ...                     %                        %     $
New stockholders .............
                               ----------  -----------  ----------  -----------
    Total ....................                     %                        %            %
                               ==========  ===========  ==========  ===========

- ------------

(1)    Does not include   shares of Common Stock reserved for issuance under
       the Company's Stock Option Plan and 195.32 shares of Common Stock issuable upon the exercise of options and warrants outstanding as of April 1, 1996. See "Management--Stock Option Plan."

                                CAPITALIZATION

   The following table sets forth as of January 1, 1996, (i) the historical consolidated capitalization of the Company and (ii) the pro forma consolidated capitalization after giving effect to the 1996 Acquisitions, the Michigan Acquisition and the Offerings and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                             JANUARY 1, 1996
                                                       --------------------------
                                                                    PRO FORMA, AS
                                                        ACTUAL(1)    ADJUSTED(2)
                                                       ---------  ---------------
                                                          (DOLLARS IN THOUSANDS)
Current portion of long-term debt and capital leases     $10,840      $  1,647
                                                       =========  ===============
Long-term debt--less current portion:
  Borrowings under the Credit Agreement ..............   $61,350            --
  Borrowings under New Credit Facility ...............        --      $ 76,981
  Subordinated Debt ..................................    16,000            --
  Other long-term debt ...............................     1,744         7,847
                                                       ---------  ---------------
    Total long-term debt--less current portion  ......    79,094        84,828
                                                       ---------  ---------------

Other long-term liabilities ..........................       176           176
Total long-term debt .................................    79,270        85,004
                                                       ---------  ---------------

Stockholders' equity:
  Preferred Stock(3) .................................        --            --
  Common Stock(4) ....................................        --        91,500
  Non-Voting Common Stock ............................        --            --
  Additional paid-in capital .........................     7,600           100
  Retained Earnings ..................................     1,143        (2,691)
                                                       ---------  ---------------
    Total stockholders' equity .......................     8,743        88,909
                                                       ---------  ---------------
      Total capitalization ...........................   $88,013      $173,913
                                                       =========  ===============

- ------------
(1)    Historical capitalization of the Company as of January 1, 1996.

(2) Gives effect to the 1996 Acquisitions, the Michigan Acquisition and the Offerings and the application of the estimated net proceeds therefrom, as if each had occurred as of January 1, 1996. For information relating to the pro forma assumptions and adjustments, see "Pro Forma Consolidated Financial Statements" and the notes thereto included in this Prospectus.

(3) Due to rounding, the "Actual" column does not reflect the Company's outstanding preferred stock with a total par value of seventy five dollars, which will be redeemed in full with a portion of the net proceeds of the Offerings. See "Use of Proceeds" and "Descriptions of Capital Stock--The Recapitalization."

(4) Due to rounding, the "Actual" column does not reflect the Company's outstanding common stock with a total par value of ten dollars. The "Pro Forma, as Adjusted" column currently reflects the anticipated net proceeds of the Offerings.

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The pro forma,consolidated income statement and consolidated balance sheet of the Company for fiscal 1995 give effect to each of the following transactions as if each had occurred on January 1, 1995 (in the case of the income statement) or January 1, 1996 (in the case of the balance sheet): (i) the Company's acquisition of a total of 18 restaurants from BKC and two existing Burger King franchisees in three transactions (in the case of the income statement), one in September 1995, one in October 1995 and one in November 1995, including five restaurants in Colorado, nine in Tennessee, two in Illinois and two in Georgia (collectively, the "1995 Acquisitions"); (ii) the Company's acquisition of a total of 36 restaurants from two existing Burger King franchisees in two transactions in February 1996, including 21 restaurants in Virginia, three in North Carolina, seven in Kentucky, three in Ohio and two in Indiana (collectively, the "1996 Acquisitions"); (iii) the Michigan Acquisition; and (iv) the completion of the Offerings and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The pro forma consolidated income statement for the first quarter ended April 1, 1996 gives effect to each of the following transactions as if each had occurred on January 2, 1996: (i) the 1996 Acquisitions; (ii) the Michigan Acquisition; and (iii) the completion of the Offerings and the application of the estimated net proceeds therefrom as further described in "Use of Proceeds."

   Subject to certain conditions, the Company has executed purchase agreements to acquire 40 restaurants in the Grand Rapids, Michigan area in the Michigan Acquisition for an aggregate cash purchase price of approximately $35.6 million. The Company anticipates that it will consummate the Michigan Acquisition concurrently with the completion of the Offerings and that a portion of the net proceeds of the Offerings will be used to fund the Michigan Acquisition. See "Summary--The Michigan Acquisition." The Michigan Acquisition is accounted for in the pro forma financial statements under the purchase method of accounting. The total purchase price is allocated to tangible and identifiable intangible assets and liabilities based on management's estimate of their fair values with the excess of cost over the fair value of the net assets acquired allocated to goodwill. The actual assigned values for the acquired assets are estimated and may be adjusted in the future in the event the Michigan Acquisition is consummated.

   The Company believes that the assumptions used in the pro forma financial statements provide a reasonable basis on which to present the statements. The pro forma financial statements are provided for information purposes only and should not be construed to be indicative of the Company's results of operations or financial position had the Offerings and the other events described below been consummated on or as of the dates assumed, and are not intended to project the Company's results of operations or its financial position for any future period or as of any future date. The Pro Forma Consolidated Financial Statements of the Company and accompanying notes should be read in conjunction with the Historical Schedules of Restaurant Contribution and the notes thereto and the audited Consolidated Financial Statements of the Company and the notes thereto, each included elsewhere in this Prospectus.

                   PRO FORMA CONSOLIDATED INCOME STATEMENT
                               FOR FISCAL 1995

                                                     ADJUSTMENTS
                                    ---------------------------------------------
                                         1995            1996       1995 AND 1996
                                     ACQUISITIONS    ACQUISITIONS   ACQUISITIONS    PRO FORMA
                           ACTUAL         (1)             (2)        ADJUSTMENTS    SUBTOTAL
                          --------  --------------  --------------  -------------   ---------
                                                                            (DOLLARS IN THOUSANDS)
RESTAURANT SALES ........  $139,572     $14,399         $41,721         $    --     $195,692
RESTAURANT OPERATING
 EXPENSES:
 COST OF SALES ..........    44,798       4,846          13,116              --       62,760
 RESTAURANT LABOR AND
  RELATED COSTS .........    34,526       4,037          10,254              --       48,817
 DEPRECIATION AND
  AMORTIZATION ..........     4,927         321             436           1,381 (4)    7,065
 OCCUPANCY AND OTHER
  OPERATING EXPENSES  ...    38,930       3,834          12,393          (1,500)(5)   53,421
                                                                           (236)(6)
                           --------  --------------  --------------  -------------  ---------
  TOTAL RESTAURANT
   OPERATING EXPENSES  ..   123,181      13,038          36,199            (355)     172,063
                           --------  --------------  --------------  -------------  ---------

RESTAURANT CONTRIBUTION      16,391       1,361           5,522             355       23,629

GENERAL AND
 ADMINISTRATIVE EXPENSES      5,904                                         926 (7)    7,191
                                                                            231 (8)
                                                                            130 (9)
                           --------  --------------  --------------  -------------  ---------
  OPERATING INCOME ......    10,487       1,361(11)       5,522(11)        (932)      16,438
OTHER INCOME (EXPENSE):
 INTEREST EXPENSE .......    (8,323)                                     (4,238)(12) (12,561)
 AMORTIZATION OF
  DEFERRED COSTS ........      (511)                                       (367)(15)    (878)
 OTHER INCOME (EXPENSE),
  NET ...................        74                                          --           74
                           --------  --------------  --------------  -------------  ---------
  TOTAL OTHER INCOME
   (EXPENSE), NET .......    (8,760)                                     (4,605)     (13,365)
                           --------  --------------  --------------  -------------  ---------
INCOME BEFORE INCOME
 TAXES ..................     1,727       1,361(11)       5,522(11)      (5,537)       3,073
PROVISION FOR INCOME
 TAXES ..................       825                                         552 (17)   1,377
                           --------  --------------  --------------  -------------  ---------
NET INCOME ..............  $    902     $ 1,361(11)     $ 5,522(11)     $(6,089)    $  1,696
                           ========  ==============  ==============  =============  =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                           ADJUSTMENTS
                             ----------------------------------------
                             MICHIGAN      MICHIGAN
                            ACQUISITION   ACQUISITION      OFFERINGS    PRO FORMA,
                                (3)       ADJUSTMENTS     ADJUSTMENTS  AS ADJUSTED
                            -----------   -----------     -----------  -----------

RESTAURANT SALES ........     $41,697       $    --      $      --      $237,389
RESTAURANT OPERATING
 EXPENSES:
 COST OF SALES ..........      13,450            --             --        76,210
 RESTAURANT LABOR AND
  RELATED COSTS .........      12,239            --             --        61,056
 DEPRECIATION AND
  AMORTIZATION ..........         926           637 (4)         --         8,628
 OCCUPANCY AND OTHER
  OPERATING EXPENSES  ...      11,332          (358)(6)         --        64,395

                           -------------  -----------     -----------  -----------
  TOTAL RESTAURANT
   OPERATING EXPENSES  ..      37,947           279             --       210,289
                           -------------  -----------     -----------  -----------
                                                                --
RESTAURANT CONTRIBUTION         3,750          (279)            --        27,100

GENERAL AND
 ADMINISTRATIVE EXPENSES           --           658 (7)       (609) (10)   7,404
                                                164 (8)

                           -------------  -----------     -----------  -----------
  OPERATING INCOME ......       3,750(11)    (1,101)           609        19,696



OTHER INCOME (EXPENSE):
 INTEREST EXPENSE .......                       124 (13)     4,973 (14)   (7,464)
 AMORTIZATION OF
  DEFERRED COSTS ........                                      296 (16)     (582)
 OTHER INCOME (EXPENSE),
  NET ...................          --            --             --            74
                           -------------  -----------     -----------  -----------
  TOTAL OTHER INCOME
   (EXPENSE), NET .......                       124          5,269        (7,972)
                           -------------  -----------     -----------  -----------
INCOME BEFORE INCOME
 TAXES ..................       3,750(11)      (977)         5,878        11,724
PROVISION FOR INCOME
 TAXES ..................          --         1,137 (18)     2,410 (19)    4,924
                           -------------  -----------     -----------  -----------
NET INCOME ..............     $ 3,750(11)   $(2,114)        $3,468      $  6,800(20)
                           =============  ===========     ===========  ===========

                   PRO FORMA CONSOLIDATED INCOME STATEMENT
                       FOR QUARTER ENDED APRIL 1, 1996

                                                         ADJUSTMENTS
                                            ------------------------------------
                                                                       1996
                                             1996 ACQUISITIONS     ACQUISITIONS      PRO FORMA
                                  ACTUAL            (2)            ADJUSTMENTS       SUBTOTAL
                               ------------  -----------------   ----------------  -------------
                                                                              (DOLLARS IN THOUSANDS)
RESTAURANT SALES ............  $             $                   $                 $
RESTAURANT OPERATING
 EXPENSES:
 COST OF SALES ..............
 RESTAURANT LABOR AND
  RELATED COSTS .............
 DEPRECIATION AND
  AMORTIZATION ..............
 OCCUPANCY AND OTHER
  OPERATING EXPENSES ........
                               ------------  -----------------   ----------------  -------------

  TOTAL RESTAURANT
   OPERATING EXPENSES .......
                               ------------  -----------------   ----------------  -------------

RESTAURANT CONTRIBUTION  ....

GENERAL AND
 ADMINISTRATIVE EXPENSES  ...
                               ------------  -----------------   ----------------  -------------

  OPERATING INCOME ..........
OTHER INCOME (EXPENSE):
 INTEREST EXPENSE ...........
 AMORTIZATION OF  DEFERRED
  COSTS .....................
 OTHER INCOME (EXPENSE),
  NET .......................
                               ------------  -----------------   ----------------  -------------
  TOTAL OTHER INCOME
   (EXPENSE), NET ...........
                               ------------  -----------------   ----------------  -------------
INCOME BEFORE INCOME TAXES ..
PROVISION FOR INCOME TAXES ..
                               ------------  -----------------   ----------------  -------------
NET INCOME ..................  $             $                   $                 $
                               ============  ==================  ================  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                    ADJUSTMENTS
                                  ---------------------------------------------------
                                                         MICHIGAN
                                    MICHIGAN            ACQUISITION       OFFERINGS      PRO FORMA, AS
                                 ACQUISITION (3)        ADJUSTMENTS      ADJUSTMENTS       ADJUSTED
                                -----------------     ---------------  ---------------   -------------

RESTAURANT SALES ............   $                     $                $                 $
RESTAURANT OPERATING
 EXPENSES:
 COST OF SALES ..............
 RESTAURANT LABOR AND
  RELATED COSTS .............
 DEPRECIATION AND
  AMORTIZATION ..............
 OCCUPANCY AND OTHER
  OPERATING EXPENSES ........
                                -----------------     ---------------  ---------------   -------------

  TOTAL RESTAURANT
   OPERATING EXPENSES .......
                                -----------------     ---------------  ---------------   -------------

RESTAURANT CONTRIBUTION  ....

GENERAL AND
 ADMINISTRATIVE EXPENSES  ...
                                -----------------     ---------------  ---------------   -------------

  OPERATING INCOME ..........
OTHER INCOME (EXPENSE):
 INTEREST EXPENSE ...........
 AMORTIZATION OF  DEFERRED
  COSTS .....................
 OTHER INCOME (EXPENSE),



  NET .......................
                                -----------------     ---------------  ---------------   -------------
  TOTAL OTHER INCOME
   (EXPENSE), NET ...........
                                -----------------     ---------------  ---------------   -------------
INCOME BEFORE INCOME TAXES ..
PROVISION FOR INCOME TAXES ..
                                -----------------     ---------------  ---------------   -------------
NET INCOME ..................   $                     $                $                 $
                                =================     ===============  ===============  ===============

NOTES TO FISCAL PRO FORMA CONSOLIDATED INCOME STATEMENTS

   The Pro Forma Consolidated Income Statement of the Company for fiscal 1995 gives effect to the 1995 Acquisitions, the 1996 Acquisitions, the Michigan Acquisition and the Offerings and the application of the estimated net proceeds therefrom, as if each such transaction had occurred on January 1, 1995. The Pro Forma Consolidated Income Statement of the Company for the quarter ended April 1, 1996 gives effect to the 1996 Acquisitions, the Michigan Acquisition and the Offerings and the application of the estimated net proceeds therefrom, as if each such transaction had occurred on January 2, 1996.

   (1) Reflects restaurant contribution for the restaurants acquired in the 1995 Acquisitions for the period prior to their respective acquisition by the Company, during which period such acquired restaurants were operated by their prior owners. See the Historical Schedules of Restaurant Contribution included elsewhere in this Prospectus. The "1995 Acquisitions" consist of the September 12, 1995 asset purchase of five restaurants in Colorado; the October 24, 1995 asset purchase of two restaurants in Illinois; and the November 21, 1995 stock purchase of nine restaurants in Tennessee and two in Georgia. Restaurant contribution for such acquired restaurants subsequent to their acquisition is included under "Actual" for fiscal 1995.

   (2) Reflects restaurant contribution for the restaurants acquired in the 1996 Acquisitions for the period prior to their respective acquisition, during which period such acquired restaurants were operated by their prior owners. See the Historical Schedules of Restaurant Contribution included elsewhere in this Prospectus. The "1996 Acquisitions" consist of two asset purchases as of February 7, 1996: (i) seven restaurants in Kentucky, three in Ohio and two in Indiana, and (ii) the acquisition of 21 restaurants in Virginia and three in North Carolina. Restaurant contribution for such acquired restaurants subsequent to their respective acquisition is included under "Actual" for fiscal 1995 and for the quarter ended April 1, 1996.

   (3) Reflects restaurant contribution for the restaurants to be acquired in the Michigan Acquisition. See the Historical Schedules of Restaurant Contribution included elsewhere in this Prospectus. The "Michigan Acquisition" consists of the proposed acquisition of 40 restaurants in the Grand Rapids, Michigan area of which 37 were in operation during fiscal 1995 and 38 were in operation during the quarter ended April 1, 1996. The other two restaurants are expected to open in the third quarter of fiscal 1996.

   (4) Reflects an increase in depreciation and amortization expense arising from the Company's increased basis in acquired tangible restaurant assets (restaurant equipment, signs and decor) and intangible assets (franchise agreements and goodwill). For fiscal 1995, the $1,381 adjustment for the 1995 and 1996 Acquisitions consists of $141 and $1,240 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (5) Reflects a decrease in occupancy and other operating expenses resulting from a decrease in equipment rental expense relating to the purchase of certain restaurant equipment previously leased in the 1996 Acquisitions. For fiscal 1995, the full amount of the $1,500 decrease for the 1995 and 1996 Acquisitions pertains to the 1996 Acquisitions.

   (6) Reflects an overall decrease in occupancy and other operating expenses resulting from a decrease in rental expense reflecting more favorable leasing terms negotiated by the Company in connection with the acquisition of certain restaurants. For fiscal 1995, the $236 adjustment for the 1995 and 1996 Acquisitions consists of a $49 increase and $285 decrease in rental expense pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (7) Reflects an increase in supervisory management expense. For fiscal 1995, the $926 adjustment to the 1995 and 1996 Acquisitions consists of $209 and $717 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (8) Reflects an increase in overhead. For fiscal 1995, the $231 adjustment for the 1995 and 1996 Acquisitions consists of $52 and $179 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (9) Reflects an increase in management fees payable under the management consulting agreement (the "TJC Consulting Agreement") with The Jordan Management Company. For fiscal 1995, the $130 adjustment for the 1995 and 1996 Acquisitions consists of $22 and $108 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively. See "Certain Transactions."

   (10) Reflects a change in management fees due to the amendment of certain provisions of the TJC Consulting Agreement. See "Certain
        Transactions."

   (11) Presented for informational and referencing purposes only. Pro forma adjustments to general and administrative expenses, other income (expense) and provision for income taxes are reflected for the 1995 Acquisitions and 1996 Acquisitions in the column entitled "1995 and 1996 Acquisitions Adjustments" (for fiscal 1995) or "1996 Acquisition Adjustments" and for the Michigan Acquisition in the column entitled "Michigan Acquisition Adjustments."

   (12) Reflects an increase in interest expense associated with an aggregate increase in average net borrowings of $41,262 for the 1995 and 1996 Acquisitions. Interest expense adjustments assume that the increased tax-effected cash flow resulting from the 1995 Acquisitions and 1996 Acquisitions was applied to reduce outstanding indebtedness under the Credit Agreement. For fiscal 1995, the $4,238 adjustment for the 1995 and 1996 Acquisitions consists of $562 and $3,676 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (13) Reflects the application of tax-effected cash flow attributable to the Michigan restaurants applied to reduce outstanding indebtedness under the Credit Agreement.

   (14) Reflects the application of a portion of the estimated net proceeds of the Offerings to pay or prepay aggregate borrowings of $42,232.

   (15) Reflects the amortization of deferred financing and organizational costs on a straight line basis over seven and five years, respectively. For fiscal 1995, the $367 adjustment for the 1995 and 1996 Acquisitions consists of $18 and $349 pertaining to the 1995 Acquisitions and the 1996 Acquisitions, respectively.

   (16) Reflects a reduction in amortization expense relating to the write-off of $2,047 of financing costs in connection with the prepayment of the Subordinated Debt.

   (17) Represents the incremental tax effect of the pro forma adjustments assuming an effective corporate tax rate of 41.0%. For fiscal 1995, the $552 increase relates to $1,346 of incremental income before income taxes comprised of $1,361 for the 1995 Acquisitions, $5,522 for the 1996 Acquisitions and $(5,537) for increases in corporate overhead and capital structure arising from the 1995 and 1996 Acquisitions.

   (18) Represents the incremental tax effect of the Michigan pro forma adjustments assuming an effective corporate tax rate of 41.0%. For fiscal 1995, the $1,137 increase relates to the $2,773 of incremental income before income taxes comprised of $3,750 for the Michigan Acquisition and $(977) for the adjustments to the Company's corporate overhead and capital structure arising from the Michigan Acquisition.

   (19) Represents the incremental tax effect of the Offerings pro forma adjustments assuming an effective corporate tax rate of 41.0%.

   (20) The pro forma, as adjusted, statement of income does not give effect to an extraordinary pre-tax charge of approximately $5,497 (approximately $3,243 on an after-tax basis), which the Company expects to record immediately following the closing of the Offerings consisting of (i) an approximately $2,047 (approximately $1,208 on an after-tax basis) write-off of deferred financing costs related to the prepayment of the Subordinated Debt and (ii) an approximately $3,450 (approximately $2,035 on an after-tax basis) prepayment premium incurred in connection with the repayment of the Subordinated Debt.

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF JANUARY 1, 1996

                                                      ADJUSTMENTS                          ADJUSTMENTS
                                                    --------------               -----------------------------
                                                          1996        PRO FORMA     MICHIGAN       OFFERINGS     PRO FORMA, AS
                                          ACTUAL      ACQUISITIONS    SUBTOTAL     ACQUISITION    ADJUSTMENTS      ADJUSTED
                                       -----------  --------------  -----------  -------------  --------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..........   $  1,887       $(1,925)(1)   $    (38)         $40(1)        $--          $      2
  Accounts receivable ................      1,118          --            1,118         --              --             1,118
  Inventory ..........................      1,009            72 (2)      1,081          240(2)         --             1,321
  Prepaid expenses ...................      1,218           190 (3)      1,408          360(3)         --             1,768
                                       -----------  --------------  -----------  -------------  --------------  -------------
    Total current assets .............      5,232        (1,663)         3,569          640            --             4,209
PROPERTY AND EQUIPMENT ...............     28,457         6,358 (4)     34,815        8,811(4)         --            43,626
GOODWILL .............................     66,847        30,362 (5)     97,209       26,063(5)         --           123,272
OTHER ASSETS:
  Deferred financing costs ...........      3,096         2,444 (6)      5,540         --               (389)(7)      5,151
  Deferred organization costs ........        220          --              220         --              --               220
  Franchise agreements ...............      3,384           888 (8)      4,272        1,260(8)         --             5,532
  Deferred income taxes ..............      --             --            --            --              1,400 (9)      1,400
                                       -----------  --------------  -----------  -------------  --------------  -------------
    Total other assets ...............      6,700         3,332         10,032        1,260            1,011         12,303
                                       -----------  --------------  -----------  -------------  --------------  -------------
TOTAL ASSETS .........................   $107,236       $38,389       $145,625      $36,774         $  1,011       $183,410
                                       ===========  ==============  ===========  =============  ==============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and other accrued
   expenses ..........................   $  5,399       $   256 (10)  $  5,655        $--             $--          $  5,655
  Accrued payroll ....................        802          --              802         --              --               802
  Accrued sales tax payable ..........      1,047          --            1,047         --              --             1,047
  Accrued interest payable ...........        346          --              346         --              --               346
  Current portion of long-term debt ..     10,741        (9,193)(11)     1,548         --              --             1,548
  Current portion of capital leases ..         99          --               99         --              --                99
                                       -----------  --------------  -----------  -------------  --------------  -------------
    Total current liabilities ........     18,434        (8,937)         9,497         --              --             9,497
                                       -----------  --------------  -----------  -------------  --------------  -------------
LONG-TERM DEBT--Less current portion       79,094        47,326 (12)   126,420       36,774(13)      (78,366)(14)    84,828
OBLIGATIONS UNDER CAPITAL LEASE  .....        176          --              176         --              --               176
DEFERRED INCOME TAXES ................        789          --              789         --               (789)(2)      --
                                       -----------  --------------  -----------  -------------  --------------  -------------
TOTAL LIABILITIES ....................     98,493        38,389        136,882       36,774          (79,155)        94,501
                                       ===========  ==============  ===========  =============  ==============  =============
STOCKHOLDERS' EQUITY
  Preferred Stock ....................      --             --            --            --              --             --
  Common stock .......................      --             --            --            --             91,500 (15)    91,500
  Additional paid-in capital .........      7,600          --            7,600         --             (7,500)(16)       100
  Retained earnings ..................      1,143          --            1,143         --             (3,834)(17)    (2,691)
                                       -----------  --------------  -----------  -------------  --------------  -------------
    Total stockholders' equity .......      8,743          --            8,743         --             80,166         88,909
                                       -----------  --------------  -----------  -------------  --------------  -------------
TOTAL LIABILITIES AND  STOCKHOLDERS'
 EQUITY ..............................   $107,236       $38,389       $145,625      $36,774         $  1,011       $183,410
                                       ===========  ==============  ===========  =============  ==============  =============
BALANCE SHEET DATA:
Working Capital (deficiency) .........   $(13,202)                                                                 $ (5,288)
Total assets .........................    107,236                                                                   183,410
Long-term debt and capitalized leases      79,270                                                                    85,004
Total stockholders' equity ...........      8,743                                                                    88,909

                NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

   The Pro Forma Consolidated Balance Sheet of the Company as of January 1, 1996 gives effect to the 1996 Acquisitions, the Michigan Acquisition and the Offerings and the application of the estimated net proceeds thereof, as if each such transaction had occurred on January 1, 1996.

   (1) For the 1996 Acquisitions, the $1,925 decrease in cash relates to the use of $1,000 of cash on hand to pay down the revolving credit facility, the use of $985 cash on hand to fund the 1996 Acquisitions, and the related acquisition of $60 of restaurant cash on hand. For the Michigan Acquisition, the $40 increase relates to the acquisition of restaurant cash on hand.

   (2)  Reflects the acquisition of inventory.

   (3)  Reflects the acquisition of prepaid expenses.

   (4)  Reflects the acquisition of restaurant property and equipment.

   (5) Goodwill represents the excess of the total cost of the assets to be acquired plus transaction costs over their fair value. Amounts for the Michigan Acquisition are estimated.

   (6) Reflects the increase in deferred financing costs incurred in connection with financing the 1996 Acquisitions.

   (7) Reflects a decrease in deferred financing costs relating to the prepayment of the Subordinated Debt and additional costs related to the New Credit Facility. See Note 17.

   (8) Reflects the value of the Burger King franchise agreements acquired or to be acquired.

   (9) Reflects the net income tax benefit to be received upon the write-off of deferred financing costs and prepayment penalties paid in connection with the prepayment of Subordinated Debt. See Note 17.

   (10) Reflects accrued transaction costs.

   (11) Represents the refinancing of the BKC Note in the original principal amount of $6,920 on a long- term basis and the reclassification of $2,273 of indebtedness under the Credit Agreement from current to long-term debt due to an amendment of the amortization schedules under the Credit Agreement.

   (12) Represents additional borrowings of $38,133 to fund the 1996 Acquisitions, the $6,920 refinancing of the BKC Note and the $2,273 reclassification of indebtedness under the Credit Agreement described in Note 11.

   (13) Represents additional borrowings to fund the Michigan Acquisition.

   (14) Reflects the repayment of indebtedness.

   (15) Reflects the issuance of          shares of Common Stock in the
        Offerings and the related increase in paid in capital.

   (16) Reflects the redemption of the Original Preferred Stock and the related reduction to paid in capital.

   (17) Reflects the extraordinary pre-tax charge of approximately $5,339 (approximately $3,150 on an after-tax basis) that the Company expects to accrue immediately following the closing of the Offerings relating to (i) an approximately $1,889 (approximately $1,115 on an after-tax basis) write-off of deferred financing charges related to the prepayment of the Subordinated Debt and (ii) the $3,450 (approximately $2,035 on an after-tax basis) prepayment premium incurred in connection with the prepayment of the Subordinated Debt. In addition, reflects cumulative payment-in-kind dividends of $684 to be paid in connection with the redemption of the Original Preferred Stock.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The financial data set forth below are derived from the consolidated financial statements of the Company and the Historical Schedules of Restaurant Contribution for the Initial Acquisitions. The data presented for the Initial Acquisitions as of and for the year ended December 31, 1993 and for the period from January 1, 1994 through September 1, 1994 are derived from the audited Historical Schedules of Restaurant Contribution for the 68 BKC Restaurants and the 14 Management Restaurants formerly owned and operated by BKC and entities controlled by certain members of the Company's current management. Prior to their acquisition by the Company on September 2, 1994, the BKC Restaurants and the Management Restaurants were not under common control or management. In addition, restaurant contribution for the BKC Restaurants and the Management Restaurants, which reflects restaurant sales net of restaurant operating expenses, does not reflect all costs of operating the BKC Restaurants and Management Restaurants. Accordingly, restaurant sales, restaurant operating expenses and restaurant contribution may not be comparable to or indicative of post-acquisition results. The data presented for the Company as of December 31, 1994 and for the period from August 17, 1994 (date of incorporation) through December 31, 1994, and for the fiscal year ended January 1, 1996 are derived from the Company's audited financial statements appearing elsewhere herein. The audited Historical Schedules of Restaurant Contribution for the Initial Acquisitions and financial statements of the Company were each audited by Deloitte & Touche LLP. The data presented for the Company for the quarters ended March 31, 1995 and April 1, 1996 and as of April 1, 1996 are derived from the unaudited financial statements of the Company, appearing elsewhere herein, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's results of operations and financial condition for those periods. The data for the quarter ended April 1, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 30, 1996. The Selected Consolidated Financial Information should be read in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations", (ii) the audited Historical Schedules of Restaurant Contribution for the Initial Acquisitions and the notes thereto, (iii) the audited financial statements for the Company and the notes thereto and (iv) the Pro Forma Consolidated Financial Statements, each included elsewhere in this Prospectus.

                                             THE INITIAL
                                          ACQUISITIONS(1)(2)                  THE COMPANY
                                     --------------------------  ----------------------------------------

                                                                  SEPT. 2, 1994        FISCAL 1995
                                                  JAN. 1, 1994       THROUGH     ------------------------
                                       FISCAL        THROUGH         DEC. 31,                 PRO FORMA,
                                        1993      SEPT. 1, 1994      1994(3)       ACTUAL   AS ADJUSTED(4)
                                     ---------  ---------------  --------------  ---------- --------------
                                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  RESTAURANT SALES .................   $82,895       $56,720         $33,931       $139,572      $237,389
  RESTAURANT OPERATING EXPENSES:
  COST OF SALES ....................    25,832        18,602          10,807         44,798        76,210
  RESTAURANT LABOR AND RELATED
   COSTS ...........................    21,998        15,529           8,647         34,526        61,056
  DEPRECIATION AND AMORTIZATION ....     2,062         1,366           1,193          4,927         8,628
   OCCUPANCY AND OTHER OPERATING
   EXPENSES ........................    26,405        17,854           9,229         38,930        64,395
                                     ---------  ---------------  --------------  ----------  --------------

    TOTAL RESTAURANT OPERATING
     EXPENSES ......................    76,297        53,351          29,876        123,181       210,289
                                     ---------  ---------------  --------------  ----------  --------------

  RESTAURANT CONTRIBUTION ..........   $ 6,598       $ 3,369           4,055         16,391        27,100
                                     =========  ===============
  GENERAL AND ADMINISTRATIVE
   EXPENSES ........................                                   1,374          5,904         7,404
                                                                 --------------  ----------  --------------
  OPERATING INCOME .................                                   2,681         10,487        19,696
  OTHER INCOME (EXPENSE):
   INTEREST EXPENSE ................                                  (1,925)        (8,323)       (7,464)
   AMORTIZATION OF DEFERRED COSTS ..                                    (104)          (511)         (582)
   OTHER INCOME (EXPENSE), NET .....                                    (220)            74            74
                                                                 --------------  ----------  --------------
    TOTAL OTHER INCOME (EXPENSE) ...                                  (2,249)        (8,760)       (7,972)
                                                                 --------------  ----------  --------------

  INCOME BEFORE INCOME TAXES .......                                     432          1,727        11,724
  PROVISION FOR INCOME TAXES .......                                     191            825         4,924
                                                                 --------------  ----------  --------------

  NET INCOME .......................                                 $   241       $    902      $6,800(5)
                                                                 ==============  ==========  ==============

SELECTED OPERATING DATA:
  RESTAURANTS OPEN AT END OF PERIOD         82            82             121            140           213
  AVERAGE SALES PER RESTAURANT(6) ..   $ 1,011                                     $  1,125      $  1,147
  AVERAGE RESTAURANT OPERATING
   CASH FLOW(6)(7) .................   $   106                                     $    173      $    175



  AVERAGE RESTAURANT OPERATING
   CASH FLOW MARGIN(6) .............      10.5%                                        15.4%         15.3%

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                THE COMPANY
                                    ----------------------------------------
                                                    FIRST QUARTER ENDED
                                                       APRIL 1, 1996
                                                ----------------------------
                                      MAR. 31,                PRO FORMA, AS
                                        1995      ACTUAL       ADJUSTED(4)
                                     ---------  ----------   ---------------
INCOME STATEMENT DATA:
  RESTAURANT SALES .................      --         --
  RESTAURANT OPERATING EXPENSES:
   COST OF SALES ...................      --         --
  RESTAURANT LABOR AND RELATED
   COSTS ...........................      --         --
  DEPRECIATION AND AMORTIZATION ....      --         --
  OCCUPANCY AND OTHER OPERATING
   EXPENSES ........................      --         --
                                     ----------  --------

    TOTAL RESTAURANT OPERATING
     EXPENSES ......................      --         --
                                     ----------  --------

  RESTAURANT CONTRIBUTION ..........      --         --

  GENERAL AND ADMINISTRATIVE
   EXPENSES ........................      --         --

  OPERATING INCOME .................      --         --
  OTHER INCOME (EXPENSE):                 --         --
   INTEREST EXPENSE ................      --         --
   AMORTIZATION OF DEFERRED COSTS ..      --         --
   OTHER INCOME (EXPENSE), NET .....      --         --

    TOTAL OTHER INCOME (EXPENSE) ...      --         --
                                     ----------  --------

  INCOME BEFORE INCOME TAXES .......      --         --
  PROVISION FOR INCOME TAXES .......      --         --
                                     ----------  --------

  NET INCOME .......................      --         --
                                     ==========  ========

SELECTED OPERATING DATA:
  RESTAURANTS OPEN AT END OF PERIOD
  AVERAGE SALES PER RESTAURANT(6) ..
  AVERAGE RESTAURANT OPERATING
   CASH FLOW(6)(7) .................
  AVERAGE RESTAURANT OPERATING
   CASH FLOW MARGIN(6) .............

                                          THE INITIAL
                                       ACQUISITIONS(1)(2)                          THE COMPANY
                                     ------------------------    -------------------------------------------
                                                                  SEPT. 2, 1994           FISCAL 1995
                                                  JAN. 1, 1994       THROUGH        ------------------------
                                      FISCAL        THROUGH          DEC. 31,                     PRO FORMA
                                       1993      SEPT. 1, 1994       1994(3)          ACTUAL   AS ADJUSTED(4)
                                     -------    --------------    -------------      --------  --------------
                                                            (DOLLARS IN THOUSANDS)
 SUPPLEMENTAL DATA (8)(9):
 RESTAURANT SALES:
  BKC RESTAURANTS ..................   $70,667       $47,762
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................    10,115         7,400
   OSBORN RESTAURANTS ..............     2,113         1,558
                                     ---------  ---------------
    TOTAL FOR INITIAL ACQUISITIONS     $82,895       $56,720
                                     =========  ===============
 RESTAURANT OPERATING EXPENSES:
  BKC RESTAURANTS ..................   $65,263       $45,257
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................     9,166         6,718
   OSBORN RESTAURANTS ..............     1,868         1,376
                                     ---------  ---------------
    TOTAL FOR INITIAL ACQUISITIONS     $76,297       $53,351
                                     =========  ===============
 RESTAURANT CONTRIBUTION:
  BKC RESTAURANTS ..................   $ 5,404       $ 2,505
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................       949           682
   OSBORN RESTAURANTS ..............       245           182
                                     ---------  ---------------
    TOTAL FOR INITIAL ACQUISITIONS     $ 6,598       $ 3,369
                                     =========  ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                THE COMPANY
                                    ----------------------------------------
                                                    FIRST QUARTER ENDED
                                                       APRIL 1, 1996
                                                ----------------------------
                                      MAR. 31,                PRO FORMA, AS
                                        1995      ACTUAL       ADJUSTED(4)
                                     ---------  ----------   ---------------
 SUPPLEMENTAL DATA (8)(9):
 RESTAURANT SALES:
  BKC RESTAURANTS ..................
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................
   OSBORN RESTAURANTS ..............

    TOTAL FOR INITIAL ACQUISITIONS

 RESTAURANT OPERATING EXPENSES:
  BKC RESTAURANTS ..................
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................
   OSBORN RESTAURANTS ..............

    TOTAL FOR INITIAL ACQUISITIONS

 RESTAURANT CONTRIBUTION:
  BKC RESTAURANTS ..................
  MANAGEMENT RESTAURANTS:
   JARO RESTAURANTS ................
   OSBORN RESTAURANTS ..............

    TOTAL FOR INITIAL ACQUISITIONS



                                        AS OF FISCAL   AS OF FISCAL   AS OF APRIL 1,
                                        1994 YEAR END  1995 YEAR END       1996
                                       -------------  -------------  ---------------
  BALANCE SHEET DATA:
  Working capital (deficiency)  ......    $ (3,085)      $(13,202)
  Total assets  ......................     101,790        107,236
  Long term debt and capitalized
   leases ............................      81,050         79,270
  Total stockholders' equity  ........       7,841          8,743

- ------------




   (1) The Initial Acquisitions consist of the 68 BKC Restaurants and the 14 Management Restaurants acquired by the Company on September 2, 1994 from BKC and from entities formerly controlled by certain members of the Company's current management. The information set forth under "Initial Acquisitions" reflects the combined historical financial results of the BKC Restaurants and Management Restaurants for the indicated period during which time the restaurants were owned and operated by BKC and management-controlled entities. The results of the Initial Acquisitions for fiscal 1993 and the period from January 1, 1994 through September 1, 1994 may not be reflective of the ongoing operations of the Company under its current ownership structure.

   (2) Due to the inability of the Company to determine certain expenses for the Initial Acquisitions on a meaningful and consistent basis, net income is not comparable and is not presented for the Initial Acquisitions.

   (3) Reflects the historical results of the Company, including the Initial Acquisitions subsequent to their acquisition by the Company on September 2, 1994. Also includes limited expenses of the Company during the period August 17, 1994 (date of incorporation) to September 2, 1994, during which period the Company had no operations.

   (4) Pro forma, as adjusted, to reflect (i) the 1995 Acquisitions (in the case of fiscal 1995), (ii) the 1996 Acquisitions, (iii) the Michigan Acquisition and (iv) the Offerings, including the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." See "Pro Forma Consolidated Financial Statements."

   (5) The pro forma income statement does not give effect to an extraordinary pre-tax charge of approximately $5,497 (approximately $3,243 on an after-tax basis), which the Company expects to record immediately following the closing of the Offerings, consisting of (i) an approximate $2,047 (approximately $1,208 on an after-tax basis) write-off of deferred financing costs relating to the prepayment of the Subordinated Debt (as hereinafter defined) and (ii) an approximate $3,450 (approximately $2,035 on an after-tax basis) prepayment premium incurred in connection with the prepayment of the Subordinated Debt.

   (6) Reflects the results of only those restaurants operating for the entire period.

   (7) Restaurant operating cash flow includes restaurant sales net of restaurant operating expenses other than depreciation and amortization. Restaurant cash flow should not be considered by a prospective investor as an alternative to net income as a better indicator of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

   (8) Sets forth for the Initial Acquisitions, the components constituting aggregate restaurant sales, restaurant operating expenses and restaurant contributions for the indicated periods. See the Historical Schedules of Restaurant Contribution with respect to the Initial Acquisitions and the notes thereto.

   (9) Jaro restaurants consist of the 11 Management Restaurants acquired from entities owned or controlled by Lawrence Jaro, the Company's current Chief Executive Officer and Chairman of the Company's Board of Directors. Osborn restaurants consist of the three Management Restaurants acquired from entities owned or controlled by William Osborn, the current Vice-Chairman of the Company's Board of Directors.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company is the leading independent Burger King franchisee in the midwestern United States and management believes the Company is the second largest franchisee in the United States, with 180 restaurants in eleven states. The Company was incorporated in August 1994 to effect the acquisition of the 68 BKC Restaurants and the 14 Management Restaurants. Subsequently, the Company has grown primarily through the acquisition of Burger King restaurants, including the acquisition of 39 restaurants in 1994, 18 restaurants in 1995 and 36 restaurants in 1996. In addition, the Company has developed five Burger King restaurants.

   Each of the Company's Burger King restaurants operates under a separate BKC franchise agreement which generally has a term of 20 years and requires payment of a monthly royalty fee to BKC equal to 3.5% of each restaurant's sales and a monthly advertising contribution of 4.0% of sales. The franchise agreements are generally renewable, subject to certain conditions being met by the Company and payment by the Company of a successor franchise fee. The franchise agreements require the Company to pay an initial franchise fee (currently $40,000) for each new restaurant opened and to pay a successor franchise fee (equal to the then-current franchise fee) upon renewal. The Company amortizes these franchise fees over the terms of the related franchise agreements. See "Business--Franchise Agreements."

   To date the Company has grown principally through the acquisition of existing Burger King restaurants. As the Company acquires additional Burger King restaurants, it capitalizes the value of the acquired franchise agreements based on the number of years remaining on their terms and the franchise fee in effect at the time of acquisition (currently, $2,000 per year) and it capitalizes excess cost over fair value of the other net assets acquired and amortizes for financial statement purposes the goodwill expense over a 35-year period. The Company generally purchases assets and is able to deduct goodwill amortization expense for tax purposes over a 15-year period.

   Restaurant sales include food sales and merchandise sales. Merchandise sales include convenience store sales at the Company's dual-use facilities (of which the Company currently has five), as well as sales of promotional products at the Company's restaurants. Historically, merchandise sales have contributed less than 2.5% to restaurant sales. Promotional products, which account for the majority of merchandise sales, are generally sold at or near the Company's costs.

   Restaurant contribution includes restaurant sales less restaurant operating expenses other than general and administrative expenses such as office overhead and non-restaurant supervisory management. As a result, restaurant contribution does not include all of the Company's costs of doing business.

   On August 1, 1995, the Company converted its fiscal year to a 52/53 week fiscal year. Due to the conversion, the 1995 fiscal year ended January 1, 1996 and included 366 days of operating activity. All fiscal years discussed herein had a length of approximately 52 weeks.

RESULTS OF OPERATIONS

   Prior to their acquisition by the Company on September 2, 1994, the 68 BKC Restaurants and the 14 Management Restaurants (which constitute the Initial Acquisitions) were not under common control or management. The table set forth below combines the results of operations for the BKC Restaurants and the Management Restaurants for the period from January 1, 1994 through September 1, 1994 with the results of operations of the Company from September 2, 1994 through December 31, 1994. The results of operations for the Company also include limited expenses of the Company during the period August 17, 1994 (date of incorporation) to September 2, 1994, during which period the Company had no operations. Prior to September 1, 1994, the BKC Restaurants and the Management Restaurants were operated under a different management and capitalization structure than that of the Company. Accordingly, the information set forth below with respect to the Initial Acquisitions and the "Combined" results for the

Initial Acquisitions and the Company for fiscal 1994 is provided for the purposes of analysis only and may not be comparable to or indicative of post-acquisition results. In addition, the results with respect to the Initial Acquisitions and the "Combined" results may not be representative of what the Company's results of operations would have been if the Company had owned the BKC Restaurants and Management Restaurants for all of fiscal 1993 and fiscal 1994.

                                             INITIAL         INITIAL
                                           ACQUISITIONS    ACQUISITIONS     THE COMPANY     COMBINED
                                         --------------  --------------  ---------------  ----------
                                                           JAN. 1, 1994    SEPT. 2, 1994
                                                           THROUGH SEP.    THROUGH DEC.      FISCAL
                                           FISCAL 1993       1, 1994         31, 1994         1994
                                         --------------  --------------  ---------------  ----------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Restaurant sales .......................     $82,895         $56,720          $33,931       $90,651
Restaurant operating expenses:
 Cost of sales .........................      25,832          18,602           10,807        29,409
 Restaurant labor and related costs  ...      21,998          15,529            8,647        24,176
 Depreciation and amortization .........       2,062           1,366            1,193         2,559
 Occupancy and other operating expenses       26,405          17,854            9,229        27,083
                                         --------------  --------------  ---------------  ----------
  Total restaurant operating expenses  .      76,297          53,351           29,876        83,227
                                         --------------  --------------  ---------------  ----------
Restaurant contribution ................     $ 6,598         $ 3,369          $ 4,055       $ 7,424
                                         ==============  ==============  ===============  ==========

   The following table sets forth, for the periods indicated, operating results as a percentage of restaurant sales.

                                                    AS A PERCENTAGE OF SALES
                                         --------------------------------------------
                                             INITIAL
                                           ACQUISITIONS     COMBINED      THE COMPANY
                                           FISCAL 1993     FISCAL 1994    FISCAL 1995
                                         --------------  -------------  -------------
Restaurant sales .......................      100.0%          100.0%         100.0%
Cost of sales ..........................       31.2            32.4           32.1
Restaurant labor and related costs  ....       26.5            26.7           24.7
Depreciation and amortization ..........        2.5             2.8            3.6
Occupancy and other operating expenses         31.8            29.9           27.9
                                         --------------  -------------  -------------
 Restaurant operating expenses .........       92.0            91.8           88.3
                                         --------------  -------------  -------------
Restaurant contribution ................        8.0%            8.2%          11.7%
                                         ==============  =============  =============
General and administrative expenses  ...                                       4.2
                                                                        -------------
Operating income .......................                                       7.5
Other income (expense) .................                                       6.3
                                                                        -------------
Income before income taxes .............                                       1.2
Provision for income taxes .............                                       0.6
                                                                        -------------
Net income .............................                                       0.6%
                                                                        =============

FISCAL 1995 COMPARED TO FISCAL 1994

   Restaurant Sales. Restaurant sales increased $48.9 million or 54.0% during fiscal 1995, to $139.6 million from $90.7 million in fiscal 1994, due primarily to the inclusion of a full year of operations for the 39 restaurants purchased in December 1994, and a partial year of operations for the five restaurants purchased in September 1995, the two restaurants purchased in October 1995 and the 11 restaurants purchased in November 1995. The inclusion of these newly acquired restaurants accounted for $46.4 million of the total increase in restaurant sales. In addition, the Company developed a single new restaurant in August 1995. Sales at comparable restaurants for all 139 restaurants owned by the Company at the end of fiscal 1995 declined 0.1%, primarily as a result of the discontinuation of extensive promotional couponing at the 39 restaurants acquired in December 1994. Comparable restaurant sales for the 82 restaurants owned by the Company since its inception increased 1.7%. Restaurant menu prices remained stable during the year.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $40.0 million or 48.0% during fiscal 1995, to $123.2 million from $83.2 million in fiscal 1994. As a percentage of restaurant sales, restaurant operating expenses declined 3.5% to 88.3% in fiscal 1995 from 91.8% in fiscal 1994.

   Cost of sales increased $15.4 million during fiscal 1995, but decreased 0.3% as a percentage of restaurant sales to 32.1% in fiscal 1995 from 32.4% in fiscal 1994 due primarily to a 1.0% decline in food and paper costs as a percentage of restaurant sales created by improved distribution efficiencies from restaurant acquisitions. This decline was partially offset by a 0.7% increase in the cost of promotional merchandise.

   Restaurant labor and related expenses increased $10.4 million during fiscal 1995, but decreased 2.0% as a percentage of restaurant sales to 24.7% in fiscal 1995 from 26.7% in fiscal 1994, due primarily to improvements in group insurance costs being applied over the larger restaurant base. In addition, the successful application of the Company's information systems technology within the restaurant base increased scheduling efficiency and further reduced labor costs as a percentage of restaurant sales.

   Depreciation and amortization increased $2.4 million during fiscal 1995, to $4.9 million in fiscal 1995 from $2.5 million in fiscal 1994. As a percentage of restaurant sales, depreciation and amortization expense increased 0.8% to 3.6% in fiscal 1995 from 2.8% in fiscal 1994, due primarily to the increase in goodwill amortization resulting from the purchase method of accounting for the newly acquired restaurants.

   Occupancy and other expenses increased $11.8 million during fiscal 1995, but decreased 2.0% as a percentage of restaurant sales to 27.9% in fiscal 1995 from 29.9% in fiscal 1994. Occupancy expense increased $4.5 million, but decreased 1.0% as a percentage of sales to 11.1% in fiscal 1995 from 12.1% in fiscal 1994, due primarily to the negotiation of more favorable lease terms under the Company's existing lease agreements. Other operating expenses increased $7.3 million during fiscal 1995, but decreased 1.0% as a percentage of restaurant sales to 16.8% in fiscal 1995 from 17.8% in fiscal 1994, due primarily to the result of more favorable terms negotiated for general liability insurance policies covering the Company's larger restaurant base.

   Restaurant Contribution. Restaurant contribution increased $9.0 million or 120.8% to $16.4 million in fiscal 1995 from $7.4 million in fiscal 1994. As a percentage of restaurant sales, restaurant contribution increased 3.5%, to 11.7% in fiscal 1995 from 8.2% in fiscal 1994, due primarily to the improvements as described above.

FISCAL 1994 COMPARED TO FISCAL 1993

   Restaurant Sales. Restaurant sales increased $7.8 million or 9.4% during fiscal 1994 to $90.7 million from $82.9 million in fiscal 1993. This increase was due in part to the acquisition of the 39 restaurants purchased in December 1994 which accounted for 50% of the increase in total sales. In addition, sales at comparable restaurants for all 121 restaurants owned by the Company at the end of fiscal 1994 increased 4.4% as a result of the impact of the introduction of Value Meals(Registered Trademark) in the Company's restaurants.

   Restaurant Operating Expenses. Total restaurant operating expenses increased $6.9 million, or 9.1%, during fiscal 1994, to $83.2 million from $76.3 million in fiscal 1993. As a percentage of restaurant sales, restaurant operating expenses declined 0.2% to 91.8% in fiscal 1994 from 92.0% in fiscal 1993.

   Cost of sales increased $3.6 million during fiscal 1994 and increased 1.2% as a percentage of restaurant sales to 32.4% from 31.2% in fiscal 1993, due primarily to a 0.9% increase in food and paper costs as a percentage of restaurant sales, created by the introduction of Value Meals(Registered Trademark) in the Company's restaurants. In addition, merchandise costs increased 0.3% as a percentage of restaurant sales due to the increase in promotional activities by the Company.

   Restaurant labor and related expenses increased $2.2 million during fiscal 1994 and increased 0.2% as a percentage of restaurant sales to 26.7% from 26.5% in fiscal 1993, due primarily to an increase in direct labor costs. This increase was partially offset by improvements in group insurance costs being applied over the newly acquired restaurant base.

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

   Depreciation and amortization increased $0.5 million during fiscal 1994 to $2.6 million from $2.1 million in fiscal 1993. As a percentage of restaurant sales, depreciation and amortization expense increased 0.3% to 2.8% in fiscal 1994 from 2.5% in fiscal 1993, due primarily to the increase in goodwill amortization resulting from the purchase method of accounting for the newly acquired restaurants.

   Occupancy and other expenses increased $0.7 million during fiscal 1994, but decreased 1.9% as a percentage of restaurant sales to 29.9% from 31.8% in fiscal 1993. Occupancy expense decreased 0.6% as a percentage of sales and other expenses decreased 1.3% as a percentage of restaurant sales, due primarily to increased sales at comparable restaurants and increased sales leverage over a larger restaurant base.

   Restaurant Contribution. Restaurant contribution increased $0.8 million or 12.5% to $7.4 million in fiscal 1994 from $6.6 million in fiscal 1993. As a percentage of restaurant sales, restaurant contribution increased 0.2%, to 8.2% from 8.0% in fiscal 1993, due primarily to the improvements described above.

LIQUIDITY AND CAPITAL RESOURCES

   The following table presents a summary of the Company's cash flows for August 17, 1994 (date of incorporation) through December 31, 1994 and fiscal 1995.

                                                          1994        1995
                                                      ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Net cash provided by operating activities  ..........  $   7,658   $   4,173
Net cash used in investing activities ...............    (82,558)    (15,092)
                                                      ----------  ----------
Net cash provided by financing activities  ..........     82,550       5,156
                                                      ----------  ----------
Net increase (decrease) in cash and cash equivalents   $   7,650   $  (5,763)
                                                      ==========  ==========

   The Company does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food products and other supplies. Therefore, the Company's business has not required significant working capital to meet its operating requirements. The Company requires capital primarily for the acquisition and development of Burger King restaurants and has historically financed these activities from capital contributions by its shareholders, loans made under its Credit Agreement and cash generated from operations. During fiscal 1995, the Company's operations generated approximately $4.2 million in cash, compared with approximately $7.7 million in the September 2, 1994 through December 31, 1994 period. The Company had capital expenditures, associated primarily with new restaurant development and acquisitions, during fiscal 1995 and the September 2, 1994 through December 31, 1994 period of approximately $15.1 million and approximately $82.6 million, respectively.

   At January 1, 1996, the Company had $1.9 million in cash and cash equivalent balances, compared to $7.6 million at December 31, 1994. The Credit Agreement requires that a specified percentage of the Company's excess cash flow be applied to repay amounts outstanding under its outstanding term loans.

   The Company's Credit Agreement currently provides for up to $100 million of senior secured debt, consisting of (i) a $45 million term loan, (ii) a $40 million term loan, and (iii) a $15 million revolving credit facility. On April 1, 1996, the outstanding principal balance under the revolving credit facility was $4 million, leaving $11 million of revolving credit availability. The interest rate on each of the three facilities under the Credit Agreement is variable, and as of April 1, 1996 the weighted average interest rate of all three facilities was approximately 8.37%. The Company has entered into an interest rate protection agreement in connection with the Credit Agreement which currently covers up to $25.6 million in borrowings. Amounts outstanding under the revolving credit facility are payable in full by January 31, 2002. The Company intends to enter into the New Credit Facility that will replace the Credit Agreement at or prior to the consummation of the Offerings, and will provide for an additional $50 million of senior indebtedness.

   The Company's primary cash requirements following the Offerings will be to finance additional acquisitions, capital expenditures in connection with the development of new restaurants, upgrades of acquired and existing restaurants and general working capital needs. The Company intends to develop 16 new restaurants in fiscal 1996 (four developed to date) and 34 new restaurants in fiscal 1997. The

Company has budgeted approximately $350,000 for the development of each of these restaurants. The Company anticipates it will spend approximately an additional $3.0 to $5.0 million annually for other capital expenditures. The actual amount of the Company's cash requirements for capital expenditures depends on, among other things, the number of new restaurants opened or acquired and the costs associated with such restaurants and the number of franchises subject to renewal and the costs associated with bringing the related restaurants up to BKC's then-current design specifications in connection with these franchise renewals. See "Business--Expansion."

   The cost of developing a restaurant (not including the cost of the building and related real estate) is approximately $350,000 (including the $40,000 franchise fee). In order to increase the number of restaurants to be developed or to fund additional acquisitions, the Company may require additional debt or equity financing, which may not be available to the Company or, if available, may not be on terms acceptable to the Company. Any such equity financing will also be subject to BKC's consent. See "Risk Factors--BKC Franchise Agreement Restrictions."

   The Company believes that the proceeds from the Offerings, together with borrowings under the New Credit Facility and the Company's cash on hand, will be sufficient to cover its working capital, capital expenditures, planned development and acquisition activities and debt service requirements for the next 18 months.

INCOME TAXES

   The Company completed fiscal 1995 with a net operating loss carry-forward for tax purposes of approximately $8.7 million.

INFLATION

   While inflation can have a significant impact on food, paper, labor and other operating costs, the Company has historically been able to minimize the effect of inflation through periodic price increases, and believes it will be able to offset future inflation with price increases, if necessary.

RECENT ACCOUNTING PRONOUNCEMENTS

   New accounting standards have been issued by the Financial Accounting Standards Board that will apply to the Company in fiscal 1996. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets," requires a review of long term tangible and intangible assets (such as property, plant and equipment and goodwill) for impairment of recorded value and resulting write downs if value is impaired.

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS 123, the Company may either adopt the new fair value based method or provide pro forma disclosure of net income
(loss) as if the accounting provisions of SFAS 123 had been adopted. The Company intends to elect the intrinsic method of accounting for stock-based employee compensation plans and provide the required pro forma disclosure.

   These statements are not expected to have a material effect on the Company's financial position or results of operations.

EXTRAORDINARY LOSS

   Upon the prepayment of the Subordinated Debt, concurrent with the Offerings, the Company will record an extraordinary loss of approximately $3.1 million, net of taxes, reflecting a prepayment penalty, as well as the write-off of related debt issuance costs. In connection with the consummation of the Offerings and repayment of borrowings under the Credit Agreement, the Company anticipates that it will incur a nonrecurring extraordinary loss of approximately $2.3 million, net of taxes, in the second quarter of fiscal 1996.

SEASONAL AND QUARTERLY COMPARISONS

   The Company's operating results may fluctuate from period to period, as a result of, among other things, sales associated with each new restaurant, the costs associated with opening new restaurants, the timing of new restaurant openings and acquisitions and the timing of new product introduction by BKC and promotional programs sponsored by the Company. In addition, the Company's business typically varies with general seasonal trends that are characteristic of the quick-service restaurant industry. The Company has historically experienced its strongest operating results during the summer months (the second and third quarter of its fiscal year), while operating results are somewhat lower during the winter months (the first and fourth quarters of its fiscal year). As the Company continues to make acquisitions and develop new restaurants, quarterly results may fluctuate more significantly. The following tables set forth by fiscal quarter in fiscal 1995 the Company's income statement data.

                                                       1995                                            1996
                                ----------------------------------------------------------------  ---------------
                                 FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER   FIRST QUARTER
                                ---------------  --------------  ---------------  --------------  ---------------
                                    (90 DAYS)       (91 DAYS)        (94 DAYS)       (91 DAYS)        (91 DAYS)
                                              (DOLLARS IN THOUSANDS)
Restaurant sales ..............      $30,967         $35,375          $37,104         $36,126
Restaurant operating expenses         28,338          30,989           32,012          31,842
Restaurant Contribution  ......        2,629           4,386            5,092           4,284
General and administrative
 expenses .....................        1,203           1,359            1,641           1,701
                                ---------------  --------------  ---------------  --------------  ---------------
Income from operations ........        1,426           3,027            3,451           2,583
Other (expense) ...............       (2,123)         (2,146)          (2,253)         (2,238)
Provision (benefit) for income
 taxes ........................         (333)            421              573             164
                                ---------------  --------------  ---------------  --------------
Net income ....................      $  (364)        $   460          $   625         $   181
                                ===============  ==============  ===============  ==============

                                   BUSINESS

GENERAL

   The Company is the leading independent Burger King franchisee in the midwestern United States and management believes the Company is the second largest Burger King franchisee in the United States. The Company was formed in 1994 by a group consisting of former Burger King franchisees, former BKC executives and The Jordan Company to take advantage of significant acquisition and related new restaurant development opportunities within the growing Burger King system. Since its inception, the Company has grown primarily through a series of nine acquisitions involving the purchase of 175 Burger King restaurants. Currently, the Company operates 180 Burger King restaurants in the states of Illinois, Virginia, Indiana, Colorado, Texas, Tennessee, Kentucky, Wisconsin, Ohio, North Carolina and Georgia. Restaurant sales for fiscal 1995 were $139.6 million ($237.4 million on a pro forma basis--see "Pro Forma Consolidated Financial Statements").

   The Company's senior management has extensive experience in the Burger King system as either former executives of BKC or as independent Burger King franchisees. The top five members of the Company's senior management each have over 10 years of experience, and in some cases more than 20 years of experience, within the Burger King system in connection with the operation, acquisition and development of Burger King restaurants. In addition, most of the Company's regional managing directors, district managers and restaurant managers have substantial experience within the Burger King system and/or the quick-service restaurant industry. See "Management--Directors and Executive Officers."

BUSINESS STRATEGY

   The Company's growth strategy consists of two principal components: (i) strategic acquisitions of multi-restaurant Burger King operations in new and existing markets and (ii) development of new Burger King restaurants in markets in which the Company has established a presence. The Company currently intends to acquire 40 Burger King restaurants in the Michigan Acquisition and plans to develop an additional 16 new Burger King restaurants in fiscal 1996 (four developed to date) and 34 new Burger King restaurants in fiscal 1997.

   Growth by Acquisition. Management believes that there are many attractive acquisition candidates in the $8.4 billion Burger King system because of its significant size and highly fragmented nature. According to information publicly filed by GrandMet, BKC's parent corporation, as of September 30, 1995 the Burger King system included approximately 8,000 restaurants worldwide, of which approximately 91% were operated by approximately 1,500 independent franchisees. In addition, since September 30, 1991, the number of restaurants in the Burger King system has grown by approximately 25%, with a record number of 657 new restaurants added during the year ended September 30, 1995 (of which 32 were developed by BKC and 625 were developed by independent franchisees). Management believes that the five largest franchisees in the Burger King system operate less than 10% of all Burger King restaurants.

   The Company's growth strategy includes new market acquisitions and fill-in acquisitions within existing markets. New market acquisitions represent new geographic markets for the Company and typically involve operations with the critical mass necessary to achieve operating efficiencies and support a regional operating structure. The Company's key criteria when evaluating new market acquisitions are the future opportunities for fill-in acquisitions, potential for new restaurant development in the area, the overall attractiveness of the market from a demographic perspective and the acquisition price relative to historical and expected financial performance of these restaurants. Typically, key operating personnel of acquired restaurants are retained to oversee the operation with the added benefit of the Company's sophisticated management information systems and other corporate resources. Five of the Company's nine acquisitions to date have been of large, regional operations, each consisting of more than 10 restaurants. Furthermore, the Company intends to use a portion of the net proceeds from the Offerings for a significant new market acquisition, the Michigan Acquisition.

   The Company's fill-in acquisitions typically involve smaller, local operations in areas in, or contiguous to, the Company's existing operations. Fill-in acquisitions allow the Company (i) to achieve greater restaurant penetration within existing markets; (ii) to increase regional operating efficiencies (since fill-in restaurants can be added to a market with few, if any, additions to the regional operating structure); and (iii) to take advantage of certain economies of scale. An example of a typical fill-in acquisition is the Company's acquisition in September 1995 of five additional restaurants in Denver, Colorado. An example of a larger fill-in acquisition is the Company's acquisition in November 1994 of 39 additional restaurants in the Chicago market.

   The table below summarizes each of the Company's acquisitions, representing 175 restaurants, since its inception and the proposed acquisition of 40 Burger King restaurants in the Michigan Acquisition.

                                                      NUMBER OF RESTAURANTS
ACQUISITION DATE      STATE                                 ACQUIRED           TYPE OF SELLER
- --------------------  ---------------------------  -------------------------  --------------
September 1994        Illinois/Indiana             68                         BKC
September 1994        Texas/Colorado               11                         Management
September 1994        Colorado                      3                         Management
November 1994         Illinois/Wisconsin           39                         Franchisee
September 1995        Colorado                      5                         Franchisee
October 1995          Illinois                      2                         BKC
November 1995         Tennessee/Georgia            11                         Franchisee
February 1996         Virginia/North Carolina      24                         Franchisee
February 1996         Kentucky/Ohio/Indiana        12                         Franchisee
Pending               Michigan                     40                         Franchisee

   On May 11, 1996, the Company executed purchase agreements to acquire 40 Burger King restaurants in the Grand Rapids, Michigan area from a franchisee for an aggregate cash purchase price of $35.6 million. The Company plans to use a portion of the net proceeds from the Offerings to fund the Michigan Acquisition. The Michigan Acquisition is conditioned on, among other things, the consummation of the Offerings, BKC's consent (described below) and standard closing conditions. As part of the Michigan Acquisition, it is expected that the seller will enter into (i) a non-competition agreement and
(ii) an agreement to assist the Company in developing additional Burger King restaurant sites in the Michigan market. It is anticipated that the key operating personnel of the restaurants acquired in the Michigan Acquisition will be retained. Pursuant to the BKC franchise agreement, acquisitions of Burger King restaurants, including those to be acquired in the Michigan Acquisition, are subject to BKC's consent and right of first refusal. See "Risk Factors--BKC Franchise Agreement Restrictions." On May 20, 1996, the Company submitted to BKC the relevant documentation in order to obtain BKC's consent for the Michigan Acquisition.

   The Michigan Acquisition represents a new market for the Company. The 40 restaurants to be acquired constitute approximately 47% of all Burger King restaurants in the greater Grand Rapids, Michigan market, and the Company believes that these restaurants provide the critical mass necessary to achieve operating efficiencies and to support a regional operating structure within this market. Of the 40 restaurants to be acquired in the Michigan Acquisition, 37 were open as of December 31, 1995, generating restaurant sales and cash flow during 1995 of $41.7 million and $5.0 million, respectively. Thirty-one of those restaurants were open for all of 1995, generating for 1995 average annual sales and restaurant cash flow of $1.2 million and $158,000, respectively. As of April 1, 1996, 38 restaurants were open with the remaining two projected to open in the third quarter of 1996.

   In addition to the Michigan Acquisition, the Company is engaged in various levels of discussions with numerous independent Burger King franchisees concerning the acquisition of all or a portion of their operations. In all cases, these discussions and negotiations are preliminary in nature (no agreements have been reached) and such discussions may be terminated by either party at any time. The success of any particular acquisition is subject to a significant number of factors, including the Company's completion of its due diligence, successful negotiation of the purchase price and related definitive documentation, BKC's consent to the proposed franchise acquisition, BKC not exercising its right of first refusal with respect to the acquisition, obtaining the necessary governmental permits and approvals and the ability of the Company to obtain financing as required. No assurances can be made that the Company will be able to acquire the Burger King restaurants that are currently the subject of these preliminary discussions and negotiations or any future Burger King restaurants that the Company may seek to acquire. See "Risk Factors--Risks of Expansion and Development," "--Franchise Agreements" and "Certain Transactions."

   Development of New Burger King Restaurants. The Company has and will continue to target acquisitions in geographic markets which have potential for substantial new restaurant development as determined by the number and location of existing Burger Kings and competing quick service restaurants, as well as local market traffic patterns, demographics and other relevant factors. Management believes that the underpenetration of the Burger King system provides the Company with significant new development opportunities. Moreover, management believes that the proven success of the Burger King concept and the relative predictability of development costs and restaurant profitability versus that of newer restaurant concepts and management's extensive experience within the Burger King system substantially reduces the Company's new restaurant development risk. For fiscal 1996, the Company has budgeted approximately $350,000 for the development of each new Burger King restaurant (exclusive of land acquisition and building costs, as the Company leases each of its properties). For the 121 restaurants operated by the Company for all of fiscal 1995, average restaurant sales and average restaurant operating cash flow were approximately $1.1 million and $173,000, respectively.

   Prior to developing a new restaurant, the Company's senior management conducts an extensive site selection process with significant input from BKC's development field personnel, including an analysis of projected development costs and anticipated profitability on a per location basis. The Company also uses regional and local developers, as well as former Burger King restaurant owners with significant knowledge of local markets, to assist in site selection and in reviewing zoning requirements and other regulatory matters related to the construction of new Burger King restaurants. The Company must obtain BKC's approval prior to beginning construction of a new restaurant. Typically, it takes the Company between 4 and 18 months to obtain BKC approval and to develop and open a new restaurant.

   To date, the Company has opened four new restaurants in 1996 and has received preliminary BKC site approval necessary to develop an additional 12 restaurants in the remainder of 1996. Developing and opening a new Burger King restaurant typically requires an initial investment of approximately $350,000 (not including the cost of the building and related real estate), of which $40,000 is paid to BKC as a one-time franchise fee and the balance is used to purchase equipment, furniture and fixtures, point-of-sale systems and signage. The Company currently leases all of its buildings and related real estate at each of its restaurant locations.

   Improved Operations and Efficiencies. The Company's operating strategy is to maximize restaurant level and overall profitability. The Company implements this strategy from a revenue perspective principally by engaging in activities and undertaking investments designed to expand the Company's customer base and increase sales volumes. These activities and investments include (i) seeking to ensure consistent high quality customer experiences,
(ii) regularly reviewing the Company's restaurant properties for revenue enhancing opportunities (such as improvements in drive-thru efficiencies and the addition or expansion of children's playground facilities) and when appropriate implementing such opportunities, (iii) upgrading the appearance of the Company's restaurants, (iv) supplementing BKC's national advertising and promotions with local advertising and promotions and (v) using the Company's sophisticated management information system to identify sales growth opportunities. In 1996, the Company, in conjunction with a BKC system-wide program, plans to implement a program to upgrade the appearance of selected restaurants. In addition, the Company plans to actively sponsor local advertising and engage in local promotions. The Company believes that the large number of restaurants it operates provides it with certain competitive advantages. Generally, as the number of restaurants that the Company owns in a particular market increases, the Company has greater ability to (i) ensure overall customer satisfaction in that market through consistency in food quality, service and restaurant appearance and (ii) coordinate and influence local Burger King advertising and promotional programs and pricing policies. In addition, the large number of restaurants that the Company owns and the corresponding professional development opportunities permit the Company to attract and retain strong regional, district and restaurant management.

   The Company implements its operating strategy from a cost perspective principally by (i) tightly controlling restaurant and corporate level costs,
(ii) capturing certain economies of scale and (iii) leveraging its corporate overhead structure. With respect to controlling restaurant level costs, the Company's principal competitive advantage is its sophisticated management information systems. The Company's management information systems, typically not affordable by smaller Burger King franchisees or quick-service restaurants, allow the Company to: monitor point-of-sale order taking, control shrinkage, manage inventory and product mix, efficiently schedule labor and integrate accounting systems. The Company's management information system also permits the Company to increase sales revenues by assisting restaurant managers in optimally scheduling the restaurant work-force during any particular shift at the restaurant work stations for which they are best qualified.

   The Company believes that the large number of restaurants that it operates, combined with its sophisticated management information systems, provide it with significant advantages over many other quick-service restaurant operators, particularly with respect to market consistency and cost control. Areas where the Company has experienced both restaurant-level and corporate-level savings as a result of its size and related bargaining power include food and paper purchasing and distribution, restaurant maintenance services and general liability insurance. In addition, as the Company acquires and develops additional Burger King restaurants, management believes that it will be able to leverage its corporate overhead structure by spreading its relatively fixed general and administrative costs over a growing number of restaurants.

BURGER KING CORPORATION

   Overview. The Company believes that it realizes significant benefits from its affiliation with BKC as a result of, among other things, the widespread recognition of the Burger King name and products, the size and market penetration of BKC's media budget (which was approximately $200 million for its fiscal year ended September 30, 1995, according to LNA/Arbitron Multi-Media Service), BKC's overall management of the Burger King concept, including new product development, quality assurance and strategic planning, and the continuing growth of the Burger King system. BKC, an operating subsidiary of GrandMet, was founded in 1954 and is currently the second largest restaurant franchisor in the world with system-wide restaurant sales of $8.4 billion for its fiscal year ended September 30, 1995. According to GrandMet, the Burger King system accounts for approximately 19% of the domestic hamburger market, as compared to 41% for McDonald's, 12% for Wendy's and 9% for Hardees. According to Technomic Information Services, domestic revenues from hamburger and related sales totaled approximately $37.6 billion in 1995.

   Menu and Operations. The Burger King system philosophy is characterized by its "Have It Your Way" service, flame-broiling, generous portions and competitive prices. Each Burger King restaurant offers a standard menu containing a variety of traditional and innovative food items. Burger King restaurants feature flame-broiled hamburgers, the most popular of which is The Whopper(Registered Trademark) sandwich. The Whopper is a large, flame-broiled hamburger on a toasted bun garnished with combinations of lettuce, onions, pickles, tomatoes and mayonnaise. At present, the standard menu of all Burger King restaurants consists primarily of hamburgers, cheeseburgers, chicken sandwiches, fish sandwiches, breakfast items, french fried potatoes, salads, milkshakes, desserts, soft drinks, milk and coffee. In addition, promotional menu items are introduced periodically for limited times.

   Burger King restaurants are typically open seven days per week with minimum operating hours from 7:00 AM to 11:00 PM. Burger King restaurants are of distinctive design and are generally located in high-traffic areas throughout the United States. The Company believes that convenience of location, speed of service, quality of food and price/value of food served are the primary competitive advantages of Burger King restaurants. The Company believes that it will continue to realize significant benefits from its affiliation with BKC as a result of the widespread recognition of the Burger King brand, the effectiveness of BKC's national marketing programs and the overall management of the Burger King system, including product development, quality assurance and strategic planning.

   In October 1993, BKC implemented the first stages of a nationwide Value Menu Program. The program consisted of discounted combination meals and menu items designed to give the consumer greater value while increasing customer traffic and profitability. BKC has also focused its efforts on a back-to-basics marketing strategy by eliminating over 30 items from its menu and emphasizing its core hamburgers, french fries and soft drinks. In addition, as part of its "Bigger, Better Burgers" campaign, BKC increased its standard hamburger patty size to 2.8 ounces, which is 75% larger than McDonald's current standard size of 1.6 ounces.

   Restaurant Configurations. Burger King restaurants consist of one of several building types with various layouts, seating capacities and engineering specifications. BKC's traditional restaurant contains approximately 2,500 square feet, seats 86 customers and offers interior design flexibility. BKC also features alternative restaurant formats ranging in size from 500 to 4,000 square feet and seating capacities ranging up to over 100 customers. BKC has developed a number of standard and non-traditional restaurant formats which enable maximum seating capacities from available square footage in such facilities as airports, hospitals, college campuses, gas stations and retail shopping centers. Substantially all of the Company's restaurants are traditional free-standing restaurants with seating capacities of at least 50 and which contain drive-thru windows. According to BKC, over 50% of all restaurant sales in the Burger King system are generated from drive-thru windows.

   National Marketing and Promotion. The Burger King brand has been in existence for over 40 years. As an established franchisor, BKC has historically made considerable advertising and promotional expenditures to heighten brand awareness. BKC's advertising campaigns are generally carried on television, radio and in mass circulation print media (national and regional newspapers and magazines). BKC franchisees are required to contribute 4.0% of monthly gross sales from restaurant operations to a BKC advertising fund, which contributions are generally utilized by BKC for its advertising and promotional programs and public relations activities. BKC has also entered into selective partnership arrangements to help promote its products. Recently, BKC's national promotional partners have included The Walt Disney Company, the NCAA and the Coca-Cola Company.

QUICK-SERVICE RESTAURANT INDUSTRY

   Since the introduction of quick-service restaurants in the mid-1950s, the percentage of the average family's food budget spent on meals consumed "away from home" has grown significantly from approximately 25% of the food budget in 1955 to approximately 46% in 1995, according to the National Restaurant Association. Concurrently, the quick-service restaurant industry has expanded to include hamburger, pizza, chicken, Mexican food, ice cream/yogurt, donuts and various sandwich types. The National Restaurant Association estimates that sales at these quick-service restaurants will reach approximately $100 billion in 1996, representing an inflation-adjusted growth rate of 4.2% over 1995. The National Restaurant Association's growth estimate for the quick-service restaurant industry is slightly more than double the rate of growth of full-service restaurant sales, which are expected to rise by an inflation-adjusted rate of 2.0% in 1996. According to Technomic Information Services, revenues from hamburger and related sales, which represented the biggest share of the quick-service restaurant industry, totaled approximately $37.6 billion in 1995.

   The recent growth in the quick-service restaurant segment is attributable to consumers' desire for value and convenience, such as bundled value meals, drive-thru windows, carry-out and delivery. In 1995, off-premise services generated by drive-thru windows, pickup and home delivery comprised 64% of the quick-service traffic, according to the National Restaurant Association.

COMPANY OPERATIONS

   Management Structure. All executive management, finance, marketing and operations support functions are conducted centrally at the Company's Westchester, Illinois headquarters. In each of its six regions (Chicago, Virginia, Colorado, Texas, Tennessee and Cincinnati), the Company has a regional managing director who is responsible for the operations of all Company Burger King restaurants within the assigned region. Each of these managing directors must be approved by BKC. Supporting the managing director in Chicago are four directors of operations (who each oversee an average of 27 restaurants), who supervise 16 district managers (who directly supervise four to eight restaurants each).

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The five other managing directors are also supported by district managers.
The district managers are responsible for direct oversight of the day-to-day operations of the Company's Burger King restaurants. Typically, district managers have previously served as restaurant managers within the Burger King system. A typical Company restaurant is staffed with a full-time manager, one to three assistant managers and full- and part-time hourly employees.

   Management Incentives and Retention. Managing directors, directors of operations, district managers and most restaurant managers are compensated with a fixed salary plus a bonus based upon the performance of the restaurants under their supervision. Evaluation criteria include compliance with Burger King's restaurant operating guidelines and restaurant profitability. After the consummation of the Offerings, the Company will also provide its executive officers and employees with long-term incentive compensation opportunities through the use of stock options. See "Management--Stock Option Plan." In addition, senior management believes that the Company's larger size and regional focus provide significant professional development opportunities for the Company's management and operating personnel not available to smaller franchisees. The Company believes that its compensation structure and professional development opportunities are significant advantages in attracting and retaining qualified management personnel.

   Training. The Company maintains a comprehensive training and development program for all of its personnel. This program emphasizes the Burger King system-wide operating procedures, food preparation methods and customer service standards. The management training program features an intensive five week hands-on restaurant training period, followed by two weeks of classroom instruction (one week of simulated restaurant management activities and one week of food sanitation). Special emphasis is placed on quality food preparation, service standards and total customer satisfaction. Upon certification, new managers work closely with experienced managers to solidify their skills and expertise. The Company's existing restaurant managers regularly participate in the Company's ongoing training efforts, including classroom programs and in-restaurant programs. In addition, BKC's training and development programs are also available to the Company.

   Improved Technology. The Company utilizes a sophisticated management information system which provides daily tracking and reporting of customer traffic counts, sales, average check values, menu item sales, inventory variances, key labor measures and other detailed information in comparative form, by individual restaurant and for the Company as a whole. The Company's management information system, typically installed in its restaurants within 60 to 90 days of acquisition, transmits data on a daily basis to Company headquarters. This information is available by 6:00 AM the following day and can be accessed by district managers on a remote basis using a laptop computer. The Company's integrated management information system provides management with the ability to (i) identify and quickly capitalize on restaurant sales enhancement and profit opportunities, such as minimizing shrinkage and controlling labor costs, (ii) monitor point-of-sale order taking, (iii) effectively manage inventory and (iv) integrate accounting systems. Customized exception reporting is used to focus operations on high priority issues and opportunities. The Company also utilizes the system to analyze various promotional programs using product mix information.

FRANCHISE AGREEMENTS

   The Company operates Burger King restaurants through its wholly owned subsidiaries, each of which is a party to a BKC franchise agreement. These franchise agreements do not grant any franchisee exclusive rights to a defined territory; however, the Company believes that BKC generally seeks to ensure that newly granted franchises do not materially affect the operations of existing Burger King restaurants. Acceptance as a franchisee is based upon several factors including management experience, qualifications, financial status and net worth. The franchise agreements require, among other things, that all restaurants be of standardized design and operated in a prescribed manner, including utilization of the standard Burger King menu. Most franchise agreements provide for a term of 20 years, and, at the option of the franchisee and BKC, a successor franchise agreement may be granted by BKC provided that the

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restaurant meets BKC's operating standards applicable at that time and the franchisee is not in default under the relevant franchise agreement. The BKC franchise agreements are noncancelable except for failure to abide by the terms thereof and in certain other limited circumstances.

   BKC franchise agreements provide for a one-time franchise fee (currently $40,000), a monthly royalty fee of 3.5% of each restaurant's gross sales and a monthly advertising contribution of 4.0% of gross sales. During fiscal 1995, the Company paid BKC an aggregate of $4.8 million in royalty fees and $5.7 million in advertising contributions.

   BKC franchise agreements generally are renewable for an additional term based upon the form of franchise agreement applicable at that time, provided that the franchisee (i) pays a successor franchise fee equal to the then-current franchise fee, (ii) has demonstrated an ability to operate the business consistent with the standards set forth in the franchise agreement,
(iii) agrees to make capital improvements to the subject restaurant to bring the restaurant up to BKC's image standards applicable at that time and (iv) is not then currently in default with respect to any other obligations to BKC, including pursuant to other franchise agreements. The Company, through its district managers, closely supervises the operation of all of its restaurants to ensure that operating policies are followed and that the requirements of the franchise agreements are met. The amount of capital expenditures that may be required to bring a restaurant up to BKC's current standards at any given time varies widely depending upon the magnitude of the required changes and the degree to which the franchisee has made interim changes to the restaurant. Within five years of April 1, 1996, 26 of the Company's current 180 franchise agreements with BKC, which contributed $26.9 million in restaurant sales in fiscal 1995, are scheduled to expire. The Company believes that it will satisfy BKC's requirements for renewal of franchise agreements and, accordingly, that successor franchise agreements will be granted in due course by BKC upon the expiration of the franchise agreements.

   The Company intends to expand its operations of Burger King restaurants through both acquisitions and new restaurant development. Pursuant to the BKC franchise agreements, BKC approval is required for the renewal of the Company's existing franchise agreements. Pursuant to current BKC policies and procedures applicable to the Company, BKC's approval is required for the acquisition of Burger King restaurants by the Company from other Burger King franchisees and the development of new Burger King restaurants by the Company. BKC's consent to such renewals, acquisitions or development may be withheld in BKC's sole discretion. BKC may also condition its consent to any such renewal, acquisition or development on the Company's agreement to take certain actions, such as making capital expenditures on acquired restaurants, providing information to BKC's management information systems, disposing of certain acquired restaurants and maintaining specified financial ratios. In addition, BKC franchise agreements provide BKC with a right of first refusal to purchase all Burger King restaurants which franchisees wish to sell, including those restaurants which may be sold to the Company in the Michigan Acquisition. See "Risk Factors--BKC Franchise Agreement Restrictions" and "Certain Transactions."

   Pursuant to current BKC policies and procedures, the Company and each of its subsidiaries which is a franchisee is required to obtain BKC's consent prior to making certain changes to their capital structure and modifications to their corporate governance documents. In particular, no amendment may be made to the Company's or the relevant subsidiary franchisee's certificate of incorporation or bylaws, nor may any resolution be adopted, without first obtaining BKC's consent, if such amendment or resolution would have any of the following effects: (i) change the description of the Company or the relevant subsidiary franchisee's purpose or authorized activities; (ii) change the designation of, or the procedures for designating, the managing owner; (iii) change the authority granted to the managing owner; or (iv) materially alter promises or representations made in a distribution plan approved by BKC. A distribution plan is a plan approved by BKC prior to granting a franchise which describes the distribution of the securities of the Company or the relevant subsidiary franchisee. The franchise agreements also prohibit the Company's subsidiaries, its managing owners and owners, including Messrs. Jaro, Osborn and Hubert, from transferring their interests in the Company's franchise agreements in any way without first obtaining BKC's consent.

   Current BKC policies and procedures also place certain restrictions on the management structure of BKC franchisees, including the Company. For example, a managing owner and an owner must be named

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

in each franchise agreement. Under the franchise agreements, Messrs. Jaro and Osborn are named as managing owners and Messrs. Jaro, Osborn and Hubert are named as owners. The managing owners have the authority to bind the franchisee in its dealings with BKC and to direct any action necessary to ensure compliance with the franchise agreements and related documents, including leases with BKC. In addition, each managing owner is personally liable to BKC for the franchisee's obligations under such agreements. Also, each franchise agreement requires that a managing director be designated to ensure that the day-to-day operation of the relevant franchised restaurant complies with BKC's standards. BKC has the right to terminate its franchise agreement with a franchisee if (i) the franchisee or the managing owner is convicted of a crime punishable by a term of imprisonment in excess of one year or (ii) the franchisee, the managing owner or a managing director engages in conduct which reflects unfavorably on the franchisee or Burger King system generally. Managing owners cannot be replaced without receiving the consent of BKC. In addition, absent BKC's prior written consent, managing owners are required to hold a 5% voting interest in corporate franchise and to personally guarantee the franchisee's obligations to BKC. Furthermore, no managing owner or owner may sell, encumber or otherwise transfer any portion of his equity interest in the Company without first obtaining the consent of BKC. After the transfer of its equity interest, managing owners remain personally obligated to BKC under the franchise agreements and any other agreements between the franchisee and BKC, unless such obligation has been fully satisfied or waived by BKC.

   Pursuant to the BKC franchise agreements, transfers or issuances by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, require the consent of BKC. If BKC were to object to any issuance or transfer by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, BKC could declare an event of default under its franchise agreements. See "Description of Capital Stock--Anti-Takeover Effects of Delaware Law and the BKC Franchise Agreements," "Certain Transactions" and "Risk Factors--BKC Franchise Agreements."

ADVERTISING AND PROMOTION

   The Company believes that one of the major advantages of being a BKC franchisee is the marketing support and brand promotion it realizes from the marketing activities of BKC. In addition to the benefits derived by the Company from BKC's $200 million advertising budget, the Company supplements BKC's advertising and promotional activities with local advertising and promotions, including purchasing additional television, radio and print advertising and running promotional programs that support national programs with local tie-ins to other consumer brands. These local tie-ins included cross promotions with the Colorado Rockies, Fannie May Candies and Northwestern University, among others. Other promotional programs include coupons and price discounts, which are tailored by the Company to appeal to its customer base depending on demographics and other factors, thereby creating flexible and directed marketing programs. For fiscal 1995, the Company spent approximately $600,000 on supplemental local advertising and promotions, and plans to continue its local advertising and promotional programs at comparable levels in the future.

SUPPLIES AND DISTRIBUTION

   The Company is a member of a national purchasing cooperative created by and for the Burger King system known as Restaurant Services, Inc. ("RSI"). RSI is an independent, member-owned, non-profit cooperative which provides services on behalf of, and for the benefit of, Burger King restaurant operators. RSI negotiates the lowest cost for the Burger King system while improving quality, enhancing competitiveness and ensuring the best possible value. RSI has the sole and exclusive responsibility for negotiating purchasing arrangements for the Burger King system with respect to certain paper goods, restaurant supplies, food and drink products, certain equipment and many other items mutually agreed to by Burger King franchisees for use in the Burger King system. The Company uses its purchasing power to negotiate directly with certain other vendors as well as each of its distributors, to obtain favorable pricing and terms for the distribution of its products. Currently, the Company's primary distributor of foodstuffs and supplies is ProSource Distribution Services, Inc.

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

   All BKC-approved suppliers are required by BKC to purchase all foodstuffs and supplies from BKC, approved manufacturers and purveyors. BKC is responsible for quality control and supervision of these manufacturers and purveyors. BKC monitors all BKC-approved manufacturers and purveyors of its foodstuffs. BKC regularly visits these manufacturers and purveyors to observe the preparation of the foodstuffs and conducts various tests to ensure that only high quality foodstuffs are sold to BKC-approved suppliers, distributors and franchisees. In addition, BKC coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and ensure that manufacturing plant and distribution center standards are met.

   The Company believes that reliable alternative sources for virtually all restaurant supplies are readily available at competitive prices should the arrangements with ProSource or any other existing supplier or distributor change.

QUALITY ASSURANCE

   The Company's operations are focused on achieving a high level of customer satisfaction, with speed, accuracy and quality of service closely monitored. The Company's senior management and restaurant management staff are principally responsible for ensuring compliance with the Company's and BKC's operating procedures. The Company and BKC have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. Detailed reports from the Company's own management information systems and surveys conducted by the Company or BKC are tabulated and distributed to management on a regular basis to help maintain compliance. In addition to customer satisfaction, these reports track comparable sales and customer counts, labor and food costs, inventory levels, waste losses and cash balances.

   All Burger King franchisees operate subject to a comprehensive regimen of quality assurance standards set by BKC, as well as standards set by Federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness. In addition, BKC has set maximum time standards for holding unsold prepared food. For example, sandwiches and french fries are required to be discarded after ten minutes and seven minutes following preparation, respectively. The "conveyor belt" cooking system utilized in all Burger King restaurants, which is calibrated to carry hamburgers through the flame broiler at regulated speeds, is one of the safest cooking systems among major fast-food restaurants and helps to ensure that the standardized minimum times and temperatures for cooking are met.

   The Company closely supervises the operation of all of its restaurants to help insure that standards and policies are followed and that product quality, customer service and cleanliness of the restaurants are maintained. In addition, BKC may conduct unscheduled inspections of Burger King restaurants throughout the nationwide system.

COMPETITION

   The restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. The Company's Burger King restaurants compete with a large number of national and regional restaurant chains, as well as locally-owned restaurants offering low-priced and medium-priced food. Convenience stores, grocery stores, delicatessens and food counters, cafeterias and other purveyors of moderately priced and quickly prepared foods also compete with the Company. In the Company's markets, McDonald's, Wendy's and Hardees provide the most significant competition.

   McDonald's operates more restaurants than the Company in all but one of the Company's current markets and is the Company's largest competitor. According to publicly available information, as of December 31, 1995, the McDonald's system comprised 18,380 restaurants and total system-wide revenues for McDonald's for the year ended December 31, 1995 were $29.9 billion. The Company believes that product quality and taste, name recognition, convenience of location, speed of service, menu variety,

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

price, and ambiance are the most important competitive factors in the quick-service restaurant industry and that its Burger King restaurants effectively compete in each category.

   The Company faces competition in its expansion plans. Potential Burger King acquisition and development competitors include BKC, which has exercised its right of first refusal with respect to previously proposed restaurant sales, controls the areas in which new Burger King restaurant sites can be developed and may impose, as a condition to its consent to any proposed acquisition or development opportunity, conditions, limitations or other restrictions on the Company and its activities. Other potential competitors in acquiring and developing Burger King restaurants include other investors and existing Burger King franchisees. The Company also competes with other quick-service restaurant operators and developers for the most desirable site locations. See "Business--Strategy."

GOVERNMENT REGULATION

   The Company is subject to various Federal, state and local laws affecting its business, including various health, sanitation, fire and safety standards. Newly constructed or remodeled restaurants are subject to state and local building code and zoning requirements. In connection with the remodeling and alteration of the Company's Burger King restaurants, the Company may be required to expend funds to meet certain Federal, state and local regulations, including regulations requiring that remodeled or altered restaurants be handicapped-accessible. The Company is also subject to Federal and state environmental regulations, although such regulations have not had a material effect on the Company's operations taken as a whole. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant in a particular area.

   The Company is also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of the Company's food service personnel are paid at rates related to the Federal minimum wage and increases in the minimum wage, including proposals currently before Congress, would increase the Company's labor costs.

   The Company is also subject to various local, state and Federal laws regulating the discharge of pollutants into the environment. The Company believes that it conducts its operations in substantial compliance with applicable environmental laws and regulations. In an effort to prevent and, if necessary, to correct environment problems, the Company conducts environmental audits of a proposed restaurant site in order to determine whether there is any evidence of contamination prior to purchasing or entering into a lease with respect to such restaurant.

   The Company believes that it conducts its operations in substantial compliance with applicable laws and regulations governing its operations.

PROPERTIES

   As of the date of this Prospectus, the Company operated all of its restaurants on locations where it leases the land and the building. BKC is the lessor on approximately 60% of such properties, primarily as a result of the Company's initial acquisition of Burger King restaurants from BKC. Most of the Company's leases are coterminous with the related franchise agreements and require the Company to pay property taxes, insurance, maintenance and other operating costs of the properties. Generally, the terms of the leases require lease payments equal to the greater of a fixed minimum annual rent or 8.5% of annual gross sales. The Company believes that it generally will be able to renew all of its restaurant leases as they expire at commercially reasonable rates.

   Within five years of April 1, 1996, 23 of the Company's 180 current restaurant leases are due to expire. The Company believes that it will be able to renew expiring leases at reasonable rates in the future. During fiscal 1995, the Company renewed each of its three leases expiring during such fiscal year on terms generally consistent with those of the expiring leases.

   The Company's headquarters are located in an approximately 16,000 square foot leased office space in Westchester, Illinois. The term of the present lease expires on September 30, 1998. The Company believes that its existing central office provides sufficient space to support its expected expansion over the next several years.

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EMPLOYEES

   As of April 1, 1996, the Company employed 631 full-time salaried employees and approximately 5,400 full and part-time hourly employees. Of the Company's full-time employees, 37 are involved in overseeing restaurant operations, 528 are involved in the management of individual restaurants, and the remainder are responsible for corporate administration. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and its relations with its employees are good.

LITIGATION

   The Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

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                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following sets forth the names and ages of the Company's directors and executive officers and the positions they hold as of the date of this
Prospectus:

NAME                      AGE   POSITION WITH COMPANY
- -----------------------  -----  ---------------------------------------------------

Lawrence E. Jaro .......   52   Managing Owner, Chairman and Chief Executive
                                Officer
William C. Osborn ......   47   Managing Owner, Vice Chairman and Director
Gary W. Hubert .........   44   Chief Operating Officer and Director
Joel D. Aaseby .........   37   Chief Financial Officer and Corporate Secretary
Scott E. Vasatka .......   43   Vice President-Human Resources
A. Richard Caputo, Jr.     30   Vice President and Director
Thomas H. Quinn ........   48   Director
John W. Jordan, II  ....   47   Director
David W. Zalaznick  ....   42   Director

   Set forth below is a brief description of the business experience of each director and executive officer of the Company.

   MR. JARO has served as the Company's Managing Owner, Chief Executive Officer and as a Director since the Company's inception, and currently serves as Chairman. Mr. Jaro has over 15 years of experience as a Burger King restaurant franchisee. Prior to joining the Company, Mr. Jaro was the President and Chief Executive Officer of Jaro Enterprises, Inc., an operator of 12 Burger King restaurants in Colorado and Texas.

   MR. OSBORN has served as the Company's Managing Owner and as a Director since the Company's inception. Mr. Osborn also served as the Company's President until May 10, 1996 at which time he was appointed the Company's Vice Chairman. Mr. Osborn has over 10 years of experience as a Burger King restaurant franchisee as well as a franchisee of other restaurant concepts. Prior to joining the Company, Mr. Osborn owned and operated three Burger King restaurants in Colorado.

   MR. HUBERT has served as the Company's Senior Vice President and as a Director since the Company's inception, and currently serves as Chief Operating Officer. Mr. Hubert has over 20 years of experience with BKC in restaurant operations and franchise management. Prior to joining the Company, Mr. Hubert was a Vice President with BKC in both the Franchise and Corporate Operations divisions and served as the Area Operations Manager for BKC's Chicago region from 1985 to 1989.

   MR. AASEBY has served as the Company's Vice President--Finance and Corporate Secretary since the Company's inception, and currently serves as Chief Financial Officer. Mr. Aaseby has over 21 years of experience with BKC in various finance, accounting and operations positions, including Midwest Sector Controller from 1989 to 1994.

   MR. VASATKA has served as the Company's Vice President-Human Resources since the Company's inception. Mr. Vasatka has over 26 years of experience in the restaurant industry. Prior to joining the Company, Mr. Vasatka was employed by Davgar Restaurants from 1969 until 1994, and held various senior management positions including District Manager, Director of Training and Division President.

   MR. CAPUTO has served as a Vice President and Director of the Company since its inception. Mr. Caputo is a partner of The Jordan Company, which he has been associated with since 1990. Mr. Caputo is also a director of Jackson Products, Inc. as well as other privately held companies.

   MR. QUINN has served as a Director of the Company since its inception. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of Jordan Industries, Inc., a diversified industrial holding company. Mr. Quinn is also the Chairman of the Board and Chief Executive Officer of American Safety Razor Company and Welcome Home, Inc. as well as other privately held companies.

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   MR. JORDAN has served as a Director of the Company since its inception.
Mr. Jordan is a managing partner of The Jordan Company, a private merchant banking firm which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., American Safety Razor Company, Jackson Products, Inc., Leucadia National Corporation, Carmike Cinemas, Inc., NEWFLO Corporation, Welcome Home, Inc. and Apparel Ventures, Inc. as well as other privately held companies.

   MR. ZALAZNICK has served as a Director of the Company since its inception. Since 1982, Mr. Zalaznick has been a managing partner of The Jordan Company. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Jackson Products, Inc., Marisa Christina, Inc., NEWFLO Corporation and Apparel Ventures, Inc. as well as other privately held companies.

   Each of the Company's directors was nominated to the Board of Directors pursuant to the Stockholders Agreement (as hereinafter defined), which required the stockholders named therein to vote for such nominees. Simultaneously with the closing of the Offerings, and pursuant to the Recapitalization Agreement, certain provisions of the Stockholders Agreement, including the agreement to nominate certain members to the Board of Directors, will be terminated. See "Description of Capital Stock--The Recapitalization."

   Prior to the consummation of the Offerings, the Company intends to increase the number of members of the Board of Directors from seven to nine. The Company has initiated a search to identify two independent directors (the "Independent Directors") to fill the new positions on the Board of Directors.

   Effective simultaneously with the closing of the Offerings, the Board of Directors intends to establish (i) an executive committee with Messrs. Caputo, Jaro, Jordan, and Quinn serving as the members thereof, (ii) an audit committee with Mr. Caputo and the Independent Directors serving as the members thereof, and (iii) a compensation committee with Mr. Quinn and the Independent Directors serving as the members thereof.

BOARD OF DIRECTORS

   Liability Limitation. The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

   Indemnification Agreements. Simultaneously with the consummation of the Offerings, the Company and each of its directors will enter into indemnification agreements. The indemnification agreements will provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified, to the

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

extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

   Director Compensation. After the consummation of the Offerings, directors who are not employees of the Company will receive $10,000 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors. The Independent Directors will receive options under the Stock Option Plan. See "--Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

   Prior to the consummation of the Offerings, the Board of Directors did not maintain a Compensation Committee. During fiscal 1995, however, Messrs. Caputo, Jaro, Jordan and Quinn participated in deliberations of the Board of Directors concerning executive officer compensation. See "Certain
Transactions."

EXECUTIVE COMPENSATION

 Summary Compensation Table

   The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during fiscal 1995 to each of the Company's chief executive officer and other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                             ----------------------------------------------------------------
                               FISCAL                           OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION
- ---------------------------  --------  ----------  ---------  ---------------  --------------
Lawrence E. Jaro
 Managing Owner and Chief
 Executive Officer .........    1995     $215,000    $64,500      $0                      $0
William C. Osborn
 Managing Owner and Vice
 Chairman ..................    1995      215,000     64,500       0                  10,000(3)
Gary W. Hubert
 Chief Operating Officer
 and Senior Vice President..    1995      215,000     64,500       0                       0
Joel D. Aaseby
 Chief Financial Officer
 and Corporate Secretary ...    1995      110,000     32,000       0                       0
Scott E. Vasatka
 Vice President--
 Human Resources ...........    1995      105,000     31,000       0                       0


(1) The Company provides bonus compensation based on an individual's achievement of certain specified objectives, including achieving the Company's stated earnings before interest, taxes, depreciation and amortization. Employees are eligible to receive from 10% to 60% of their annual compensation as a bonus. After the consummation of the Offerings, bonuses paid to executive officers will be determined by the Compensation Committee of the Board of Directors.

(2) No executive named in the table above received any Other Annual Compensation in an amount in excess of either $50,000 or 10% of Salary and Bonus reported for him in the two preceding columns.

(3) Represents the amount of life insurance premiums paid by the Company on the life of Mr. Osborn with death benefits designated by the executive.

 Option Exercises in Fiscal 1995 and Fiscal Year-end Values

   The following table shows stock options exercised by each of the Named Executives during fiscal 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options. Except as listed in the table, no other Named Executive exercised any Company stock options or beneficially owned unexercised Company stock options.

                     AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FISCAL YEAR-END VALUES

                     NUMBER OF SHARES OF COMMON
                                STOCK
                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             OPTIONS AT                 IN-THE-MONEY OPTIONS
                           JANUARY 1, 1996             AT JANUARY 1, 1996(1)
                   -----------------------------  ------------------------------
                     EXERCISABLE UNEXERCISABLE(2)   EXERCISABLE    UNEXERCISABLE
                   -------------  --------------  -------------  ---------------
SCOTT E. VASATKA        2.81            2.81      $                      $

(1) Based on the difference between an initial public offering price of $ per share (the midpoint of the range set forth on the cover of this Prospectus) and the option exercise price. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

(2) The Company granted options to purchase up to 5.62 shares of Common Stock, 50% of which vested as of September 1, 1995 and 50% of which will vest as of September 1, 1996.

RETIREMENT AND 401(K) PLANS

   Starting August 1, 1996, the Company will offer to all its employees the option to participate in its newly created 401(k) plan, upon fulfillment of certain requirements. The Company will have the option, but not the obligation, to match contributions made by its employees under the 401(k) plan. In addition, the Company will provide disability insurance to certain key executives. The insurance will cover all salary payments to the executives during the entire period of disability.

EMPLOYMENT AGREEMENTS

   Effective September 1, 1994, Enterprises entered into an employment agreement with Lawrence E. Jaro (the "Jaro Employment Agreement"). Pursuant to the terms of the Jaro Employment Agreement, Mr. Jaro agreed to serve as Chief Executive Officer and Co-Managing Owner of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Jaro nor Enterprises has provided the other with a notice of termination 120 days prior to the expiration date of the Jaro Employment Agreement. Mr. Jaro also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Jaro with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. After the consummation of the Offerings, the Compensation Committee may, in its sole discretion, approve a higher annual base salary for Mr. Jaro and an annual bonus of up to 60% of Mr. Jaro's base salary. In the event Mr. Jaro no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Jaro Employment Agreement) or as a result of a material reduction in his authority, then Mr. Jaro is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective September 1, 1994, Enterprises entered into an employment agreement with William C. Osborn (the "Osborn Employment Agreement"). Pursuant to the terms of the Osborn Employment

Agreement, Mr. Osborn agreed to serve as President and Co-Managing Owner of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Osborn nor Enterprises has provided the other with a notice of termination 120 days prior to the expiration date of the Osborn Employment Agreement. Mr. Osborn also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Osborn with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. After the consummation of the Offerings, the Compensation Committee may, in its sole discretion, approve a higher annual base salary for Mr. Osborn and an annual bonus of up to 60% of Mr. Osborn's base salary. In the event Mr. Osborn no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Osborn Employment Agreement) or as a result of a material reduction in his authority, then Mr. Osborn is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively. Effective May 10, 1996, the Company and Mr. Osborn agreed that Mr. Osborn would resign as President to become Vice Chairman of the Company.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Gary W. Hubert (the "Hubert Employment Agreement"). Pursuant to the terms of the Hubert Employment Agreement, Mr. Hubert agreed to serve as Senior Vice President and Managing Director of the Company and Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Hubert nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Hubert Employment Agreement. Mr. Hubert also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Hubert with a base salary of $215,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $800 per month and reimbursement of up to $6,000 per annum for automobile-related costs. After the consummation of the Offerings, the Compensation Committee may, in its sole discretion, approve a higher annual base salary for Mr. Hubert and an annual bonus of up to 60% of Mr. Hubert's base salary. In the event Mr. Hubert no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Hubert Employment Agreement) or as a result of a material reduction in his authority, then Mr. Hubert is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Joel D. Aaseby (the "Aaseby Employment Agreement"). Pursuant to the terms of the Aaseby Employment Agreement, Mr. Aaseby agreed to serve as Vice President--Finance of Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Aaseby nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Aaseby Employment Agreement. Mr. Aaseby also agreed not to compete with Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Aaseby with a base salary of $110,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $500 per month and reimbursement of up to $6,000 per annum for automobile-related costs. After the consummation of the Offerings, the Compensation Committee may, in its sole discretion, approve a higher annual base salary for Mr. Aaseby and an annual bonus of up to 40% of Mr. Aaseby's base salary. In the event Mr. Aaseby no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Aaseby Employment Agreement) or as a result of a material reduction in his authority, then Mr. Aaseby is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively. In the event Mr. Aaseby no longer provides services to Enterprises after his initial five-year term of employment or during his initial five-year term for any reason other than his voluntary termination, then Mr. Aaseby has the option for 540 days following his termination to purchase from Enterprises one of its Burger King restaurants for a specified price.

   Effective September 1, 1994, Enterprises entered into an employment agreement with Scott E. Vasatka (the "Vasatka Employment Agreement"). Pursuant to the terms of the Vasatka Employment Agreement, Mr. Vasatka agreed to serve as Vice President--Human Resources of Enterprises for a five-year period ending on August 31, 1999 with automatic one-year renewals thereafter, provided that neither Mr. Vasatka nor Enterprises has provided the other with notice of termination 120 days prior to the expiration of the Vasatka Employment Agreement. Mr. Vasatka also agreed not to compete against Enterprises throughout the term of his employment and for one year thereafter, and not to disclose any confidential information during and after the term of his employment. In exchange for his services and covenants, Enterprises agreed to compensate Mr. Vasatka with a base salary of $105,000 per annum (subject to an annual cost of living adjustment), an automobile allowance of $500 per month and reimbursement of up to $6,000 per annum for automobile-related costs. After the consummation of the Offerings, the Compensation Committee may, in its sole discretion, approve a higher annual base salary for Mr. Vasatka and an annual bonus. In the event Mr. Vasatka no longer provides services to Enterprises due to (i) his death or physical or mental disability or (ii) his dismissal without Cause (as defined in the Vasatka Employment Agreement) or as a result of a material reduction in his authority, then Mr. Vasatka is entitled to receive his base compensation from the date of his termination through the first anniversary of such termination or through the remaining term of his employment agreement, respectively.

STOCK OPTION PLAN

   Subject to the approval of the Company's existing stockholders and the consummation of the Offerings, the Company has adopted the Stock Option Plan pursuant to which options and stock appreciation rights are granted for the purpose of attracting and motivating key employees and non-employee directors of the Company. The Stock Option Plan will be administered by the Compensation Committee. The Stock Option Plan will provide for the grant of options to purchase shares of Common Stock that are either "qualified," that is, those that satisfy the requirements of Section 422 of the Code for incentive stock options, or "non-qualified," that is, those that are not intended to satisfy the requirements of Section 422 of the Code, as well as stock appreciation rights ("SARs") on such options. The Compensation Committee will recommend, subject to the approval of the disinterested members of the Board of Directors, which individuals will be granted options and SARs, the number of shares to be optioned and other terms and conditions applicable to the grants. Under the terms of the Stock Option Plan, options will be at the market price of the Common Stock at the time of grant. If an option holder ceases to be an employee of the Company, the holder has three months to exercise the holder's vested options, unless the holder's termination was by reason of death or disability, in which case the holder (or his estate) has twelve months to exercise his vested options, or retirement, in which case the holder has three years to exercise his vested options.

   The maximum number of shares of Common Stock reserved for issuance under
the Stock Option Plan is      shares (subject to adjustment for certain
events such as stock splits and stock dividends). The Company intends to file immediately after the Offerings a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the Stock Option Plan and the shares reserved for issuance to Messrs. Stahurski and Vasatka described below. Independent directors of the
Company will each be awarded options to purchase      shares of the Company's
Common Stock, at an exercise price equal to the initial public offering price
of the Common Stock, of which        will vest on each of the first through
the      anniversaries of the date of grant.

   In connection with their employment by the Company, on September 1, 1994, the Company granted each of Messrs. Stahurski and Vasatka options to purchase
5.62 shares of Common Stock, pursuant to separate option agreements which are not part of the Stock Option Plan. These options vest at a rate of 50% per annum. Each of Messrs. Stahurski and Vasatka intend to exercise their options simultaneously with the consummation of the Offerings.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The table below sets forth as of April 1, 1996, certain information prior to and after the Offerings regarding beneficial ownership of Common Stock held by (i) each director and each of the Named Executives who own shares of Common Stock, (ii) all directors and executive officers of the Company as a group, (iii) each person known by the Company to own beneficially more than 5% of the Common Stock and (iv) to the extent not set forth pursuant to the foregoing, each potential selling stockholder (the "Selling Stockholders") if the Underwriters' over-allotment is exercised in full. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except where otherwise noted.

                                                                                      BENEFICIAL OWNERSHIP
                                                                                       AFTER OFFERINGS IF
                                          SHARES BENEFICIALLY          NUMBER OF              OVER-
                                           OWNED PRIOR TO THE        SHARES BEING       ALLOTMENT OPTION
                                              OFFERINGS(1)         OFFERED IF OVER-  EXERCISED IN FULL (1)
                                      --------------------------  ALLOTMENT OPTION   ----------------------
                                         NUMBER      PERCENTAGE   EXERCISED IN FULL   NUMBER     PERCENTAGE
                                      ------------  ------------  -----------------  --------    ----------
EXECUTIVE OFFICERS AND DIRECTORS:
Lawrence E. Jaro ....................     227.10(2)      22.7%    0
William C. Osborn ...................      93.95(3)       9.4     0
Gary W. Hubert ......................      33.71          3.4     0
Joel D. Aaseby ......................      11.24          1.1     0
Thomas H. Quinn(4) ..................      33.71          3.4     0
John W. Jordan ......................      44.35(5)       4.4     0
A. Richard Caputo, Jr.(6) ...........      14.61          1.5     0
David W. Zalaznick ..................      44.35          4.4     0
Scott E. Vasatka ....................       5.62(7)       0.6     0
All directors and executive officers
 as a group (9 persons) .............     508.64(8)      50.6     0

OTHER PRINCIPAL AND
 SELLING STOCKHOLDERS:
MCIT PLC(9) .........................     285.31         28.5%
Leucadia Investors, Inc.(10)  .......      71.33          7.1
BancBoston Capital Inc. .............     112.36(11)     10.1
PMI Mezzanine Fund, L.P. ............      71.72(12)      6.7

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of April 1, 1996, the Company had 1,000.02 shares of Common Stock issued and outstanding. The table gives effect to the Recapitalization. See "Description of Capital Stock--The Recapitalization."

(2) Includes 193.39 shares of Common Stock beneficially owned by various affiliates of Mr. Jaro. Mr. Jaro's address is c/o the Company, 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.

(3) Includes 60.24 shares of Common Stock beneficially owned by various affiliates of Mr. Osborn. Mr. Osborn's address is c/o the Company, 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.

(4) Mr. Quinn is President and Chief Operating Officer of Jordan Industries, Inc., a company affiliated with The Jordan Company, an entity with which Messrs. Caputo, Jordan and Zalaznick are also affiliated.

(5) Represents 44.35 shares of Common Stock held by John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee.

(6) Mr. Caputo is a partner of The Jordan Company, an entity with which Messrs. Jordan and Zalaznick are also affiliated.

(7) Represents an immediately exercisable option to purchase shares of Common Stock.

(8) Includes all shares owned directly or beneficially by directors and executive officers, including shares beneficially owned by affiliates of Messrs. Jaro and Osborn.

(9) The principal address of MCIT is c/o Jordan/Zalaznick Advisors, Inc., 9 West 57th Street, New York, New York 10019.

(10) The principal address of Leucadia is 315 Park Avenue South, New York, New York 10010.

(11) Represents immediately exercisable warrants to purchase 112.36 shares of Non-Voting Common Stock (as hereinafter defined) held by BancBoston Capital Inc. ("BancBoston") an affiliate of The First National Bank of Boston ("FNBB"). The principal address of BancBoston is 100 Federal Street, Boston, Massachusetts 02110. See "Description of Capital Stock--Non-Voting Common Stock."

(12) Represents immediately exercisable warrants to purchase 71.72 shares of Common Stock. The address of PMI Mezzanine Fund, L.P. ("PMI") is 610 Newport Center Drive, Suite 1100, Newport Beach, California 92660. Upon the consummation of the Offerings, all of the warrants held by PMI to purchase shares of Common Stock will terminate.

                         DESCRIPTION OF CAPITAL STOCK

   The following summarizes certain provisions of the Certificate of Incorporation, the Bylaws and the Stockholders Agreement (as hereinafter defined), in each case after giving effect to the Recapitalization (described below). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation, the Bylaws and the Stockholders Agreement, including the definitions therein of certain terms, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

   The Board of Directors and the Company's stockholders have approved, subject to the closing of the Offerings, the adoption of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation will provide for,
among other things, the authorization of     shares of Common Stock,
shares of non-voting common stock (the "Non-Voting Common Stock"), and 1,000,000 shares of serial Preferred Stock.

THE RECAPITALIZATION

   The Company's capital structure as reflected in its historical consolidated financial statements consists of four classes of common stock (Classes A, B, C and D) (the "Original Common Stock") and four classes of Original Preferred Stock (Special Voting Preferred Stock and Classes A(1, A(2 and B Preferred Stock). The Company eliminated the Special Voting Preferred Stock in February 1996. The various classes of common stock and preferred stock differ principally in respect of voting, dividend and liquidation rights.

   The Company and its stockholders have entered into a recapitalization agreement (the "Recapitalization Agreement"). Pursuant to the Recapitalization Agreement, upon the consummation of the Offerings, the Certificate of Incorporation, Bylaws and the stockholders agreement, dated September 1, 1994, between the Company and all of its stockholders prior to the Offerings (the "Stockholders Agreement") will be amended and restated so that, among other things, (i) each share of Original Common Stock will be converted into a share of Common Stock and the Company will effect a stock split resulting in the stockholders prior to the Offerings receiving shares of Common Stock for each share of Original Common Stock originally owned; (ii) the outstanding classes of Original Preferred Stock will be redeemed with a portion of the net proceeds from the Offerings; and (iii) the stockholders of the Company prior to the Offerings and the Company will enter into an amended Stockholders Agreement pursuant to which such stockholders will continue to be entitled to incidental registration rights and certain stockholders will be entitled to demand registration rights with respect of the Common Stock described under "--Registration Rights."

   After giving effect to the Recapitalization and the redemption of the outstanding Original Preferred Stock, but not giving effect to the Offerings,
the Company will have outstanding     shares of Common Stock,     shares of
Non-Voting Common Stock, and no shares of Preferred Stock. See "Use of Proceeds" and "Principal and Selling Stockholders."

COMMON STOCK

   Following the Offerings,     shares of Common Stock will be outstanding.
All of the issued and outstanding shares of Common Stock are, and upon the consummation of the Offerings the shares of Common Stock offered hereby will be, fully paid and non-assessable. Each holder of shares of Common Stock (other than the Non-Voting Common Stock) is entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of the Lenders and the restrictions, if any, imposed by other indebtedness outstanding from time to time. See "Dividend Policy."

   Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding share of Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any sinking fund provisions. As of April 1, 1996, there were 29 beneficial owners of Common Stock.

NON-VOTING COMMON STOCK

   Immediately prior to the consummation of the Offerings, the Company
authorized     shares of Non-Voting Common Stock for issuance. The Non-Voting
Common Stock is identical to the Common Stock in all respects except voting and conversion rights. The holders of Non-Voting Common Stock have no right to vote. Upon transfer to an entity not restricted from holding voting common stock, each share of Non-Voting Common Stock will automatically convert into an equal number of shares of Common Stock, entitling the holders thereof to voting rights. The Non-Voting Common Stock will not be listed on the Nasdaq National Market or any other exchange.

PREFERRED STOCK

   The Certificate of Incorporation will authorize the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (ii) the dividend rate on the shares of the series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; (iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation.

REGISTRATION RIGHTS

   In connection with their prior acquisitions of securities of the Company, the Jordan Investors (as defined) (other than MCIT), BancBoston and PMI have been granted by the Company demand and incidental registration rights. All stockholders of the Company prior to the Offerings have been granted incidental registration rights.

   In general, each of (i) the holders of a majority of shares of Common Stock held by the Jordan Investors (other than MCIT) and (ii) BancBoston have the right to cause the Company to register their holdings of Common Stock under the Securities Act (such right being referred to as a "demand registration right"), subject to certain exceptions. At any time after September 1, 1999, the holders of a majority of shares of Common Stock held by PMI will also be entitled to substantially comparable demand registration rights as the Jordan Investors and BancBoston, subject to certain exceptions. All stockholders of the Company prior to the Offerings are each entitled, if the Company determines to file a registration statement covering any of its securities under the Securities Act, other than a registration statement on Form S-4 or Form S-8, to require the Company to use its best efforts to include a requested amount of their shares of Common Stock in the Company's registered offering (such right being referred to as an "incidental registration right"), subject to certain limitations. The number of shares of Common Stock registered pursuant to a demand or incidental registration may be reduced pursuant to a specified formula if the managing underwriter determines that market conditions require a limitation on the number of such shares registered.

   The Company is required to bear all registration expenses in connection with each demand and incidental registration and has agreed to indemnify the holders of demand and incidental registration rights against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with incidental and demand registrations. All holders of demand and incidental registration rights have agreed not to exercise their registration rights with respect to the Offerings and for a period of 180 days after the date of this Prospectus. All stockholders of the Company prior to the Offerings are entitled to incidental registration rights with respect to 1,123.62 shares of Common Stock and certain stockholders of the Company are entitled to demand registration rights with respect to 461.07 shares of Common Stock. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

CERTIFICATE OF INCORPORATION AND BYLAWS

   The rights of the Company's stockholders are governed by the Delaware Corporation Law, the Certificate of Incorporation, and the Bylaws. Certain provisions of the Certificate of Incorporation and the Bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect the prevailing market price for the Common Stock.

   Preferred Stock. The Board of Directors will have the authority, without action by the Company's stockholders, to fix the rights, privileges and preferences of, and to issue up to 1,000,000 shares of, Preferred Stock. The issuance of such Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock, including the loss of voting control to others. Following the closing of the Offerings, there will be no shares of Preferred Stock issued and outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

   No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation and Bylaws will prohibit stockholders from taking action by written consent in lieu of an annual or special meeting. In addition, special meetings of stockholders may be called only by the Chairman of the Board, the President, or a majority of the Board of Directors. Special meetings may not be called by stockholders.

   Advance Notice Requirements for Stockholder Proposals. The Bylaws will establish advance notice procedures with regard to stockholder proposals. These procedures provide that the notice of stockholder proposals must be received by the Company no later than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (ii) with respect to a special meeting of stockholders, no later than the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders. Each stockholder proposal must set forth certain information as specified in the Bylaws.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND THE BKC FRANCHISE AGREEMENTS

   Delaware Law. Section 203 of the Delaware Corporation Law ("Section 203") and the BKC franchise agreements contain certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. Section 203 is designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors and the restrictions contained in the BKC franchise agreements are designed to prevent individuals who are unacceptable to BKC from controlling Burger King franchises. Therefore, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares of the Company. Set forth below is a

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description of the relevant provisions of Section 203 and the BKC franchise agreements. The description is only intended as a summary and is qualified in its entirety by reference to Section 203 and the BKC franchise agreements.

   Section 203 prohibits certain business combinations between a publicly held Delaware corporation, such as the Company after the Offerings, and any interested stockholder for a period of three years after the date in which a party became an interested stockholder, unless (i) prior to that date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder held at least 85% of the stock of the corporation which is not held by directors, officers or certain employee stock option plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least 66 2/3 % of the voting stock of the corporation not held by the interested stockholder.

   The restrictions set forth in Section 203 shall not apply if (i) the corporation's original certificate of incorporation contains a provision whereby the corporation expressly elects not to be governed by Section 203,
(ii) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws whereby the corporation expressly elects not to be governed by Section 203 (such amendment would not be effective until 12 months after adoption under certain circumstances and would not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation at or prior to such adoption) or (iii) the business combination is with an interested stockholder at a time when the restrictions contained in Section 203 did not apply by reason of any of the foregoing. The Certificate of Incorporation expressly provides that the Company elects to be governed by Section 203.

   BKC Franchise Agreements. Current BKC policies and procedures require the Company and each of its subsidiaries which is a franchisee to seek BKC consent prior to making certain changes to their capital structure and modifications to their corporate governance documents. Pursuant to the BKC franchise agreements, transfers or issuances by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, require the consent of BKC. If BKC were to object to any issuance or transfer by the Company of its equity securities or transfers that result in a change of control of the Company in connection with a public tender offer, BKC could declare an event of default under its franchise agreements which would have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company's financial flexibility and ability to issue equity securities in connection with acquiring future Burger King restaurants could be limited by BKC. Any such limitations would affect the Company's growth strategy and could have a material adverse effect on the Company's financial condition and results of operations.

NASDAQ NATIONAL MARKET LISTING

   Application has been made for inclusion of the Common Stock on the Nasdaq National Market under the trading symbol "AKNG."

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is          .

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                     DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following is a summary of important terms of certain indebtedness of the Company. For more complete information regarding such indebtedness, reference is made to the definitive agreements and instruments setting forth the terms of such indebtedness, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and which are incorporated by reference herein.

CREDIT AGREEMENT

   The Credit Agreement provides for up to $100.0 million of senior secured indebtedness, consisting of two term loans of $45.0 million ("Term Loan A") and $40.0 million ("Term Loan B" and, together with the Term Loan A, the "Term Loans"), and $15.0 million of Revolving Loans (the Revolving Loans, together with the Term Loans, the "Loans"). Subject to certain restrictions, Enterprises may use the full commitment amount of the Revolving Loans for the issuance of documentary or standby letters of credit.

   Term Loan A and the Revolving Loans bear interest at a rate of the lower of either FNBB's annual rate of interest (the "Base Rate") plus 1.5% or the Eurodollar Rate (as defined in the Credit Agreement) plus 2.75%, and mature on January 31, 2002. The interest rates for Term Loan A and the Revolving Loans are subject to downward adjustment based on a debt service ratio of Enterprises on specified dates. As of April 1, 1996, the outstanding principal balance under the Revolving Loans was $4.0 million. Term Loan B bears interest at a rate of the lower of either the Base Rate plus 2% or the Eurodollar Rate plus 3.25%, and matures on January 31, 2004. Interest on Loans utilizing the Base Rate is payable quarterly in arrears and interest on Loans utilizing the Eurodollar Rate is payable at the end of each respective interest period. Enterprises is required to repay the principal amount on the Term Loans in consecutive quarterly installments pursuant to payment schedules specified in the Credit Agreement. In addition, Enterprises is required to make annual prepayments on the principal amount of the Term Loans based on Consolidated Excess Cash Flow (as defined in the Credit Agreement). Due to various amendments to the Credit Agreement and as a result of Enterprises' various acquisitions, Enterprises has not been required to prepay any amounts under the Term Loans based on Consolidated Excess Cash Flow since entering into the Credit Agreement.

   Borrowings under the Credit Agreement are secured by a first priority security interest in all present and future acquired tangible assets of Enterprises and certain of its subsidiaries (other than real estate and the franchise agreements) and Enterprises' repayment obligations are guaranteed by certain of its subsidiaries and the Company.

   The Credit Agreement contains certain customary covenants with respect to, among other things: (i) maintenance by Enterprises and its subsidiaries of prescribed ratios of cash flow to total debt service and cash flow to total interest expense (each as determined in the Credit Agreement); (ii) maintenance by Enterprises and its subsidiaries of minimum levels of cash flow (as determined); and (iii) restrictions on indebtedness, distributions, investments, liens, sales and leasebacks, mergers, consolidations, acquisitions, sales and dispositions of assets, capital expenditures, and restaurant development. As of April 1, 1996, the Company was in compliance with all such covenants and restrictions.

   The Term Loans may be prepaid without penalty, in full or in part, at any time at the option of Enterprises.

SENIOR SUBORDINATED NOTES

   On February 7, 1996, the Company, Enterprises, and PMI entered into a note purchase agreement (the "Senior Note Purchase Agreement") for the purchase by PMI of $15.0 million aggregate principal amount of Senior Subordinated Notes (collectively, the "Senior Subordinated Notes"). The Senior Subordinated Notes are general, unsecured obligations of Enterprises and are guaranteed by certain subsidiaries of Enterprises. The Senior Subordinated Notes mature on January 31, 2005, without a prepayment schedule, and bear interest at a rate of 12.5% per annum, payable quarterly in arrears.

   The Senior Subordinated Notes are subordinated in right of payment to the loans under the Credit Agreement. The Senior Subordinated Notes may, at the election of the Company, be prepaid in whole or

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in part, at any time, subject to a specified prepayment premium. Upon (i) a
Change of Control (as defined in the Senior Note Purchase Agreement), (ii) a merger, reorganization, or consolidation involving the Company or Enterprises, (iii) the sale or disposition of all or substantially all of the assets of the Company, Enterprises, and their subsidiaries, taken as a whole,
(iv) the occurrence of one or more events that give rise to a mandatory prepayment obligation with respect to other indebtedness of the Company, or
(v) the occurrence of a public offering in which shares of Common Stock are being registered for sale by holders other than the Company or PMI (or its designated transferee), Enterprises, at the option of the holders of a majority of the Senior Subordinated Notes, may be required to prepay the Senior Subordinated Notes subject to a specified prepayment premium.

   The Senior Note Purchase Agreement contains certain financial and negative covenants which, among other things, require the maintenance of certain financial ratios and restrict the ability of the Company and Enterprises to incur indebtedness, make investments, incur liens, enter into sales and leasebacks, enter into transactions with affiliates, enter into mergers, guarantee other indebtedness, consolidate or dispose of assets and make capital expenditures. The Senior Note Purchase Agreement also restricts the ability of Enterprises to distribute money to the Company. As of April 1, 1996, the Company was in compliance with all such covenants and restrictions.

   Assuming net proceeds of the Offerings of $91.5 million and proceeds from borrowings under the New Credit Facility of $79.9 million, the Company intends to use $18.5 million of such total proceeds to prepay the Senior Subordinated Notes in full (including a prepayment penalty of approximately $3.5 million). See "Use of Proceeds."

SUBORDINATED NOTES

   On February 7, 1996, the Company and MCIT entered into an amended and restated purchase agreement (the "Subordinated Note Purchase Agreement") which related to the prior purchase by MCIT of $11.0 million aggregate principal amount of Subordinated Notes (collectively, the "Subordinated Notes") and certain shares of capital stock of the Company. The Subordinated Notes are general, unsecured obligations of the Company. The Subordinated Notes mature on August 31, 2005, without a prepayment schedule, and bear interest at a rate of 12.75% per annum, payable semi-annually in arrears.

   The Subordinated Notes are subordinated to the Company's guarantee obligations in respect of borrowings under the Credit Agreement. Subject to their subordination terms, the Company may at its option prepay the Subordinated Notes, in whole or in part; however, the Company is required to prepay all Subordinated Notes upon a Change of Control (as defined in the Subordinated Note Purchase Agreement). The Company is not subject to a prepayment premium upon a voluntary or mandatory prepayment of the Subordinated Notes.

   The Subordinated Note Purchase Agreement contains negative covenants, similar to those contained in the Senior Note Purchase Agreement, and financial maintenance covenants.

   Assuming net proceeds of the Offerings of $91.5 million and proceeds from borrowings under the New Credit Facility of $79.9 million, the Company intends to use $11.0 million of such total proceeds to prepay the Subordinated Notes in full. See "Use of Proceeds."

SELLER NOTES

   In connection with the acquisition of certain Burger King restaurants from Messrs. Jaro and Osborn in September 1994, the Company issued promissory notes to entities controlled by Messrs. Jaro and Osborn in the aggregate principal amount of $4.4 million (collectively and as amended and restated, the "Seller Notes"). The Seller Notes are junior in right of payment to the Senior Subordinated Notes and the Company's guarantee obligations in respect of borrowings under the Credit Agreement and bear interest at a rate of 12.75% per annum, payable semi-annually in arrears. The Seller Notes have a scheduled maturity of August 31, 2004.

   The Company may prepay the Seller Notes only under certain specified limited conditions and is required to prepay the Seller Notes in full without a prepayment premium upon the occurrence of

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specified events, including upon (i) an acceleration of the Subordinated
Notes, (ii) a default by the Company in the payment of any principal on a Seller Note, (iii) the commencement of a bankruptcy proceeding by the Company or certain of its subsidiaries or (iv) a Change of Control (which is defined to have the same meaning as set forth in the Subordinated Note Purchase Agreement).

   Assuming net proceeds of the Offerings of $91.5 million and proceeds from borrowings under the New Credit Facility of $79.5 million, the Company intends to use $4.4 million of such total proceeds to prepay the Seller Notes in full. See "Use of Proceeds."

BBI NOTES

   In connection with the acquisition of certain Burger King restaurants from Sheldon Friedman and affiliates in November 1994, the Company issued promissory notes to BancBoston Investments, Inc., an affiliate of FNBB, in the aggregate principal amount of $600,000 (collectively, the "BBI Notes"). The BBI Notes are junior in right of payment to the Senior Subordinated Notes, the Company's guarantee obligations in respect of borrowings under the Credit Agreement, the Subordinated Notes and the Seller Notes and bear interest at a rate of 6% per annum, payable quarterly in arrears. The BBI Notes have a scheduled maturity date of March 31, 2005.

   The Company may at its option prepay the BBI Notes, in whole or in part. The Company is required to prepay all BBI Notes upon a Change of Control (which is defined to have the same meaning as set forth in the Subordinated Note Purchase Agreement). The Company is not subject to a prepayment premium upon a voluntary or mandatory prepayment of the BBI Notes.

   Assuming net proceeds of the Offerings of $91.5 million and proceeds from borrowings under the New Credit Facility of $79.5 million, the Company intends to use $600,000 of such total net proceeds to prepay the BBI Notes in full. See "Use of Proceeds."

BKC NOTE

   In connection with the acquisition of certain Burger King restaurants from the stockholders of QSC, Inc. and Ro-Lank, Inc., AmeriKing Tennessee Corporation I ("ATCI"), a wholly owned subsidiary of Enterprises, issued a Secured Promissory Note (the "BKC Note") to BKC in the principal amount of $6.9 million. The BKC Note bears interest at a rate of 9.75% per annum, payable monthly in arrears, and is secured by a pledge of all of the outstanding capital stock of ATCI.

   Pursuant to the terms of the BKC Note, on February 7, 1996 ATCI paid down $827,633 of the principal from the proceeds of the sale of the building and underlying real estate of one of its Burger King restaurants. ATCI may at its option prepay the BKC Note, in whole or in part, and may be required to prepay the BKC Note upon an Event of Default (as defined therein). Events of Default under the BKC Note include, among other things, failure to make required payments or failure by ATCI to meet BKC franchise agreement requirements.

   Borrowings under the BKC Note are secured by a pledge by Enterprises of all of the issued and outstanding capital stock of ATCI.

   The BKC Note matures on July 19, 1996 and is expected to be refinanced on a long term basis.

FAC NOTE

   In connection with the acquisition of certain Burger King restaurants from Daniel White and affiliate, AmeriKing Colorado Corporation I ("ACCI") a wholly owned subsidiary of Enterprises, issued a Promissory Note to Franchise Acceptance Corporation Limited (the "FAC Note") in the principal amount of $1.87 million. Franchise Acceptance Corporation Limited is an affiliate of BKC. The FAC Note bears an interest rate of the Program Rate (as defined therein) plus 2.75% per annum, payable monthly in arrears. The FAC Note matures on January 25, 2006 and requires ACCI to make monthly principal payments of $15,541.67 (1/120 of the original principal amount) starting January 25, 1996 for each month up to maturity.

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   ACCI may at its option, subject to certain restrictions, prepay the FAC
Note, in whole or in part. However, ACCI is required to continue its monthly principal payments following any partial voluntary prepayment. In addition, ACCI is required to pay the FAC Note in full following any Event of Default (as defined therein). Events of Default under the FAC Note include, among other things, failure to make required payments or failure by ACCI to meet BKC franchise agreement requirements.

   Borrowings under the FAC Note are secured by a security interest in all present and future restaurant-related assets of ACCI.

   The FAC Note is expected to remain outstanding after consummation of the Offerings.

                             CERTAIN TRANSACTIONS

   Subordinated Debt Holders. PMI, MCIT, affiliates of Messrs. Jaro and Osborn and BancBoston are the holders of Senior Subordinated Notes, Subordinated Notes, Seller Notes and the BBI Notes, respectively. The Senior Subordinated Notes bear interest at a rate of 12.5% per annum, payable quarterly in arrears, the Subordinated Notes and Seller Notes bear interest at a rate of 12.75% per annum, payable semi-annually in arrears, and the BBI Notes bear interest at a rate of 6% per annum, payable quarterly in arrears. For the three-month period ended April 1, 1996, the Company accrued $286,000 as interest expense to PMI under the Senior Subordinated Notes and during fiscal 1995, the Company paid to MCIT, the holders of Seller Notes and BancBoston Investments, Inc. approximately $1.4 million, $560,000 and $36,000 as interest expense under the Subordinated Notes, the Seller Notes and the BBI Notes, respectively. Simultaneously with the consummation of the Offerings, the Company will use approximately $35.6 million from the net proceeds of the Offerings to prepay the principal amount and accrued interest under each of the Senior Subordinated Notes, the Subordinated Notes, the Seller Notes and the BBI Notes. PMI, MCIT, and BancBoston are principal stockholders of the Company. Mr. Jaro is the Company's Chairman, Chief Executive Officer, Managing Owner and a principal stockholder and Mr. Osborn is the Company's Vice Chairman, Managing Owner, director and a principal stockholder. See "Use of Proceeds" and "Description of Certain Indebtedness."

   TJC Management Corporation. On September 1, 1994, the Company and Enterprises entered into the TJC Consulting Agreement with TJC. Under the TJC Consulting Agreement, the Company retained TJC to render consulting services to it regarding the Company and its subsidiaries, their financial and business affairs and their relationships with their lenders and stockholders, and the operation and expansion of their business. The TJC Consulting Agreement expires on September 1, 2004, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. Prior to the consummation of the Offerings, the TJC Consulting Agreement provided for an annual consulting fee payable on a quarterly basis equal to the higher of (i) $500,000 or (ii) 2.5% of the Company's cash flow (as determined in the TJC Consulting Agreement). In addition, the TJC Consulting Agreement provided for payment to TJC of (i) an investment banking and sponsorship fee of up to 2% of the purchase price of certain acquisitions or sales involving the Company, Enterprises or any of their subsidiaries and (ii) a financial consulting fee of up to 1% of any debt, equity or other financing arranged by the Company with the assistance of TJC. During fiscal 1995 and the three months ended April 1, 1996, the Company paid consulting fees to TJC of $477,609 and $125,000, respectively, pursuant to the terms of the TJC Consulting Agreement. In connection with the acquisition on February 7, 1996 by certain subsidiaries of Enterprises of an aggregate of 36 Burger King restaurant franchises located in the States of Indiana, Kentucky, Ohio, Virginia and North Carolina, the Company paid to TJC an investment banking fee of $1.0 million and paid fees totalling $300,000 to certain members of the Company's senior management. In connection with the consummation of the Offerings, the Company intends to amend the TJC Consulting Agreement to provide for a reduced investment banking fee. If the Michigan Acquisition and related financings are consummated by the Company, it is expected that the Company will pay to TJC an investment banking fee of $1.0 million based upon this amended formula. Messrs. Jordan and Zalaznick are directors of TJC. The Company believes that the terms of the TJC Consulting Agreement are comparable to the terms that it would obtain from non-affiliated parties for comparable services.

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   Original Preferred Stockholders. Affiliates of Messrs. Jaro and Osborn,
affiliates of The Jordan Company and BancBoston Investments, Inc. are the holders of Original Preferred Stock. Simultaneously with the consummation of the Offerings, the Company will use approximately $8.2 million to redeem the Original Preferred Stock (including approximately $684,000 representing payment-in-kind dividends). Approximately $1.75 million and $547,000 of such proceeds will be paid to (i) affiliates of Messrs. Jaro and Osborn and (ii) affiliates of The Jordan Company, respectively. See "Use of Proceeds" and "Description of Capital Stock--The Recapitalization."

   Burger King Corporation. In connection with certain of its previous acquisitions of Burger King restaurants, the Company and its subsidiaries have entered into certain agreements with BKC as a precondition to receiving BKC approval of the acquisition. As part of its purchase agreement with BKC, dated September 1, 1994, Enterprises committed to expend up to $2.25 million by September 1, 1997 to upgrade the 68 Burger King restaurants it acquired. As part of its November 21, 1995 acquisition of 11 Burger King restaurants, the Company and ATCI agreed to (i) renew the Company's commitment, initially made in connection with its November 30, 1994 acquisition, to sell up to 10 Burger King restaurants to a franchisee to be designated by BKC and (ii) expend up to $1.65 million by November 21, 1997 to upgrade certain of the 11 Burger King restaurants so acquired. The commitment by ATCI to upgrade the restaurants is subject to certain capital expenditures to be made by BKC. As part of its acquisitions of 36 Burger King restaurants on February 7, 1996, the Company and ATCI (i) renewed the Company's commitment to sell up to 10 Burger King restaurants to a franchisee to be designated and (ii) agreed to make the capital expenditures necessary to bring each of the Burger King restaurants operated by the Company and its subsidiaries into compliance with BKC current repair and maintenance standards by September 7, 1997.

   In connection with the Offerings, the Company will be required to enter into an agreement with BKC pursuant to which the Company will, among other things, indemnify BKC for any claims against BKC arising out of the Offerings.

   Members of the Board of Directors. Enterprises leases the land and buildings for two Burger King restaurants under noncancelable operating leases from an entity which is owned by Mr. Jaro. The leases expire in March 2006 and January 2007, respectively, and require total monthly rental payments of $20,600. For the year ended January 1, 1996 and for the three month period ended April 1, 1996, the Company recorded rent expense of $248,000 and $62,000, respectively, under these leases.

   Pursuant to the provisions of BKC's franchise agreements, Messrs. Jaro, Osborn and Hubert, as managing owners and owners, have guaranteed the obligations of the Company and its subsidiaries under each franchise agreement and each lease agreement in which BKC is the lessor. In addition, Messrs. Jaro, Osborn and Hubert have personally guaranteed all obligations of ATCI under the BKC Note. The Company intends to seek BKC's consent to terminate the personal guarantees of Messrs. Jaro, Osborn and Hubert under each of the franchise agreements, lease agreements and the BKC Note.

   In connection with the September 1994 purchase of the Management Restaurants, the Company (i) entered into a $700,000 revolving loan agreement with Mr. Jaro whereby the Company loaned funds to Mr. Jaro and (ii) deferred payment in full of the purchase price for one of the Management Restaurants sold to the Company by a corporation controlled by Mr. Jaro. Effective upon the consummation of the Offerings, the Company intends to cancel the outstanding balance of the revolving loan to Mr. Jaro in exchange for Mr. Jaro's cancellation of the outstanding balance of the deferred purchase price for the restaurant.

   Upon the consummation of the Offerings, the Company will enter into indemnification agreements with each member of the Board of Directors whereby the Company will agree, subject to certain exceptions, to indemnify and hold harmless each director from liabilities incurred as a result of such person's status as a director of the Company. See "Management--Board of Directors."

   The Company has adopted a policy, which will be effective simultaneously with the consummation of the Offerings, to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

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                       SHARES ELIGIBLE FOR FUTURE SALE

   Immediately following the Offerings, there will be     shares of Common
Stock issued and outstanding. Of such shares, only the     shares of Common
Stock to be sold in the Offerings will be immediately eligible for sale in the public market, except for any of such shares owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the
Securities Act. The remaining     outstanding shares are "restricted
securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following the Offerings under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In addition, any employee, director or officer of, or consultant to, the Company who purchased his shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

   Each of (i) the Company and each of its executive officers and directors and (ii) each holder of capital stock of the Company immediately prior to the Offerings (including holders of options and warrants exercisable into shares of Common Stock) have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible, exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, subject to certain exceptions. Upon expiration of the 180-day period, shares of Common Stock will be eligible for immediate resale without restriction under the Securities Act, subject to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act.

   All stockholders of the Company prior to the Offerings are entitled to incidental registration rights with respect to 1,123.62 shares of Common Stock and certain stockholders of the Company are entitled to demand registration rights with respect to 461.07 shares of Common Stock. All stockholders with registration rights have agreed not to exercise such rights with respect to the Offerings and for a period of 180 days after the date of this Prospectus. However, after the expiration of the 180 day period, such holders may choose to exercise their demand registration rights, which could result in a large number of shares being sold in the public market. See "Description of Capital Stock--Registration Rights."

   The Company intends to file immediately following the Offerings a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance pursuant to the exercise of stock options granted under the Stock Option Plan. The stock registered under such registration statement will thereafter be available for sale in the public market upon vesting of such options, subject to the resale limitations of Rule 144 applicable to "affiliates" of the Company.

   Prior to the date of this Prospectus, there has been no public market for the Common Stock. Trading of the Common Stock on the Nasdaq National Market is expected to commence following the completion of the Offerings. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

            CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

   The following is a general discussion of certain Federal tax consequences of the ownership and disposition of a share of Common Stock by beneficial owner of such shares that is not a U.S. person for U.S. Federal income tax purposes (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, or any estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source. This discussion does not deal with all aspects of U.S. Federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, and does not address state, local or non-U.S. tax considerations. Furthermore, the following discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective investor is urged to consult its own tax adviser with respect to the U.S. Federal, state and local consequences of owning and disposing of a share of Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME AND ESTATE TAX CONSEQUENCES

   It is not currently contemplated that the Company will pay dividends on the Common Stock in the foreseeable future. If the Company were to pay a dividend in the future, such a dividend paid to a non-U.S. holder would be subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) will be exempt from the withholding tax described above and subject instead (i) to the U.S. Federal income tax on net income that applies to U.S. persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

   Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Proposed Treasury Regulations, not currently in effect, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

   Under current law, a non-U.S. holder generally will not be subject to U.S. Federal income tax on any gain recognized on a sale or other disposition of a share of Common Stock unless (i) the Company is or has been during the five-year period ending on the date of disposition a "United States real property holding corporation" for U.S. Federal income tax purposes (which the Company does not believe that it has been or is currently and does not anticipate becoming), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. holder, (iii) the gain is not described in clause (ii) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a non-U.S. holder that is described under clause (ii) above, its gain will be subject to the U.S. Federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the preceding paragraph. An individual non-U.S. holder that is described under clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Common Stock are urged to consult their tax advisers as to the tax consequences of such sale.

   Shares of Common Stock owned at the time of his or her death by an individual non-U.S. holder who is treated as a U.S. resident at such time for U.S. Federal estate tax purposes will be includible in his or her gross estate for U.S. Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

 Dividends

   Except as provided below, the Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, backup withholding at a rate of 31% and additional information reporting will apply to dividends paid on shares of Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. Federal income tax and such additional information reporting.

 Broker Sales

   If a non-U.S. holder sells shares of Common Stock through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or
(ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers.

 Refunds

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

   Under the terms and subject to the conditions stated in the Underwriting Agreement, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., PaineWebber Incorporated and EVEREN Securities, Inc. are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each U.S. Underwriter, the number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

      U.S. UNDERWRITERS          NUMBER OF SHARES
- ----------------------------  --------------------
Smith Barney Inc. ...........
PaineWebber Incorporated  ...
EVEREN Securities, Inc.  ....
                              --------------------
  Total .....................

   Under the terms and subject to the conditions contained in the International Underwriting Agreement, each of the managers of the concurrent International Offering named below (the "Managers"), for whom Smith Barney Inc. and PaineWebber International (U.K.) Ltd., are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Company has agreed to sell to each Manager, the number of shares of Common Stock set forth opposite the name of such Manager below:

                 MANAGERS                     NUMBER OF SHARES
- -----------------------------------------  --------------------
Smith Barney Inc. ........................
PaineWebber International (U.K.) Ltd.  ...
                                           --------------------
  Total ..................................

   Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and several Managers to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

   The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the shares offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares offered hereby to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The U.S. Underwriters and Managers may allow, and such
dealers may reallow, a concession not in excess of $   per share to other
U.S. Underwriters or Managers, respectively, or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

   The Company and certain stockholders of the Company have granted the Underwriters an option, exercisable at any time and from time to time during a 30-day period from the date of this Prospectus, to purchase up to an
aggregate of     additional shares of Common Stock at the public offering
price set forth on the cover page hereof less underwriting commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sales of the shares of Common Stock offered hereby. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding Underwriters table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

   The Company, the Selling Stockholders, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   Each of (i) the Company and each of its executive officers and directors and (ii) each holder of capital stock of the Company immediately prior to the Offerings (including holders of warrants exercisable into shares of Common Stock) have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock, subject to certain exceptions.

   At the Company's request, the U.S. Underwriters and the Managers have
reserved up to     shares of Common Stock (the "Directed Shares") for sale at the public offering price to persons who are directors, officers or employees of, or are otherwise associated with, the Company and who have advised the Company of their desire to participate in its future growth. Purchasers of Directed Shares will be required to agree to restrictions on resale similar to those described in the preceding paragraph. The number of shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the U.S. Underwriters and the Managers on the same basis as all other shares offered hereby.

   The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares offered in the U.S. Offering (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to U.S. Offering outside the U.S. or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the U.S. or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

   The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the U.S. or Canada, any corporation, partnership or other entity created or organized in or under the laws of the U.S. or Canada or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any U.S. or Canadian branch of a person other than a U.S. or Canadian Person.

   Any offer of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

   Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from, or otherwise involving, the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United

Kingdom any document received by it in connection with the issue of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

   No action has been or will be taken in any jurisdiction by the Company, the U.S. Underwriters or the Managers that would permit any offering to the general public of the Common Stock offered hereby in any jurisdiction other than the United States.

   Purchasers of the Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

   Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.

   Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price of the shares was negotiated between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

                                LEGAL MATTERS

   Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Mayer, Brown & Platt, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the U.S. Underwriters and the Managers by Cravath, Swaine & Moore, New York, New York.

                                   EXPERTS

   The consolidated financial statements of the Company as of January 1, 1996 and December 31, 1994 and for the years then ended and the historical schedules of restaurant contribution for each of the periods from January 1, 1993 to the earlier of the date of purchase by the Company or December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

   Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing updated summary financial information for each of the first three quarters of each fiscal year.

   NEITHER BKC NOR ANY OF ITS SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ACCOUNTANTS OR ATTORNEYS ARE IN ANY WAY PARTICIPATING IN, APPROVING OR ENDORSING THESE OFFERINGS OF SECURITIES, ANY OF THE UNDERWRITING OR ACCOUNTING PROCEDURES USED IN THE OFFERINGS, OR ANY REPRESENTATIONS MADE IN CONNECTION WITH THE COMPANY. THE GRANT BY BKC OF ANY FRANCHISE OR OTHER RIGHTS TO THE COMPANY IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL, ENDORSEMENT OR ADOPTION OF ANY STATEMENT REGARDING ACTUAL OR PROJECTED FINANCIAL OR OTHER PERFORMANCE WHICH MAY BE CONTAINED IN THE COMPANY'S OFFERING MATERIALS. ALL FINANCIAL AND OTHER PROJECTIONS HAVE BEEN PREPARED BY, AND ARE THE SOLE RESPONSIBILITY OF, THE COMPANY.

   ANY REVIEW BY BKC OF THE OFFERING MATERIALS OR THE INFORMATION INCLUDED THEREIN HAS BEEN CONDUCTED SOLELY FOR THE BENEFIT OF BKC TO DETERMINE CONFORMANCE WITH BKC'S INTERNAL POLICIES, AND NOT TO BENEFIT OR PROTECT ANY OTHER PERSON. NO INVESTOR SHOULD INTERPRET SUCH REVIEW BY BKC AS AN APPROVAL, ENDORSEMENT, ACCEPTANCE OR ADOPTION OF ANY REPRESENTATION, WARRANTY, COVENANT OR PROJECTION CONTAINED IN THE MATERIALS REVIEWED.

   THE ENFORCEMENT OR WAIVER OF ANY OBLIGATION OF THE COMPANY UNDER ANY AGREEMENT BETWEEN THE COMPANY AND BKC OR BKC'S AFFILIATES IS A MATTER OF BKC'S OR BKC'S AFFILIATES SOLE DISCRETION. NO INVESTOR SHOULD RELY ON ANY REPRESENTATION, ASSUMPTION OR BELIEF THAT BKC OR BKC'S AFFILIATES WILL ENFORCE OR WAIVE PARTICULAR OBLIGATIONS OF THE COMPANY UNDER SUCH AGREEMENTS.

                               AMERIKING, INC.
                     (formerly named NRE Holdings, Inc.)
                Index to the Consolidated Financial Statements

                                                                                               PAGE
                                                                                             --------
Independent Auditors' Report ................................................................ F-2
Consolidated Balance Sheets as of January 1, 1996 and December 31, 1994 ..................... F-3
Consolidated Statements of Operations for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994 .................... F-4
Consolidated Statements of Stockholders' Equity for the period January 1, 1995 to January 1,
 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994  .......... F-5
Consolidated Statements of Cash Flows for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994 .................... F-6
Notes to Consolidated Financial Statements .................................................. F-7

         INDEX TO THE HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

 INITIAL ACQUISITIONS
Independent Auditors' Report ................................................................ F-15
Historical Schedules of Restaurant Contribution for the BKC Restaurants, Jaro restaurants and Osborn restaurants for the period January 1, 1994 through September 1, 1994  ........... F-16
Historical Schedules of Restaurant Contribution for the BKC Restaurants, Jaro restaurants and Osborn restaurants for the year ended December 31, 1993 ................................ F-17
Notes to the Historical Schedules of Restaurant Contribution ................................ F-18
ACQUISITIONS
Independent Auditors' Report ................................................................ F-19
Historical Schedules of Restaurant Contribution for DMW, Inc., BKC, QSC, Inc. and Ro-Lank,
 Inc., Curtis James Investments, Inc., C&N Dining, Inc. and Stuart Ray Investments, Inc. for
 the year ended December 31, 1995 or the period January 1, 1995 through date of acquisition   F-20
Historical Schedules of Restaurant Contribution for Friedman, QSC, Inc. and Ro-Lank, Inc.,
 Curtis James Investments, Inc., C&N Dining, Inc. and Stuart Ray Investments, Inc. for the
 year ended December 31, 1994 or the period January 1, 1994 through date of acquisition  .... F-21
Historical Schedules of Restaurant Contribution for Friedman, QSC, Inc. and Ro-Lank, Inc.,
 Curtis James Investments, Inc., C&N Dining, Inc. and Stuart Ray Investments, Inc. for the
 year ended December 31, 1993 ............................................................... F-22
Notes to the Historical Schedules of Restaurant Contribution ................................ F-23


                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
NRE Holdings, Inc.
Westchester, Illinois

   We have audited the accompanying consolidated balance sheets of NRE Holdings, Inc. and subsidiary as of January 1, 1996 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NRE Holdings, Inc. and subsidiary as of January 1, 1996 and December 31, 1994, and the results of their operations and their cash flows for the period January 1, 1995 to January 1, 1996 and the period August 17, 1994 (date of incorporation) to December 31, 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche, LLP
March 12, 1996
Chicago, Illinois

                       NRE HOLDINGS, INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                    JANUARY 1, 1996 AND DECEMBER 31, 1994

                                                   JANUARY 1,     DECEMBER 31,
                                                      1996            1994
                                                --------------  --------------
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ....................   $  1,887,000    $  7,650,000
 Accounts receivable ..........................      1,118,000         134,000
 Inventory ....................................      1,009,000       1,001,000
 Prepaid expenses .............................      1,218,000         775,000
                                                --------------  --------------
  Total current assets ........................      5,232,000       9,560,000
PROPERTY AND EQUIPMENT ........................     28,457,000      23,471,000
GOODWILL ......................................     66,847,000      61,739,000
OTHER ASSETS:
 Deferred financing costs .....................      3,096,000       3,509,000
 Deferred organization costs ..................        220,000         272,000
 Franchise agreements .........................      3,384,000       3,239,000
                                                --------------  --------------
  Total other assets ..........................      6,700,000       7,020,000
                                                --------------  --------------
TOTAL .........................................   $107,236,000    $101,790,000
                                                ==============  ==============

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and other accrued expenses  .   $  5,399,000    $  6,037,000
 Accrued payroll ..............................        802,000       1,193,000
 Accrued sales tax payable ....................      1,047,000         924,000
 Accrued interest payable .....................        346,000       1,041,000
 Current portion of long-term debt (Note 5)  ..     10,741,000       3,450,000
 Current portion of capital leases (Note 6)  ..         99,000
                                                --------------  --------------
  Total current liabilities ...................     18,434,000      12,645,000
LONG-TERM DEBT -- Less current portion
(Note 5) ......................................     63,094,000      65,050,000
LONG-TERM DEBT -- Related Parties (Note 6)  ...     16,000,000      16,000,000
OTHER LONG-TERM LIABILITIES (Note 6)  .........        176,000
DEFERRED INCOME TAXES .........................        789,000         254,000
STOCKHOLDERS' EQUITY:
 Preferred stock ..............................             75              75
 Common stock .................................             10              10
 Additional paid-in capital ...................      7,599,915       7,599,915
 Retained earnings ............................      1,143,000         241,000
                                                --------------  --------------
  Total stockholders' equity ..................      8,743,000       7,841,000
                                                --------------  --------------
TOTAL .........................................   $107,236,000    $101,790,000
                                                ==============  ==============

               See notes to consolidated financial statements.

                       NRE HOLDINGS, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

                                                   JANUARY 1,                    AUGUST 17,
                                                    1995 TO                       1994 TO
                                                   JANUARY 1,     PERCENTAGE    DECEMBER 31,    PERCENTAGE
                                                      1996         OF SALES         1994         OF SALES
                                                --------------  ------------  --------------  ------------
RESTAURANT SALES ..............................   $139,572,000      100.0%      $33,931,000       100.0%
RESTAURANT OPERATING EXPENSES:
 Cost of sales ................................     44,798,000       32.1        10,807,000        31.8
 Restaurant labor and related costs ...........     34,526,000       24.7         8,647,000        25.5
 Occupancy ....................................     15,454,000       11.1          3,768,00        11.1
 Depreciation and amortization of goodwill and
  franchise agreements ........................      4,927,000        3.6         1,193,000         3.5
 Advertising ..................................      6,330,000        4.5         1,449,000         4.3
 Royalties ....................................      4,788,000        3.4         1,162,000         3.4
 Other operating expenses .....................     12,358,000        8.9         2,850,000         8.4
                                                --------------  ------------  --------------  ------------
   Total restaurant operating expenses  .......    123,181,000       88.3        29,876,000        88.8
                                                --------------  ------------  --------------  ------------
RESTAURANT CONTRIBUTION .......................     16,391,000       11.7         4,055,000        12.0
GENERAL AND ADMINISTRATIVE
 EXPENSES .....................................      5,176,000        3.7         1,227,000         3.6
OTHER OPERATING EXPENSES:
 Depreciation expense -- office ...............        199,000        0.1            15,000         0.1
 Management and directors' fees ...............        529,000        0.4           132,000         0.4
                                                --------------  ------------  --------------  ------------
   Income from operations .....................     10,487,000        7.5         2,681,000         7.9
OTHER INCOME (EXPENSE):
 Interest expense .............................     (6,296,000)      (4.4)       (1,256,000)       (3.7)
 Interest expense -- related party ............     (2,027,000)      (1.5)         (669,000)       (2.0)
 Amortization of deferred costs ...............       (511,000)      (0.4)         (104,000)       (0.3)
 Other income .................................        209,000        0.1            16,000         0.1
 Other expense ................................       (135,000)      (0.1)         (236,000)       (0.7)
                                                --------------  ------------  --------------  ------------
   Total other expense ........................     (8,760,000)      (6.3)       (2,249,000)       (6.6)
                                                --------------  ------------  --------------  ------------
INCOME BEFORE PROVISION FOR INCOME TAXES  .....      1,727,000        1.2           432,000         1.3
PROVISION FOR INCOME TAXES ....................        825,000        0.6           191,000         0.6
                                                --------------  ------------  --------------  ------------
NET INCOME ....................................   $    902,000        0.6%      $   241,000         0.7%
                                                ==============  ============  ==============  ============

               See notes to consolidated financial statements.

                       NRE HOLDINGS, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

                                                       ADDITIONAL
                                PREFERRED    COMMON     PAID-IN       RETAINED
                                  STOCK      STOCK      CAPITAL       EARNINGS       TOTAL
                              -----------  --------  ------------  ------------  ------------
INITIAL ISSUANCE OF STOCK  ..      $56        $10      $5,699,934                  $5,700,000
 Issuance of preferred stock        19                  1,899,981                   1,900,000
 Net income .................                                        $  241,000       241,000
                              -----------  --------  ------------  ------------  ------------
BALANCE -- December 31, 1994        75         10       7,599,915       241,000     7,841,000
 Net income .................                                           902,000       902,000
                              -----------  --------  ------------  ------------  ------------
BALANCE -- January 1, 1996  .      $75        $10      $7,599,915    $1,143,000    $8,743,000
                              ===========  ========  ============  ============  ============

               See notes to consolidated financial statements.

                       NRE HOLDINGS, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

                                                              JANUARY 1, 1995   AUGUST 17, 1994
                                                                    TO                TO
                                                              JANUARY 1, 1996  DECEMBER 31, 1994
                                                             ---------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ................................................   $    902,000      $    241,000
 Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization ............................      5,637,000         1,311,000
  Deferred income taxes ....................................        535,000
  Unrealized loss on property and equipment ................        135,000
  Changes in:
   Accounts receivable .....................................       (984,000)         (134,000)
   Inventory ...............................................         (8,000)       (1,001,000)
   Prepaid expenses ........................................       (443,000)         (775,000)
   Accounts payable and accrued expenses ...................     (1,601,000)        7,845,000
                                                             ---------------  -----------------
    Net cash flows from operating activities ...............      4,173,000         7,658,000
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of restaurant franchise agreements, equipment and
  goodwill .................................................    (11,305,000)      (81,671,000)
 Cash paid for organization costs ..........................         (6,000)         (290,000)
 Cash paid for franchise agreements ........................        (60,000)
 Cash paid for property and equipment ......................     (3,721,000)         (597,000)
                                                             ---------------  -----------------
    Net cash flows from investing activities ...............    (15,092,000)      (82,558,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of preferred stock ...............................                        5,900,000
 Issuance of common stock ..................................                           71,000
 Proceeds from short-term debt .............................      6,920,000
 Proceeds from long-term debt ..............................      1,865,000        68,500,000
 Proceeds from subordinated debt -- related party  .........                       11,600,000
 Cash paid for financing costs .............................       (135,000)       (3,521,000)
 Advances under line of credit .............................      2,000,000         3,500,000
 Payments on line of credit ................................     (2,000,000)       (3,500,000)
 Payments on long-term debt ................................     (3,450,000)
 Payments on capital leases ................................        (44,000)
                                                             ---------------  -----------------
    Net cash flows from financing activities ...............      5,156,000        82,550,000
                                                             ---------------  -----------------
NET CHANGE IN CASH AND CASH EQUIVALENTS ....................     (5,763,000)        7,650,000
CASH AND CASH EQUIVALENTS -- Beginning of period  ..........      7,650,000
                                                             ---------------  -----------------
CASH AND CASH EQUIVALENTS -- End of period .................   $  1,887,000      $  7,650,000
                                                             ===============  =================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for interest ..................   $  9,018,000      $    884,000
                                                             ===============  =================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 On September 1, 1994, in connection with the purchase of
  restaurant franchises from certain members of the
  Company's management, the Company issued the following
  noncash consideration:
  Preferred stock (including additional paid-in capital)  ..                     $  1,600,000
  Common stock (including additional paid-in capital)  .....                           29,000
  Subordinated debt -- related party .......................                        4,400,000
 New capital leases ........................................   $    319,000
                                                             ---------------  -----------------
TOTAL ......................................................   $    319,000      $  6,029,000
                                                             ===============  =================
On September 1, 1994, in connection with the purchase of
 restaurant franchises from Burger King Corporation, the
 Company received a purchase price allowance for deferred
 maintenance which was recorded as other accrued expenses  .                     $  1,350,000
                                                                              =================

               See notes to consolidated financial statements.

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

1. DESCRIPTION OF BUSINESS

   NRE Holdings, Inc. ("Holdings") and its wholly owned subsidiary, National Restaurant Enterprises, Inc. d/b/a/ AmeriKing Corporation ("AmeriKing") (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and to grow through the development or acquisition of additional Burger King restaurants in these and other states.

   Effective September 2, 1994, the Company acquired 68 Burger King restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for $41,500,000 in cash, and 14 restaurants in Colorado and Texas from certain members of the Company's current management for $6,029,000 of subordinated debt and preferred and common stock in the Company and $1,975,000 in cash, (collectively the "Initial Acquisitions"). Effective December 1, 1994, AmeriKing acquired 39 Burger King restaurants from a third-party franchisee in Chicago for $37,000,000 in cash.

   During 1995, the Company purchased 18 restaurants in Colorado, Illinois, Tennessee and Georgia for $10,769,000 in cash and opened one restaurant located in Texas (the "1995 Acquisitions"). As a result of these acquisitions and developments, the Company is one of the largest independent Burger King franchisees in the United States, operating 140 restaurants at January 1, 1996.

   ORGANIZATIONAL STRUCTURE -- National Restaurant Enterprises, Inc. (d/b/a AmeriKing Corporation) is a wholly owned subsidiary of NRE Holdings, Inc. National Restaurant Enterprises, Inc. is comprised of the following subsidiaries: AmeriKing Colorado Corporation I, AmeriKing Illinois Corporation I, AmeriKing Tennessee Corporation I, and, subsequent to January 1, 1996 (see Note 10), AmeriKing Cincinnati Corporation I and AmeriKing Virginia Corporation I.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   FISCAL YEAR -- In 1995, the Company converted its fiscal year to a 52/53-week fiscal year. Due to this conversion, the 1995 fiscal year ended January 1, 1996 included 366 days of operating activity. The comparative fiscal period ended December 31, 1994 included 136 days with 121 days of operating activity.

   USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, AmeriKing. All significant intercompany accounts and transactions have been eliminated in consolidation.

   CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   INVENTORIES -- Inventories consist primarily of restaurant food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES (CONTINUED)

    PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. Normal repairs and maintenance cost are expensed as incurred. Depreciation is being recorded using the straight-line method over the following estimated useful lives:

        Restaurant equipment and furnishings  ...  5-15 years
        Office furniture and equipment ..........   5-9 years
        Buildings ...............................    40 years
        Leasehold improvement ................... Life of lease

   FRANCHISE AGREEMENTS -- The franchise agreements with BKC require the Company to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $309,000 and $60,000, respectively.

   GOODWILL -- Goodwill represents the excess of cost over fair value of the net assets acquired in conjunction with the acquisitions described in Note 1. Goodwill is being amortized over 35 years using the straight-line method. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $2,203,000 and $394,000, respectively.

   DEFERRED COSTS -- Costs associated with the organization of the Company and its subsidiaries have been deferred and are being amortized on a straight-line basis over five years. Costs incurred by the Company in obtaining the financing for the acquisitions have been deferred and are being amortized on a straight-line basis over seven years. Accumulated amortization as of January 1, 1996 and December 31, 1994 was approximately $76,000 and $18,000, respectively, for deferred organization costs and approximately $569,000 and $86,000, respectively, for deferred financing costs.

   RECLASSIFICATIONS -- Certain information in the consolidated financial statements for fiscal 1994 has been reclassified to conform with the current reporting format.

   PRO FORMA OPERATING RESULTS (UNAUDITED) -- The following are the pro forma operating results for the periods ended January 1, 1996 and December 31, 1994 as if the acquisitions by the Company described above had occurred on August 17, 1994. The pro forma results give effect to changes in depreciation and amortization resulting from valuing property and franchise agreements at their estimated fair value and recording the excess of purchase price over the net assets acquired (000's omitted):

                                  PERIOD ENDED
                         ----------------------------
                           JANUARY 1,    DECEMBER 31,
                              1996           1994
                         ------------  --------------
Net sales ..............    $153,971       $37,891
Restaurant Contribution       17,752         4,681

   The pro forma results of operations are not necessarily indicative of the actual operating results that would have occurred had the acquisitions been consummated at the beginning of the respective periods.

3. FRANCHISE AGREEMENTS

   In connection with the purchase of the Burger King restaurants, the Company enters into franchise agreements with BKC for the operation of Burger King restaurants. The franchise agreements provide

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994

3. FRANCHISE AGREEMENTS  (CONTINUED)

BKC with significant rights regarding the business and operations of the Company. The franchise agreements with BKC require the Company to pay monthly royalty and advertising fees equal to 3.5% and 4.0%, respectively, of restaurant sales.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                        JANUARY 1,     DECEMBER 31,
                                           1996            1994
                                      -------------  --------------
Restaurant equipment and furnishings    $28,020,000    $23,663,000
Office furniture and equipment  .....     1,941,000        302,000
Leasehold improvements ..............       756,000         67,000
Land ................................       423,000
Buildings ...........................       850,000
New restaurant development ..........       313,000         98,000
                                      -------------  --------------
Total ...............................    32,303,000     24,130,000
Less accumulated depreciation  ......     3,846,000        659,000
                                      -------------  --------------
Property and equipment -- net  ......   $28,457,000    $23,471,000
                                      =============  ==============

   The Company included in accumulated depreciation an unrealized loss on property and equipment of $135,000 due to the forced disposition of a Company-owned restaurant that will occur in May 1997. Such loss represents the difference between the salvage value and the book value of the equipment, decor, landscaping and signs of the restaurant at the date of disposition. The loss on disposition is included in other expenses on the consolidated statements of operations.

5. LONG TERM DEBT

   Debt at January 1, 1996 and December 31, 1994 consists of the following:

                                                   JANUARY 1, 1996              DECEMBER 31, 1994
                                            ----------------------------  ---------------------------
                                                CURRENT       LONG-TERM      CURRENT       LONG-TERM
                                            -------------  -------------  ------------  -------------
Term Loan A, at a variable interest rate,
 8.687% at January 1, 1996, due 2001  .....   $ 3,500,000    $41,750,000    $3,250,000    $45,250,000
Term Loan B, at a variable interest rate,
 9.187% at January 1, 1996, due 2002  .....       200,000     19,600,000       200,000     19,800,000
Franchise Acceptance Corporation
 Limited note, at a variable interest
 rate, 8.56% at January 1, 1996, due 2005..       121,000      1,744,000
Burger King Corporation note,
 9.75%, due 1996 ..........................     6,920,000
                                            -------------  -------------  ------------  -------------
Total .....................................   $10,741,000    $63,094,000    $3,450,000    $65,050,000
                                            =============  =============  ============  =============

Debt at January 1, 1996 and December 31, 1994 to related parties consists of the following:

 SENIOR SUBORDINATED DEBENTURES,
 12.75%, DUE 2004 ..............                              15,400,000                   15,400,000
Junior subordinated debentures,
 6.00%, due 2005 ...............                                 600,000                      600,000
                                            -------------  -------------  ------------  -------------
Total ..........................                             $16,000,000                  $16,000,000
                                            =============  =============  ============  =============

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
    THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994
                                 (CONTINUED)

5. LONG TERM DEBT (CONTINUED)

    On September 1, 1994, the Company entered into a revolving credit and term loan agreement with a lender (the "Agent Bank"). On November 30, 1994, the loan agreement was amended and restated (the "Loan Agreement"). Under the terms of the Loan Agreement, a consortium of banks led by the Agent Bank (the "Consortium") provided two term loans, one for $48,500,000 ("Term Loan A") and one for $20,000,000 ("Term Loan B"), and a $6,000,000 revolving credit facility to the Company (collectively, the "Loans"). The original proceeds from the Loans were used to acquire the BKC Restaurants and the Management Restaurants, and the additional proceeds from the Loans were used to acquire the Franchise Restaurants (see Note 1). The Loans are secured by all of the assets of AmeriKing and a guaranty from Holdings.

   Term Loan A and Term Loan B (collectively, the "Term Loans") provide for quarterly principal payments as provided by the Loan Agreement until final maturity. Term Loan A matures November 30, 2001. Term Loan B matures November 30, 2002. The Company may prepay the Term Loans, in whole or in part, at any time, provided such prepayments are at least $500,000 or a larger multiple of $100,000.

   The Term Loans bear interest at the lower of two variable rates which are determined by reference to either (i) the Agent Bank's prime rate, or (ii) the adjusted Eurodollar rate as determined by the Agent Bank, plus certain interest rate spreads as specified in the Loan Agreement.

   In connection with the Loan Agreement, the Company entered into a three-year interest rate cap agreement with the Agent Bank expiring December 29, 1997. Under the terms of this agreement, the maximum Eurodollar rate to be used in the determination of the interest rates on 40% of the outstanding principal of the Term Loans is limited to 9% per annum. The Company paid the Agent Bank $242,000 in connection with the Loan Agreement, which is being amortized over the term of the Loan Agreement. Accumulated amortization as of January 1, 1996 was approximately $81,000. No amortization was recorded prior to December 31, 1994.

   Under the Loan Agreement, the revolving line of credit facility provides for revolving borrowings bearing interest at the lower of two variable rates which are determined by reference to either (i) the Agent Bank's prime rate, or (ii) the adjusted Eurodollar rate as determined by the Agent Bank, plus certain interest rate spreads as specified in the Loan Agreement. All outstanding principal under the line of credit is due November 30, 2001. No amounts were outstanding under the revolving credit facility at January 1, 1996 or December 31, 1994.

   The Loan Agreement contains, among other provisions, certain covenants for maintaining defined levels of tangible net worth and various financial ratios, including debt service coverage and interest coverage. As of January 1, 1996, the Company was in compliance with all such covenants.

   On September 1, 1994, the Company issued senior subordinated notes (the "Senior Subordinated Notes") to certain stockholders. Such Senior
Subordinated Notes bear interest at a rate of 12.75% per annum and are subordinated to amounts due to the consortium and to BKC. All principal of the Senior Subordinated Notes is due August 2004.

   On November 30, 1994, the Company issued junior subordinated notes (the "Junior Subordinated Notes") to the Agent Bank. Such Junior Subordinated Notes bear interest at a rate of 6% per annum and are subordinated to the amounts due to the Consortium and the Senior Subordinated Notes. All principal of the Junior Subordinated Notes is due March 2005.

   On November 29, 1995, the Company issued a note to Franchise Acceptance Corporation Limited in connection with the acquisition of five restaurants located in Colorado. Such note bears interest at the 30-day commercial paper rate plus 2.75% and is secured by certain assets of the Company's wholly owned

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
   THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994
                                 (CONTINUED)

5. LONG TERM DEBT  (CONTINUED)

subsidiary, AmeriKing Colorado Corporation I, which owns the five restaurants. Principal installments of the note are due quarterly through December 2005.

   On November 21, 1995, the Company issued a note to BKC in connection with the acquisition of 11 restaurants located in Tennessee and Georgia. Such note bears interest at a rate of 9.75% per annum and is secured by a pledge of all capital stock of the Company's wholly-owned subsidiary, AmeriKing Tennessee Corporation I, which owns the 11 restaurants. All principal of the note is due May 1996.

   On February 7, 1996, the Company amended and restated the Loan Agreement ("the Amended and Restated Loan Agreement"). The Amended and Restated Loan Agreement provides for an increase of principal of $20 million and $9 million for the Term Loans and the revolving credit facility, respectively, resulting in additional borrowing capacity of $29 million. The Amended and Restated Loan Agreement provides for a principal balance of $45 million for Term Loan A, $40 million for Term Loan B and $15 million for the revolving credit facility. Interest on the new agreements remains unchanged from the prior agreements; however, the new agreements provide for changes to existing and additional covenants. In addition, beginning in 1996, the Company is required to make additional principal payments on the Term Loans of 75% of the Company's consolidated excess cash flow as defined by the Amended and Restated Loan Agreement.

   Aggregate maturities of the Company's long-term debt as of January 1, 1996 are as follows:

     1996 ........   $10,741,000
     1997 ........     5,832,000
     1998 ........     6,944,000
     1999 ........    11,673,000
     Thereafter  .    46,237,000
                   -------------
     Total .......   $89,835,000
                   =============

6. LEASES

   The Company leases restaurant space under noncancelable operating leases with remaining lease terms of one to twenty years. In many cases, the leases provide for rent escalations and for one or more five-year renewal options. The leases generally require the Company to pay property taxes, insurance, maintenance and other operating costs of the properties, as well as contingent rentals based upon a percentage (generally 8.5%) of net sales. In addition, the Company leases office space, office equipment, restaurant equipment and vehicles under noncancelable operating leases.

   During the periods ended January 1, 1996 and December 31, 1994, rent expense amounted to:

                                                   JANUARY 1,     DECEMBER 31,
                                                      1996            1994
                                                 -------------  --------------
         Minimum rentals under operating leases    $11,072,000     $2,691,000
         Contingent rentals ....................       958,000        253,000
                                                 -------------  --------------
         Total .................................   $12,030,000      2,944,000
                                                 =============  ==============

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
    THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994
                                 (CONTINUED)

6. LEASES (Continued)(CONTINUED)

    At January 1, 1996, future minimum lease payments under noncancelable operating leases are as follows:

                   1996 ........  $ 12,229,000
                   1997 ........    12,164,000
                   1998 ........    11,997,000
                   1999 ........    11,748,000
                   2000 ........    11,157,000
                   Thereafter  .    93,921,000
                                 -------------
                   Total .......  $153,216,000
                                 =============

   At January 1, 1996, future minimum lease payments under noncancelable capital leases are as follows:


              1996 .........................................   $129,000
              1997 .........................................    129,000
              1998 .........................................     66,000
                                                             ----------
              Total minimum lease payments .................    324,000
              Less amount representing interest ............     49,000
                                                             ----------
              Present value of the minimum lease obligatiom    $275,000
                                                             ==========

   Payments on capital leases for the period ended January 1, 1996 was $63,000; no payments were made in the period ended December 31, 1994.

7. CAPITAL STOCK

   At January 1, 1996 and December 31, 1994, the Company's authorized capital stock was as follows:

                                                              NUMBER OF
                                                               SHARES
                                               NUMBER OF       ISSUED        VOTING
                                    VALUE        SHARES          AND         RIGHTS
                                  PER SHARE    AUTHORIZED    OUTSTANDING    PER SHARE
                                -----------  ------------  -------------  -----------
Class A Common Stock ..........     $0.01        2,000.0         348.7        1
Class B Common Stock ..........      0.01          100.0           0.0        0
Class C Common Stock ..........      0.01        3,500.0       1,000.0        1
                                             ------------  -------------
Total common stock ............                  3,500.0       1,000.0
                                             ============  =============
Special Voting Preferred Stock      $0.00            1.0           1.0      716
Class A1 Preferred Stock  .....      0.00        5,000.0       4,425.0        0
Class A2 Preferred Stock  .....      0.01        2,500.0       1,200.0        0
Class B Preferred Stock  ......      0.01        3,000.0       1,875.0        0
                                             ------------  ------------
Total preferred stock .........                 10,501.0       7,501.0
                                             ============  ============

   The preferred stock pays dividends at 6% per annum on the total issuance price of each share, payable quarterly when allowed under the Loan Agreement. Any preferred dividends not paid when due are cumulative. Any preferred dividends not paid in cash will be paid in preferred stock.

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994
                                 (CONTINUED)


7. CAPITAL STOCK  (CONTINUED)

    The voting rights of the Special Voting Preferred Stock adjust so that, at any time, the total votes per share of Special Voting Preferred Stock is equal to the total shares of Class A and Class D Common Stock issued and outstanding plus one vote. The Special Voting Preferred Stock was eliminated from the Company's Certificate of Incorporation on February 7, 1996.

   In connection with entering into the original Loan Agreement, the Company issued warrants to purchase 112.36 shares of Class B Common Stock for an exercise price of $0.01 per share to an affiliate of the Agent Bank. The warrants are exercisable at any time and expire the earlier of (i) the date such warrants are exercised in full, or (ii) November 30, 2002.

   During 1994, the Company granted stock options to purchase 11.24 shares of Class D Common Stock at $100 per share in connection with employment agreements with two members of the Company's management. All of these options vest ratably over a two-year period ending September 1, 1996 at which time all become exercisable. The options expire at the earlier of (i) 90 to 180 days after separation of the employee from the Company, or (ii) December 31, 2004. At January 1, 1996, all of these options remained outstanding; fifty percent (50%) of such options were currently excercisable as of September, 1995.

   The Company has never declared or paid dividends on its capital stock, as stipulated by the Loan Agreement.

8. INCOME TAXES

   The components of the income tax provision for the periods ended January 1, 1996 and December 31, 1994 are as follows:

                            JANUARY 1,    DECEMBER 31,
                              1996           1994
                          ------------  --------------
      Current -- state...    $290,000       $ 20,000
      Deferred -- federal     535,000        171,000
                          ------------  -------------
      Total .............    $825,000       $191,000
                          ============  =============

   The Company's assumed effective tax rate on pretax income for the periods ended January 1, 1996 and December 31, 1994 differs from the U.S. federal statutory rate of 35% primarily due to state taxes and nondeductible expenses.

   The deferred tax liability at January 1, 1996 and December 31, 1994 results primarily from the use of accelerated depreciation methods for income tax purposes and differences between the financial reporting basis and the tax basis of the Company's assets, reduced by the tax benefit of the net operating loss carry-forward.

   On September 1, 1994, the Company acquired the assets of the restaurants from the Predecessors in a transaction which involved a partial carry-over of basis for income tax purposes. The Company recorded goodwill and a long-term deferred income tax liability since the income tax basis of the restaurants acquired from the Predecessors is lower than the financial reporting basis of such assets.

   The Company has a net operating loss carry-forward for tax purposes at January 1, 1996 and December 31, 1994 of approximately $8,735,000 and $2,050,000, respectively, which carry-forward will expire in 2009.

                      NRE HOLDINGS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD JANUARY 1, 1995 TO JANUARY 1, 1996 AND
THE PERIOD AUGUST 17, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994
                                  (CONTINUED)

9. RELATED PARTIES

   At January 1, 1996, the Company has Senior Subordinated Notes payable to certain stockholders totaling $15,400,000 (see Note 5). During the periods ended January 1, 1996 and December 31, 1994 the Company recorded interest expense on the Senior Subordinated Notes totaling $1,982,000 and $660,000, respectively.

   The Company leases two restaurants under noncancelable operating leases from an entity which is owned by a member of the Company's management. The leases expire in March 2006 and January 2007, respectively, and require total monthly rental payments of $20,600. During the periods ended January 1, 1996 and December 31, 1994, the Company recorded rent expense of $248,000 and $82,000, respectively, under these leases.

   The Company has entered into a management consulting agreement with an affiliate of a stockholder. Under the terms of the agreement, the Company is required to pay the consultant an annual management fee equal to the higher of (i) $300,000, or (ii) 0.35% of food sales. During the periods ended January 1, 1996 and December 31, 1994, the Company recorded expense of $479,000 and $116,000, respectively, under this agreement. On February 7, 1996, the Company amended the management consulting agreement changing the annual management fee calculation to the higher of (i) $500,000 and (ii) 2.5% of cash flow (as determined in the management consulting agreement).

10. SUBSEQUENT EVENTS

   ISSUANCE OF SUBORDINATED NOTES -- On February 7, 1996, the Company's subsidiary issued Subordinated Notes of $15.0 million to PMI Mezzanine Fund, L.P. ("PMI"). Such Subordinated Notes bear interest at a rate of 12.5% per annum and are subordinated to amounts due to the Agent Bank and its consortium and certain amounts due BKC. All principal of the subordinated notes is due January 31, 2005. The Subordinated Note Agreement contains, among other provisions, certain covenants for maintaining defined levels of tangible net worth and various financial ratios, including debt service coverage and interest coverage. Concurrent with the issuance of the Subordinated Notes, the Company issued common stock purchase warrants for the purchase of shares of Class C Common Stock to PMI.

   ACQUISITION OF RESTAURANTS -- Concurrent with the refinancing on February 7, 1996 (see Note 5) and issuance of Senior Subordinated Notes, the Company acquired 36 Burger King restaurants located in Virginia, North Carolina and Ohio. The purchase price aggregated $36.9 million for the 36 restaurants and $4.1 million for transaction fees and expenses. The acquisitions were financed through net borrowings of $20.0 million under Term Loans A and B, $5.0 million under the revolving credit facility and $15.0 million from the Senior Subordinated Notes and warrants issued to PMI. The acquisitions will be accounted for using the purchase method. The excess of the purchase price over the acquired tangible and intangible net assets, when determined, will be allocated to goodwill and amortized on a straight-line basis over 35 years. In addition, concurrent with the acquisitions, the Company entered into operating leases on all 36 properties.

                                 * * * * * *

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
NRE Holdings, Inc.
Westchester, Illinois

   We have audited the Historical Schedules of Restaurant Contribution (the "Schedules") of the restaurants purchased by National Restaurant Enterprises, Inc., a wholly-owned subsidiary of NRE Holdings, Inc., from Burger King Corporation ("BKC") and from entities owned or controlled by Lawrence E. Jaro ("Jaro") and William C. Osborn ("Osborn") for the period January 1, 1994 through September 1, 1994 and the year ended December 31, 1993. These schedules are the responsibility of the management of the entities from whom the restaurants were acquired. Our responsibility is to express an opinion on these schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedules. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying Schedules were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of NRE Holdings, Inc.) as described in Note 2 and are not intended to be a complete presentation of the earnings of the restaurants purchased from BKC, Jaro and Osborn.

   In our opinion, the Schedules referred to above present fairly, in all material respects, the restaurant contribution for the restaurants purchased by National Restaurant Enterprises, Inc. from BKC, Jaro and Osborn for the period January 1, 1994 through September 1, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

Deloitte & Touche, LLP
October 10, 1995
Chicago, Illinois

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION
           FOR THE PERIOD JANUARY 1, 1994 THROUGH SEPTEMBER 1, 1994

                                             BKC           JARO          OSBORN
                                         RESTAURANTS    RESTAURANTS    RESTAURANTS       TOTAL
                                       -------------  -------------  -------------  -------------
RESTAURANT SALES .....................   $47,762,000    $7,400,000     $1,558,000     $56,720,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales .......................    15,589,000     2,534,000        479,000      18,602,000
 Restaurant labor and related costs  .    13,253,000     1,849,000        427,000      15,529,000
 Occupancy ...........................     6,211,000       843,000        152,000       7,206,000
 Depreciation and amortization of
  franchise agreements ...............     1,161,000       179,000         26,000       1,366,000
 Advertising .........................     2,091,000       386,000         94,000       2,571,000
 Royalties ...........................     1,642,000       254,000         54,000       1,950,000
 Other operating expenses ............     5,310,000       673,000        144,000       6,127,000
                                       -------------  -------------  -------------  -------------
  Total restaurant operating expenses     45,257,000     6,718,000      1,376,000      53,351,000
                                       -------------  -------------  -------------  -------------
RESTAURANT CONTRIBUTION ..............   $ 2,505,000    $  682,000     $  182,000     $ 3,369,000
                                       =============  =============  =============  =============

        See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION
                     FOR THE YEAR ENDED DECEMBER 31, 1993

                                             BKC           JARO          OSBORN
                                         RESTAURANTS    RESTAURANTS    RESTAURANTS       TOTAL
                                       -------------  -------------  -------------  -------------
RESTAURANT SALES .....................   $70,667,000    $10,115,000    $2,113,000     $82,895,000
RESTAURANT OPERATING EXPENSES:
 Cost of sales .......................    21,844,000      3,344,000       644,000      25,832,000
 Restaurant labor and related costs  .    18,921,000      2,510,000       567,000      21,998,000
 Occupancy ...........................     9,063,000      1,221,000       216,000      10,500,000
 Depreciation and amortization of  ...
  franchise agreements ...............     1,722,000        292,000        48,000       2,062,000
 Advertising .........................     3,711,000        567,000       117,000       4,395,000
 Royalties ...........................     2,434,000        348,000        73,000       2,855,000
 Other operating expenses ............     7,568,000        884,000       203,000       8,655,000
                                       -------------  -------------  -------------  -------------
  Total restaurant operating expenses     65,263,000      9,166,000     1,868,000      76,297,000
                                       -------------  -------------  -------------  -------------
RESTAURANT CONTRIBUTION ..............   $ 5,404,000    $   949,000    $  245,000     $ 6,598,000
                                       =============  =============  =============  =============

        See notes to historical schedules of restaurant contribution.

                     NOTES TO THE HISTORICAL SCHEDULES OF
                           RESTAURANT CONTRIBUTION
           FOR THE PERIOD JANUARY 1, 1994 THROUGH SEPTEMBER 1, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1993

1. DESCRIPTION OF BUSINESS

   NRE Holdings, Inc. and its wholly-owned subsidiary, National Restaurant Enterprises, Inc. d/b/a AmeriKing Corporation (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and grow through the development and acquisition of additional Burger King restaurants in these and other states.

   Effective September 2, 1994, the Company acquired 68 Burger King restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for $41,500,000 in cash, and 14 Burger King restaurants in Colorado and Texas from entities owned or controlled by Lawrence E. Jaro ("Jaro") and William C. Osborn ("Osborn"), who are members of the Company's current management, for $6,029,000 of subordinated debt and preferred and common stock of NRE Holdings, Inc. and $1,975,000 in cash.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Historical Schedules of Restaurant Contribution (the "Schedules"), include operations of the acquired restaurants for the periods prior to their purchase by the Company, and have been prepared pursuant to Article 3 of Regulation S-X, Section 210.3-02(a).

   SALES -- Sales consist primarily of food and premium sales.

   COST OF SALES -- Costs of sales consist primarily of restaurant and food supplies, determined using the first-in, first-out (FIFO) method of inventory valuation.

   RESTAURANT LABOR AND RELATED COSTS -- Restaurant labor and related costs include managers' salaries, hourly wages and related payroll taxes and benefits.

   OCCUPANCY -- Occupancy costs consist of rents, licenses and permits, real estate taxes and common area maintenance.

   DEPRECIATION AND AMORTIZATION OF FRANCHISE AGREEMENTS -- Depreciation is recorded using accelerated methods permissible under generally accepted accounting principles over the following useful lives:

Building improvements ............................  10-20 years
Furniture, fixtures and restaurant equipment  ....   5-10 years

   The franchise agreements with BKC require the Predecessors to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration.

   ADVERTISING -- Under the franchise agreements with BKC, monthly advertising fees are to be paid at 4% of restaurant food sales.

   ROYALTIES -- Under the franchise agreements with BKC, monthly royalties are to be paid at 3.5% of restaurant food sales.

   OTHER OPERATING EXPENSES -- Other operating expenses include utilities, repairs and maintenance, cleaning, security, uniforms, workmen's compensation and training expenses.

   The Schedules of Restaurant Contribution do not include amounts relative to interest income. In addition, the Schedules do not include general and administrative expenses, interest expense, amortization of deferred organization costs, income tax or other expenses.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
NRE Holdings, Inc.
Westchester, Illinois

   We have audited the Historical Schedules of Restaurant Contribution (the "Schedules") of the restaurants purchased by National Restaurant Enterprises, Inc., a wholly-owned subsidiary of NRE Holdings, Inc., from Sheldon T. Friedman ("Friedman"), QSC, Inc. and Ro-Lank, Inc., Curtis James Investments, Inc., C&N Dining, Inc. and Stuart Ray Investments, Inc. (collectively, the "Entities") for the periods indicated in the accompanying Schedules. These Schedules are the responsibility of the Entities' management. Our responsibility is to express an opinion on these Schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedules. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying Schedules were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of NRE Holdings, Inc.) as described in Note 2 and are not intended to be a complete presentation of the Entities' restaurant earnings.

   In our opinion, the Schedules referred to above present fairly, in all material respects, the restaurant contribution for the restaurants purchased by National Restaurant Enterprises, Inc. for the periods indicated in the accompanying Schedules, in conformity with generally accepted accounting principles.

Deloitte & Touche, LLP


May 8, 1996
Chicago, Illinois

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                                                           QSC, INC. AND
                                                                           RO-LANK, INC.
                           DMW, INC. FOR THE          BKC FOR THE         FOR THE PERIOD         CURTIS JAMES
                           PERIOD JANUARY 1,         PERIOD JANUARY       JANUARY 1, 1995       INVESTMENTS, INC.
                            1995 THROUGH             1, 1995 THROUGH       THROUGH NOVEMBER    FOR THE YEAR ENDED
                            SEPTEMBER 12, 1995      OCTOBER 24, 1995          20, 1995            DECEMBER 31, 1995
                           ------------------       ----------------      -----------------      ------------------
                              (UNAUDITED)              (UNAUDITED)
RESTAURANT SALES ...........       $2,814,000              $1,324,000             $10,261,000           $14,766,000
RESTAURANT OPERATING
 EXPENSES:
 COST OF SALES .............          942,000                 543,000               3,361,000             4,753,000
 RESTAURANT LABOR AND
  RELATED COSTS                       739,000                 486,000               2,812,000             4,100,000
 OCCUPANCY .................          272,000                  34,000                 959,000             1,369,000
 DEPRECIATION AND
  AMORTIZATION OF
  FRANCHISE AGREEMENTS .....           71,000                       0                 250,000               353,000
 ADVERTISING ...............          173,000                  46,000                 490,000               616,000
 ROYALTIES .................           97,000                  40,000                 352,000               509,000
 OTHER OPERATING
   .EXPENSES ...............          220,000                 179,000                 972,000             1,276,000
                                 --------------          -------------            ------------          -----------
  TOTAL RESTAURANT OPERATING
   EXPENSES ..........              2,514,000               1,328,000               9,196,000            12,976,000
                                 --------------          -------------            ------------          -----------
RESTAURANT CONTRIBUTION ...        $  300,000              $   (4,000)            $ 1,065,000           $ 1,790,000
                                 ==============          =============            ============         ============


(Restubbed Table Continued from above)


                      STUART RAY
C&N DINING, INC.     INVESTMENTS, INC.
FOR THE YEAR ENDED  FOR THE YEAR ENDED
DECEMBER 31, 1995   DECEMBER 31, 1995
- -----------------  ------------------

    $26,955,000         $41,697,000


      8,363,000          13,450,000

      6,154,000          12,239,000
      4,274,000           4,855,000


         83,000             926,000
      1,159,000           1,819,000
        926,000           1,438,000

      2,264,000           3,220,000
      ---------          -----------

     23,223,000          37,947,000
    -----------           ---------
   $  3,732,000         $ 3,750,000
   ==================  =============





        See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                FRIEDMAN FOR THE     QSC, INC. AND        CURTIS JAMES                             STUART  RAY
                                 PERIOD JANUARY 1,  RO-LANK, INC. FOR   INVESTMENTS, INC.    C&N DINING, INC.    INVESTMENTS, INC.
                                   1994 THROUGH       THE YEAR ENDED    FOR THE YEAR ENDED  FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                 NOVEMBER 30, 1994  DECEMBER 31, 1994   DECEMBER 31, 1994   DECEMBER 31, 1994    DECEMBER 31, 1994
                                -----------------  ------------------  ------------------  ------------------   ------------------
RESTAURANT SALES ..............     $43,494,000        $10,627,000         $13,242,000         $23,918,000      $36,968,000
RESTAURANT OPERATING
 EXPENSES:
 Cost of sales ................      14,133,000          3,451,000           4,203,000           7,221,000       11,866,000
 Restaurant labor and
  related costs                      10,733,000          2,810,000           3,664,000           5,428,000       10,199,000
 Occupancy ....................       3,607,000            903,000           1,234,000           3,991,000        4,416,000
 Depreciation and amortization
  of franchise agreements .....       4,294,000            257,000             221,000              40,167          776,000
 Advertising ..................       2,166,000            475,000             538,000           1,027,000        1,839,000
 Royalties ....................       1,499,000            365,000             457,000             822,000        1,275,000
 Other operating expenses .....       3,486,000          1,002,000           1,261,000           2,048,000        3,019,000
                                -----------------  ------------------  ------------------  ---------------    -------------
  Total restaurant operating
   expenses ...................      39,918,000          9,263,000          11,578,000          20,577,167       33,390,000
                                -----------------  ------------------  ------------------  ------------------ -------------
RESTAURANT CONTRIBUTION .......     $ 3,576,000        $ 1,364,000         $ 1,664,000         $ 3,340,833      $ 3,578,000
                                =================  ==================  ==================  ==================  =============

        See notes to historical schedules of restaurant contribution.

                HISTORICAL SCHEDULES OF RESTAURANT CONTRIBUTION

                                QSC, INC. AND        CURTIS JAMES                                                  STUART  RAY
                                 FRIEDMAN FOR THE   RO-LANK, INC. FOR   INVESTMENTS, INC.    C&N DINING, INC.    INVESTMENTS, INC.
                                    YEAR ENDED        THE YEAR ENDED    FOR THE YEAR ENDED  FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                DECEMBER 31, 1993   DECEMBER 31, 1993   DECEMBER 31, 1993   DECEMBER 31, 1993   DECEMBER 31, 1993
                               ------------------  ------------------  ------------------  ------------------     ------------------
RESTAURANT SALES .............     $33,365,000          $9,035,000         $11,252,000         $21,635,000        $34,327,000
RESTAURANT OPERATING
 EXPENSES:
 Cost of sales ...............      10,825,000           2,857,000           3,618,000           6,440,000        10,923,000
 Restaurant labor and
  related costs                      8,319,000           2,529,000           3,188,000           5,129,000         9,703,000
 Occupancy ...................       3,037,000             794,000           1,047,000           3,778,000         4,568,000
 Depreciation and
  amortization of
  franchise agreements .......       4,299,000             481,000             226,000              39,000           959,000
 Advertising .................       1,870,000             407,000             481,000             978,000         2,170,000
 Royalties ...................       1,151,000             310,000             388,000             743,000         1,201,000
 Other operating expenses ....       2,686,000             965,000           1,091,000           2,024,000         2,624,000
                               ------------------  ------------------  ------------------  ---------------     --------------
    Total restaurant
     operating expenses ......      32,187,000           8,343,000          10,039,000          19,131,000        32,148,000
                               ------------------  ------------------  ------------------  ---------------     --------------
RESTAURANT CONTRIBUTION ......     $ 1,178,000          $  692,000         $ 1,213,000         $ 2,504,000        $2,179,000
                               ==================  ==================  ==================  ===============     ==============

        See notes to historical schedules of restaurant contribution.

                     NOTES TO THE HISTORICAL SCHEDULES OF
                           RESTAURANT CONTRIBUTION

1. DESCRIPTION OF BUSINESS

   NRE Holdings, Inc. and its wholly-owned subsidiary, National Restaurant Enterprises, Inc. d/b/a AmeriKing Corporation (consolidated, the "Company"), were formed on August 17, 1994 to acquire and operate Burger King restaurants in five states (Illinois, Indiana, Colorado, Texas and Wisconsin) and grow through the development and acquisition of additional Burger King restaurants in these and other states.

   Effective December 1, 1994, the Company acquired 39 Burger King restaurants located in the Chicago metropolitan area from Sheldon T. Friedman ("Friedman") for $37,000,000 in cash.

   Effective September 13, 1995, the Company acquired 4 existing and 1 developmental Burger King restaurants located in Colorado from DMW, Inc. for $2,629,000 in cash. On October 25, 1995, the Company acquired 2 restaurants located in the Chicago metropolitan area from Burger King Corporation ("BKC") for no consideration. Effective November 21, 1995, the Company acquired 11 Burger King restaurants located in Tennessee and Georgia from QSC, Inc. and Rolank, Inc. for $8,142,000 in cash.

   Effective February 7, 1996, the Company acquired 24 Burger King restaurants located in Virginia and North Carolina from C&N Dining, Inc. for $27,469,000 in cash. Concurrent with the C&N Dining acquisition, the company acquired 12 restaurants located in the Cincinnati metropolitan area from Curtis James Investments, Inc. for $9,400,000 in cash. On May 11, 1996, the Company executed purchase agreements to acquire 40 Burger King restaurants located in Michigan from Stuart Ray Investments, Inc. for $35,600,000 in cash.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Historical Schedules of Restaurant Contribution (the "Schedules") include operations of the acquired restaurants for the periods to the earlier of the date of purchase by the Company or December 31, 1995, and have been prepared pursuant to Article 3 of Regulation S-X, Section 210.3-02(a).

   SALES -- Sales consist primarily of food and premium sales.

   COST OF SALES -- Costs of sales consist primarily of restaurant and food supplies, determined using the first-in, first-out (FIFO) method of inventory valuation.

   RESTAURANT LABOR AND RELATED COSTS --Restaurant labor and related costs include managers' salaries, hourly wages and related payroll taxes and benefits.

   OCCUPANCY -- Occupancy costs consist of rents, licenses and permits, real estate taxes and common area maintenance.

   DEPRECIATION AND AMORTIZATION OF FRANCHISE AGREEMENTS -- Depreciation is recorded using accelerated methods permissible under generally accepted accounting principles over the following useful lives:

 BUILDING IMPROVEMENTS .......................... .     10-20 YEARS
 FURNITURE, FIXTURES AND RESTAURANT EQUIPMENT  ...       5-10 YEARS

   The franchise agreements with BKC require the Entities to pay a franchise fee for each restaurant opened. Amortization is recorded on the straight-line method over the terms of the related franchise agreements. The franchise agreements generally provide for a term of 20 years with renewal options upon expiration.

   ADVERTISING -- Under the franchise agreements with BKC, monthly advertising fees are to be paid at 4% of restaurant food sales.

   ROYALTIES -- Under the franchise agreements with BKC, monthly royalties are to be paid at 3.5% of restaurant food sales.

   OTHER OPERATING EXPENSES -- Other operating expenses include utilities, repairs and maintenance, cleaning, security, uniforms, workmen's compensation and training expenses.

   The Schedules do not include amounts relative to interest income. In addition, the Schedules do not include general and administrative expenses, interest expense, amortization of deferred organization costs, income tax or other expenses.

                                 * * * * * *

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES
NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
- -----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                          PAGE
                                                       --------
Prospectus Summary ................................... 3
Summary Consolidated Financial Information  .......... 6
Risk Factors ......................................... 8
Use of Proceeds ...................................... 15
Dividend Policy ...................................... 16
Dilution ............................................. 16
Capitalization ....................................... 17
Pro Forma Consolidated Financial Statements  ......... 18
Selected Consolidated Financial Information  ......... 25
Management's Discussion and Analysis of Financial
 Condition and Results of Operations ................. 27
Business ............................................. 33
Management ........................................... 44
Principal and Selling Stockholders ................... 50
Description of Capital Stock ......................... 52
Description of Certain Indebtedness .................. 56
Certain Transactions ................................. 59
Shares Eligible for Future Sale ...................... 61
Certain U.S. Tax Consequences to Non-U.S.
 Stockholders ........................................ 62
Underwriting ......................................... 64
Legal Matters ........................................ 67
Experts .............................................. 67
Available Information ................................ 67
Index to Consolidated Financial Statements  .......... F-1

- -----------------------------------------------------------------------------

   UNTIL , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERINGS, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                       SHARES

                              AMERIKING, INC.

                                COMMON STOCK
                       0-----------------------------
                                 PROSPECTUS
                                      , 1996
                       ------------------------------

                             SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                          EVEREN SECURITIES, INC.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED MAY 22, 1996

PROSPECTUS

                                       SHARES

                               AMERIKING, INC.

                                 COMMON STOCK

   All of the shares of common stock (the "Common Stock") of AmeriKing, Inc. (the "Company") offered hereby are being sold by the Company. Of the
shares of Common Stock offered hereby, a total of     shares are being
offered hereby in an international offering outside the United States and Canada (the "International Offering") by the Managers (as defined) and a
total of     shares are being offered by the U.S. Underwriters (as defined)
in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings").

   Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will
be between $      and $      per share. See "Underwriting" for information
relating to the factors considered in determining the initial public offering price.

   Application has been made to have the Common Stock quoted on the Nasdaq National Market under the symbol "AKNG."

   SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.
- -----------------------------------------------------------------------------

                                       UNDERWRITING
                         PRICE TO      DISCOUNTS AND    PROCEEDS TO
                          PUBLIC      COMMISSIONS (1)   COMPANY (2)
        Per Share      $             $                $
        Total (3)      $100,000,000  $                $

- -----------------------------------------------------------------------------

   (1) For information regarding indemnification of the Manager and the U.S. Underwriters, see "Underwriting."

   (2) Before deducting expenses estimated at $    payable by the Company.

   (3) The Company and certain stockholders of the Company have granted the
       U.S. Underwriters a 30-day option to purchase up to     additional
       shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
       will be $   , $    and $   , respectively. The Company will not receive
       any of the proceeds from the sale of Common Stock by such selling stockholders. See "Underwriting" and "Principal and Selling Stockholders."

   The shares of Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
      , 1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

SMITH BARNEY INC.
                                                    PAINEWEBBER INTERNATIONAL

[  ], 1996

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

- -----------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                          PAGE
                                                       --------
Prospectus Summary ...................................  3
Summary Consolidated Financial Information  ..........  6
Risk Factors .........................................  8
Use of Proceeds ...................................... 15
Dividend Policy ...................................... 16
Dilution ............................................. 16
Capitalization ....................................... 17
Pro Forma Consolidated Financial Statements  ......... 18
Selected Consolidated Financial Information  ......... 25
Management's Discussion and Analysis of Financial
 Condition and Results of Operatins .................. 27
Business ............................................. 33
Management ........................................... 44
Principal and Selling Stockholders ................... 50
Description of Capital Stock ......................... 52
Description of Certain Indebtedness .................. 56
Certain Transactions ................................. 59
Shares Eligible for Future Sale ...................... 61
Certain U.S. Tax Consequences to Non-U.S.
 Stockholders ........................................ 62
Underwriting ......................................... 64
Legal Matters ........................................ 67
Experts .............................................. 67
Available Information ................................ 67
Index to Consolidated Financial Statements  .......... F-1

- -----------------------------------------------------------------------------

   UNTIL , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERINGS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                      SHARES

                              AMERIKING, INC.

                                COMMON STOCK
                        -------------------------------
                                  PROSPECTUS
                                      , 1996
                        -------------------------------

                             SMITH BARNEY INC.
                         PAINEWEBBER INTERNATIONAL

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following are the estimated expenses in connection with the distribution of the securities being registered:

         Securities and Exchange Commission Registration Fee  ..  $  39,655
         NASD Filing Fee .......................................      12,000
         Printing and Engraving Expenses .......................     150,000
         Accounting Fees and Expenses ..........................     350,000
         Attorneys' Fees and Expenses ..........................     650,000
         Transfer Agent's and Registrar's Fees .................      20,000
         Blue Sky Fees and Expenses (including attorneys' fees)       20,000
         NASDAQ Listing Fee ....................................
         Miscellaneous .........................................           []
           Total ...............................................  $8,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   (a) The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

   (b) The Amended and Restated Certificate of Incorporation of the Company requires, and the Amended and Restated By-Laws of the Company provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

   (c) The U.S. Underwriting Agreement and the International Underwriting Agreement (the forms of which are included as Exhibits 1.1 and 1.2 to this Registration Statement) provide for the indemnification under certain circumstances of the Company, its directors and certain of its officers by the Underwriters.

   (d) In accordance with Section 102(b)(7) of the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or stock purchase or redemption) or (4) transactions from which a director derives an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since its incorporation in August 1994, the Company has issued the following securities:

   (a) In connection with its acquisition of certain Burger King restaurants from the Burger King Corporation and affiliates of Lawrence Jaro and William Osborn on September 1, 1994 and related financing, the Company issued to (i) the Jordan Investors 285.31 shares of Class A Common Stock, 500 shares of Class B Preferred Stock and 1 share of Special Voting Preferred Stock (which was subsequently cancelled), (ii) advisors to the Company 63.4 shares of Class A Common Stock, (iii) The First National Bank of Boston warrants to purchase 31.28 shares of Class B Common Stock, (iv) MCIT PLC 285.31 shares of Class C Common Stock (which were subsequently converted into Class A Common Stock), 3,000 shares of Class A(1) Preferred Stock and 500 shares of Class B Preferred Stock, (v) the management of the Company (and affiliates of management) 366.00 shares of Class D Common Stock, 1,200 shares of Class A(2) Preferred Stock and 400 shares of Class B Preferred Stock, (v) options to purchase 5.62 shares of Class D Common Stock to each of two executives of the Company. The Company also issued to MCIT, PLC $11,000,000 aggregate principal amount of the Company's 12.75% Note due August 31, 2004 and to affiliates of Management a series of 12.75% Notes each due August 31, 2004 with an aggregate principal amount of $4,400,000. Exemption from registration was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

   (b) In connection with its acquisition of certain Burger King restaurants from Shelley Friedman and affiliates on November 30, 1994 and related financing, the Company issued to (i) BancBoston Capital Inc. warrants to purchase 81.08 shares of Class B Common Stock, (ii) BancBoston Investments, Inc. 1,425 shares of Class A(1) Preferred Stock, 475 shares of Class B Preferred Stock and $600,000 aggregate principal amount of the Company's 6% Junior Subordinated Note due March 31, 2005. Exemption from registration was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

   (c) In connection with its acquisition of certain Burger King restaurants from C&N Dining, Inc. and its affiliates Thirty-Forty, Inc., Houston, Inc. and Fifth & Race, Inc. on February 7, 1996 and related financing, the Company issued to PMI Mezzanine Fund, L.P. warrants to purchase 71.72 shares of Class C Common Stock and $15,000,000 in aggregate principal amount of the Company's 12.5% Senior Subordinated Notes due January 31, 2005. Exemption from registration was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

   A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement.

ITEM 17. UNDERTAKINGS

   The undersigned Company hereby undertakes to provide to the U.S. Underwriters and the Managers at the closings specified in the Underwriting Agreement and the International Underwriting Agreement, respectively, certificates in such denominations and registered in such names as required by the U.S. Underwriters and the Managers to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Company hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois, on May 22, 1996.

                                          AMERIKING, INC.



                                          By /s/ Lawrence E. Jaro
                                          -----------------------------------
                                          Lawrence E. Jaro
                                          Managing Owner, Chairman and
                                          Chief Executive Officer

                              POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints Lawrence E. Jaro and A. Richard Caputo, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned and to file the same, with all exhibits thereto, in any and all capabilities, to sign any and all amendments and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (including post-effective amendments thereto and other documents in connection therewith), with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities indicated on the 22nd day of May, 1996.

           SIGNATURE                                    TITLE
- ------------------------------  ----------------------------------------------
/s/Lawrence E. Jaro
- ------------------------------- Managing Owner, Chairman and Chief Executive
   Lawrence E. Jaro             Officer (Principal Executive Officer)

/s/William C. Osborn
- -------------------------------
   William C. Osborn            Managing Owner and Vice Chairman

/s/Gary W. Hubert
- -------------------------------
   Gary W. Hubert               Director and Senior Vice President

/s/Joel Aaseby
- ------------------------------- Chief Financial Officer and Corporate Secretary
   Joel Aaseby                  (Principal Financial and Accounting Officer)

/s/A. Richard Caputo, Jr.
- -------------------------------
   A. Richard Caputo, Jr.       Director and Vice President

/s/Thomas H. Quinn
- -------------------------------
   Thomas H. Quinn              Director

/s/John W. Jordan II
- -------------------------------
   John W. Jordan II            Director

/s/David W. Zalaznick
- -------------------------------
   David W. Zalaznick           Director

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   EXHIBITS
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT

                                    Under
                          The Securities Act of 1933

                               AMERIKING, INC.

                              INDEX TO EXHIBITS

   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
   1.1       Form of U.S. Underwriting Agreement ..................................................
   1.2+      Form of International Underwriting Agreement .........................................
   2.1++     Purchase and Sale Agreement, dated September 1, 1994, between Burger King Corporation
               ("BKC") and National Restaurant Enterprises, Inc. ("Enterprises") ..................
   2.2++     Purchase and Sale Agreement, dated September 1, 1994, between Jaro Enterprises, Inc.
               and AmeriKing, Inc. (formerly known as NRE Holdings, Inc.) ("AmeriKing") ...........
   2.3++     Purchase and Sale Agreement, dated September 1, 1994, between Jaro Restaurants, Inc.
               and AmeriKing ......................................................................
   2.4++     Purchase and Sale Agreement, dated September 1, 1994, between Tabor Restaurants
               Associates, Inc. and AmeriKing .....................................................
   2.5++     Purchase and Sale Agreement, dated September, 1, 1994, between JB Restaurants, Inc.
               and AmeriKing ......................................................................
   2.6++     Purchase and Sale Agreement, dated September 1, 1994, between CastleKing, Inc. and
               AmeriKing ..........................................................................
   2.7++     Purchase and Sale Agreement, dated September 1, 1994, between Osburger, Inc. and
               AmeriKing ..........................................................................
   2.8++     Purchase and Sale Agreement, dated September 1, 1994, between White-Osborn
               Restaurants, Inc. and AmeriKing ....................................................
   2.9++     Purchase and Sale Agreement, dated November 30, 1994, by and among Sheldon T.
               Friedman, BNB Land Venture, Inc. and Enterprises ...................................
   2.10++    Asset Purchase Agreement, dated July 5, 1995, by and among DMW, Inc., Daniel L. White and AmeriKing Colorado Corporation I ...............................................
   2.11++    Asset Purchase Agreement, dated July 5, 1995, by and among WSG, Inc., Daniel L.
               White, Susan J. Wakeman, George Alaiz, Jr. and AmeriKing Colorado Corporation I ....
   2.12++    Purchase Agreement, dated November 21, 1995, by and among QSC, Inc., the shareholders of QSC, Inc. and AmeriKing Tennessee Corporation I .................................
   2.13++    Purchase Agreement, dated November 21, 1995, by and among Ro-Lank, Inc., the shareholders of Ro-Lank, Inc. and AmeriKing Tennessee Corporation I ................
   2.14++    Purchase and Sale Agreement, dated November 30, 1995, by and among C&N Dining, Inc.
               and affiliates and AmeriKing Virginia Corporation I ................................
   2.15++    Amendment No. 1 to Purchase and Sale Agreement, dated February 7, 1996, by and among
               C&N Dining, Inc. and affiliates and AmeriKing Virginia Corporation I ...............
   2.16++    Asset Purchase Agreement, dated February 7, 1996, between Thirty-Forty, Inc. and
               AmeriKing Cincinnati Corporation I .................................................
   2.17++    Asset Purchase Agreement, dated February 7, 1996, between Houston, Inc. and AmeriKing
               Cincinnati Corporation I ...........................................................
   2.18++    Asset Purchase Agreement, dated February 7, 1996, between Fifth & Race, Inc. and
               AmeriKing Cincinnati Corporation I .................................................
   3.1+      Amended and Restated Certificate of Incorporation of AmeriKing .......................
   3.2+      Amended and Restated Bylaws of AmeriKing .............................................







   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
    4.1      Stockholders Agreement, dated September 1, 1994, by and among AmeriKing and the stockholders appearing on the signature pages thereto ..............................
    4.2      Consent and Amendment No. 1 to Stockholders Agreement, dated November 30, 1994, by and among AmeriKing and the stockholders appearing on the signature pages thereto ..
    4.3      Consent and Amendment No. 2 to Stockholders Agreement, dated February 7, 1996, by and among AmeriKing and the stockholders appearing on the signature pages thereto ......
    4.4+     Form of Amended and Restated Stockholders Agreement, dated , 1996, by and among
               AmeriKing and the stockholders appearing on the signature pages thereto ............
    4.5      Management Subscription Agreement, dated September 1, 1994, by and among AmeriKing,
               Tabor Restaurant Associates, Inc., Jaro Enterprises, Inc., Jaro Restaurants, Inc.,
               JB Restaurants, Inc., Castleking, Inc., White-Osborn Restaurants, Inc., Osburger,
               Inc., Lawrence Jaro, William Osborn, Gary Hubert, Joel Aaseby, Donald Stahurski and
               Scott Vasatka ......................................................................
    4.6      Stock Option Agreement, dated September 1, 1994, between AmeriKing and Scott Vasatka
    4.7      Stock Option Agreement, dated September 1, 1994, between AmeriKing and Donald
               Stahurski ..........................................................................
    4.8      Warrant Agreement, dated September 1, 1994, between AmeriKing and The First National
               Bank of Boston .....................................................................
    4.9      Common Stock Purchase Warrant, dated September 1, 1994, between AmeriKing and
               BancBoston Capital Inc. ............................................................
    4.10     First Amendment to Common Stock Purchase Warrant, dated November 30, 1994  ...........
    4.11     Second Amendment to Common Stock Purchase Warrant, dated February 7, 1996  ...........
    4.12     Amended and Restated Note, dated February 7, 1996, from AmeriKing to MCIT PLC in the aggregate principal amount of $11,000,000 ..........................................
    4.13     Amended and Restated Deferred Limited Interest Guaranty, dated February 7, 1996, from
               Enterprises to MCIT PLC ............................................................
    4.14     Amended and Restated Note, dated February 7, 1996, from AmeriKing to Jaro
               Enterprises, Inc. in the aggregate principal amount of $1,224,000 ..................
    4.15     Amended and Restated Note, dated February 7, 1996, from AmeriKing to Jaro
               Restaurants, Inc. in the aggregate principal amount of $112,000 ....................
    4.16     Amended and Restated Note, dated February 7, 1996, from AmeriKing to JB Restaurants,
               Inc. in the aggregate principal amount of $2,019,000 ...............................
    4.17     Amended and Restated Note, dated February 7, 1996, from AmeriKing to CastleKing, Inc.
               in the aggregate principal amount of $385,769 ......................................
    4.18     Amended and Restated Note, dated February 7, 1996, from AmeriKing to White-Osborn
               Restaurants, Inc. in the aggregate principal amount of $659,231 ....................
    4.19     Securities Purchase Agreement, dated November 30, 1994, between AmeriKing and
               BancBoston Investments, Inc. .......................................................
    4.20     Common Stock Purchase Warrant, dated November 30, 1994, between AmeriKing and
               BancBoston Investments, Inc. .......................................................
    4.21     Junior Subordinated Note, dated November 30, 1994, from AmeriKing to BancBoston
               Investments, Inc. in the aggregate principal amount of $600,000 ....................







   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
    4.22     Secured Promissory Note, dated November 21, 1995, from AmeriKing Tennessee
               Corporation I to BKC in the aggregate principal amount of $6,920,700 ...............
    4.23+    Amendment to Second Promissory Note, dated May 21, 1996, from AmeriKing Tennessee
               Corporation I to BKC in the aggregate principal amount of $6,093,067 ...............
    4.24     Guaranty, dated November 21, 1995, from Lawrence Jaro and William Osborn to BKC  .....
    4.25+    Ratification of Guaranty, May 21, 1996, from Lawrence Jaro and William Osborn to BKC
    4.26     Promissory Note, dated November 29, 1995, from AmeriKing Colorado Corporation I to
               Franchise Acceptance Corporation Limited in the aggregate principal amount of
               $1,865,000 .........................................................................
    4.27     Amendment to Promissory Note, dated December 14, 1995, from AmeriKing Colorado
               Corporation I to Franchise Acceptance Corporation Limited ..........................
    4.28     Common Stock Purchase Warrant, dated February 7, 1996, from AmeriKing to PMI
               Mezzanine Fund, L.P. ...............................................................
    4.29     Senior Subordinated Note, dated February 7, 1996, from Enterprises to PMI Mezzanine
               Fund, L.P in the aggregate principal amount of $15,000,000. ........................
    4.30     Subordinated Guaranty, dated February 7, 1996, from AmeriKing Virginia Corporation I and AmeriKing Cincinnati Corporation I to PMI Mezzanine Fund, L.P. .................
    4.31     Second Amended and Restated Revolving Credit Note, dated February 7, 1996, from
               Enterprises to The First National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ......
    4.32     Second Amended and Restated Term Loan A Note, dated February 7, 1996, from
               Enterprises to The First National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ......
    4.33     Second Amended and Restated Term Loan B Note, dated February 7, 1996, from
               Enterprises to The First National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ......
    4.34     Limited Guaranty, dated September 1, 1994, from AmeriKing to The First National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The
               First National Bank of Boston, as agent ............................................
    4.35     Guaranty, dated February 7, 1996, from AmeriKing Virginia Corporation I and AmeriKing
               Cincinnati Corporation I to the First National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ..............................................................................
    4.36     Unconditional Guaranty of Payment and Performance, dated February 7, 1996, from
               Enterprises to FFCA Acquisition Corporation ........................................
    5 +      Opinion of Mayer, Brown & Platt ......................................................
    9.1      Jaro Proxy Agreement, dated September 1, 1994, by and among Lawrence Jaro, Tabor
               Restaurant Associates, Inc., Jaro Enterprises, Inc., Jaro Restaurants, Inc. and JB
               Restaurants, Inc. ..................................................................
    9.2      Osborn Proxy Agreement, dated September 1, 1994, by and among William Osborn,
               Castleking, Inc., Osburger, Inc. and White-Osborn, Inc. ............................







   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
   10.1      Second Amended and Restated Revolving Credit and Term Loan Agreement, dated February
               7, 1996, by and among AmeriKing, Enterprises, The First National Bank of Boston, the
               other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ................................................................
   10.2      Security Agreement, dated September 1, 1994, by and among Enterprises and The First
               National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ...........................
   10.3      Amendment to Security Agreement, dated February 7, 1996, by and among Enterprises and
               The First National Bank of Boston, the other lending institutions listed on Schedule
               1 thereto, and The First National Bank of Boston, as agent .........................
   10.4      Stock Pledge Agreement, dated September 1, 1994, by and among AmeriKing and The First
               National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ...........................
   10.5      Amendment to Stock Pledge Agreement, dated February 7, 1996, by and among AmeriKing and The First National Bank of Boston, the other lending institutions listed on
               Schedule 1 thereto, and The First National Bank of Boston, as agent ................
   10.6      Security Agreement, dated February 7, 1996, by and among AmeriKing Virginia
               Corporation I, AmeriKing Cincinnati Corporation I and The First National Bank of
               Boston .............................................................................
   10.7      Stock Pledge Agreement, dated February 7, 1996, by and among Enterprises, AmeriKing
               Virginia Corporation I, AmeriKing Cincinnati Corporation I and The First National
               Bank of Boston .....................................................................
   10.8      Amended and Restated Purchase Agreement, dated February 7, 1996, between AmeriKing and MCIT PLC .......................................................................
   10.9      Pledge Agreement, dated September 1, 1994, between AmeriKing and MCIT PLC  ...........
   10.10     Subordination Agreement, dated September 1, 1994, by and among BKC, MCIT PLC and
               AmeriKing ..........................................................................
   10.11     Amendment and Consent No. 1 to Securities Purchase Agreement, dated February 7, 1996, between AmeriKing and BancBoston Investments, Inc. .................................
   10.12     Intercreditor Agreement, dated February 7, 1996, by and among BKC, AmeriKing Virginia
               Corporation I, AmeriKing Cincinnati Corporation I, Lawrence Jaro, William Osborn,
               Gary Hubert, Enterprises, AmeriKing and The First National Bank of Boston ..........
   10.13     Stock Pledge Agreement, dated November 21, 1995, between Enterprises and BKC  ........
   10.14+    Ratification of Stock Pledge Agreement, dated May 21, 1996, between Enterprises and
               BKC ................................................................................
   10.15     Stock Pledge Agreement, dated November 21, 1995, between Enterprises and The First
               National Bank of Boston, the other lending institutions listed on Schedule 1 thereto, and The First National Bank of Boston, as agent ...........................
   10.16     Note Purchase Agreement, dated February 7, 1996, by and among AmeriKing, Enterprises and PMI Mezzanine Fund, L.P. .......................................................
   10.17+    Form of Amendment No. 1 to Note Purchase Agreement, by and among AmeriKing,
               Enterprises and PMI Mezzanine Fund, L.P. ...........................................







   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
   10.18     Subordination Agreement, dated February 7, 1996, by and among AmeriKing, Enterprises,
               AmeriKing Virginia Corporation I, AmeriKing Cincinnati Corporation I, AmeriKing
               Tennessee Corporation I, AmeriKing Colorado Corporation I, Lawrence Jaro, William
               Osborn, Gary Hubert and BKC ........................................................
   10.19     Sale-Leaseback Agreement, dated February 7, 1996, by and among AmeriKing Virginia
               Corporation I, AmeriKing Tennessee Corporation I and FFCA Acquisition Corporation ..
   10.20     Lease, dated February 7, 1996, by and among AmeriKing Virginia Corporation I,
               AmeriKing Tennessee Corporation I and FFCA Acquisition Corporation .................
   10.21     Form of Franchise Agreement between BKC and Franchisee ...............................
   10.22     Schedule of AmeriKing Franchise Agreements ...........................................
   10.23     Form of Lease Agreement between BKC and Lessee .......................................
   10.24     Schedule of AmeriKing Lease Agreements ...............................................
   10.25     Form of Guarantee, Indemnification and Acknowledgment of BKC Franchise Agreement  ....
   10.26     Form of Guarantee, Indemnification and Acknowledgment of BKC Lease Agreement  ........
   10.27     Capital Expenditure Agreement, dated September 1, 1994, by and among AmeriKing,
               Enterprises and BKC ................................................................
   10.28     Capital Expenditure Agreement, dated November 21, 1995, by and among Enterprises,
               AmeriKing Tennessee Corporation I and BKC ..........................................
   10.29     Letter Agreement, dated February 7, 1996, between Enterprises and BKC  ...............
   10.30     Naparlo Development Agreement, dated February 7, 1996, between AmeriKing Virginia
               Corporation I and Joseph J. Naparlo ................................................
   10.31     Management Consulting Agreement, dated September 1, 1994, by and among TJC Management
               Corporation, AmeriKing and Enterprises .............................................
   10.32     Amendment No. 1 to Management Consulting Agreement, dated February 7, 1996, by and among TJC Management Corporation, AmeriKing and Enterprises ........................
   10.33     Intercompany Management Consulting Agreement, dated September 1, 1994 between
               Enterprises and AmeriKing ..........................................................
   10.34     Amended and Restated Tax Sharing Agreement, dated February 7, 1996, between
               Enterprises and AmeriKing ..........................................................
   10.35     Employment and Non-Interference Agreement, dated September 1, 1994, between Lawrence
               Jaro and Enterprises ...............................................................
   10.36     Employment and Non-Interference Agreement, dated September 1, 1994, between William
               Osborn and Enterprises .............................................................
   10.37     Employment and Non-Interference Agreement, dated September 1, 1994, between Gary
               Hubert and Enterprises .............................................................
   10.38     Employment and Non-Interference Agreement, dated September 1, 1994, between Joel
               Aaseby and Enterprises .............................................................
   10.39     Employment and Non-Interference Agreement, dated September 1, 1994, between Scott
               Vasatka and Enterprises ............................................................
   10.40+    Form of Amendment No. 1 to the TJC Management Consulting Agreement, by and among
               AmeriKing, Enterprises and TJC Management Corporation ..............................







   EXHIBIT                                                                                             SEQUENTIALLY
   NUMBER                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  -------------------------------------------------------------------------------------  ----------------
   10.41     Form of Indemnification Agreement by and among AmeriKing and each of the signatories to this Registration Statement .....................................................
   10.42+    Indemnification Agreement between AmeriKing and BKC ..................................
   10.43+    AmeriKing, Inc. Stock Option Plan ....................................................
   10.44     Lease Agreement for Westchester, Illinois headquarters ...............................
   10.45+    Form of Recapitalization Agreement among AmeriKing and the stockholders appearing on the signature pages thereto ........................................................
   10.46+    New Credit Facility ..................................................................
   21        Subsidiaries of AmeriKing ............................................................
   23.1      Consent of Mayer, Brown & Platt (included in the Opinion of Mayer, Brown & Platt, filed as Exhibit 5)
   23.2      Consent of Deloitte & Touche .........................................................
   24        Power of Attorney (included on the signature page in Part II of this Registration
               Statement)
   27        Financial Data Schedule...............................................................

- ------------
+    To be filed by amendment.

++ The schedules and exhibits to these agreements have not been filed pursuant to Item 601(b)(2) of Regulation S-K. Such schedules and exhibits will be filed supplementally upon the request of the Securities and Exchange Commission.